Exhibit 2.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. REDACTED INFORMATION IS MARKED WITH A [***]. CERTAIN SCHEDULES OR SIMILAR ATTACHMENTS HAVE BEEN OMITTED FROM THIS EXHIBIT IN ACCORDANCE WITH ITEM 601(a)(5) of REGULATION S-K.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

IONQ, INC.,

Project Cornet Acquisition Sub, Inc.,

CAPELLA SPACE CORP.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC

AS HOLDER REPRESENTATIVE

MAY 7, 2025

TABLE OF CONTENTS

i

INDEX OF ANNEXES, EXHIBITS AND SCHEDULES

Annex A	Certain Defined Terms
Schedule A	Accounting Methodology
Disclosure Schedule
Exhibit A	Form of Written Consent
Exhibit B	Form of Restrictive Covenant and Support Agreements
Exhibit C	Certificate of Incorporation
Exhibit D	Capital Expenditure Budget
Exhibit E	Escrow Agreement
Exhibit F	Form Letter of Transmittal
Exhibit G	Registration Rights Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 7, 2025 (the “Agreement Date”), by and among IonQ, Inc., a Delaware corporation (“Parent”), Project Cornet Acquisition Sub, Inc., a Delaware corporation and a direct or indirect wholly-owned Subsidiary of Parent (“Merger Sub”), Capella Space Corp., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Securityholders (the “Holder Representative”). All capitalized terms that are used but not defined in the body of this Agreement shall have the meanings ascribed thereto in Annex A.

W I T N E S S E T H:

WHEREAS, Parent desires to acquire all of the issued and outstanding shares of Company Capital Stock pursuant to the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Merger”), in accordance with the Delaware General Corporation Law (the “DGCL”) and upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Board of Directors of the Company”) has carefully considered the terms of this Agreement and has (1) determined that the terms and conditions of the transactions contemplated by this Agreement and the Related Agreements to which the Company is (or will be) a party, including the Merger (collectively, the “Transactions”) are advisable, fair to, and in the best interests of the Company and the Stockholders, (2) approved this Agreement, such Related Agreements and the Transactions, including the Merger, and (3) recommended the adoption of this Agreement and approval of the Merger by the Stockholders (clauses (1) through (3) collectively, the “Company Board Recommendation”);

WHEREAS, the board of directors of Merger Sub has carefully considered the terms of this Agreement and has unanimously (1) determined that the terms and conditions of the Transactions, including the Merger, are advisable, fair to, and in the best interests of Merger Sub and its Stockholders, and (2) approved this Agreement, the Related Agreements to which Merger Sub is (or will be) a party and the Transactions, including the Merger, and (3) recommended the adoption of this Agreement and approval of the Merger by Parent, as the sole stockholder of Merger Sub (and Parent, as sole stockholder, has executed and delivered a unanimous written consent of the sole stockholder of Merger Sub approving this Agreement and approving the Transactions, including the Merger, such approval to be effective immediately following the execution and delivery of this Agreement);

WHEREAS, as a condition and material inducement to Parent’s willingness to enter into this Agreement, the Company shall deliver to Parent a duly executed written consent in the form attached hereto as Exhibit A (collectively, the “Written Consent”) executed by each of the Approving Stockholders, which Written Consent shall be effective immediately after the execution of this Agreement and shall satisfy the Required Stockholder Vote;

WHEREAS, as a condition and material inducement to Parent’s willingness to enter into this Agreement, prior to or concurrently herewith, certain key employees of the Company (each, a “Key Employee”) are entering into new employment arrangements, by executing and delivering to Parent (i) Parent’s or its Affiliate’s form offer letter, (ii) Parent’s or such Affiliate’s form Confidential Information and Inventions Assignment Agreement, if applicable, and (iii) Parent’s or such Affiliate’s other customary employment-related agreements and documents (collectively, the “Offer Documents”);

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the regulations promulgated thereunder (the “Intended Tax Treatment”) and (ii) the parties intend, by executing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a);

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, as a material inducement to Parent to enter into this Agreement, certain Securityholders have signed Restrictive Covenant and Support Agreements in substantially the form attached hereto as Exhibit B (the “Restrictive Covenant and Support Agreements”) to be effective at and as of the Closing; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements, as more fully set forth herein, in connection with the Transactions.

NOW, THEREFORE, in consideration of the agreements, covenants and other premises of each party set forth herein, the benefits to be gained by each party as a result of the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

Article I

THE MERGER

Section 1.1 The Merger. Upon the terms of and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent.

Section 1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, by virtue of the Merger and without further act or deed, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.3 The Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may is specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4 Certificate of Incorporation; Bylaws; Directors and Officers. At the Effective Time, (a) the certificate of incorporation attached here to as Exhibit C shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation, (b) the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and the bylaws of the Surviving Corporation, (c) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified and (d) the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the bylaws of the Surviving Corporation until their successors are duly appointed and qualified.

Section 1.5 Effect on Company Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Stockholders, the following shall occur:

(a) Company Capital Stock.

(i) Each share of Company Capital Stock issued and outstanding as of immediately prior to the Effective Time (excluding any Cancelled Shares or Dissenting Shares) shall be cancelled and extinguished as of the Effective Time and converted into the right to receive, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Sections 2.1 and 2.2 of the Company’s certificate of incorporation (A) the applicable Per Share Portion of the Closing Consideration, payable as of the Closing in accordance with Section 2.3(a), plus (B) the applicable Per Share Portion of any Parent Common Stock issued in respect of any Adjustment Surplus, when, as and if and to the extent payable in accordance with Section 2.4(e)(iii), plus (C) the applicable Per Share Portion of any Adjustment Escrow Release Amount, when, as and if and to the extent payable in accordance with Section 2.4(e)(iv), plus (D) the applicable Per Share Portion of any Indemnity Escrow Shares released from the Indemnity Escrow Fund when, as and if and to the extent payable in accordance with Section 8.5, in the case of each of clauses (A) through (D), the Per Share Portion shall be as set forth in the applicable Spreadsheet (the sum of clauses (A) through (D), the “Merger Consideration”).

(ii) For the avoidance of doubt, any share of Company Capital Stock issued and outstanding as of immediately prior to the Effective Time (excluding any Cancelled Shares or Dissenting Shares) with a Per Share Portion of zero as set forth on all of the Spreadsheets delivered pursuant to this Agreement shall be cancelled and extinguished effective as of the Effective Time without any consideration being payable in respect thereof, and, from and after the Effective Time and for all purposes, the former holders of any such shares of Company Capital Stock shall have no further rights with respect thereto.

(iii) Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Parent or any of its Affiliates or its or their Representatives, or any disclosure made by or on behalf of the Company, (A) it is expressly acknowledged and agreed that Parent and its respective Affiliates and all Representatives of the foregoing shall be entitled to rely on the Spreadsheets (including, for avoidance of doubt, the calculation of the Pro Rata Portion of each Securityholder) without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith, and (B) in no event shall Parent or any of its respective Affiliates or any Representative of the foregoing have any liability to any Person for any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Spreadsheets and the allocation set forth therein (including, for avoidance of doubt, the calculation of the Pro Rata Portion of each Securityholder), or payments made by any Person (including Parent, the Company, and their respective Affiliates or Representatives, including any applicable exchange agent or paying agent) in accordance with the Spreadsheets.

(b) Cancelled Shares. Each share of Company Common Stock that is owned by the Company (as treasury stock or otherwise) or any of the Company Subsidiaries as of immediately prior to the Effective Time (the “Cancelled Shares”) shall automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(c) Effect on Merger Sub Shares. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding as of immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock of the Surviving Corporation.

(d) Company Options. No Company Options shall be assumed by Parent in the Merger. Upon the terms and subject to the conditions set forth in this Agreement, prior to the Effective Time, the Company shall take all actions that are necessary so that, as of the

Effective Time, each Company Option existing and outstanding as of immediately prior to the Effective Time shall be terminated, cancelled and extinguished without any consideration being payable in respect thereof, and from and after the Effective Time, and for all purposes, the former holders of any Company Options shall have no other right with respect thereto.

(e) Company Common Warrants. No Company Common Warrants shall be assumed by Parent in the Merger. Upon the terms and subject to the conditions set forth in this Agreement, prior to the Effective Time, the Company shall take all actions that are necessary so that, as of the Effective Time, each Company Common Warrant existing and outstanding as of immediately prior to the Effective Time (other than the WAB Warrant) shall be automatically terminated, cancelled and extinguished without any consideration being payable in respect thereof, and from and after the Effective Time, and for all purposes, the former holders of any such Company Common Warrants shall have no other right with respect thereto.

(f) Company Preferred Warrants. No Company Preferred Warrants shall be assumed by Parent in the Merger. Upon the terms and subject to the conditions set forth in this Agreement, prior to the Effective Time, the Company shall take all actions that are necessary so that, as of the Effective Time, each Company Preferred Warrant existing and outstanding as of immediately prior to the Effective Time shall be either (x) exercised or converted for shares of Company Capital Stock in accordance with its terms (with such shares being canceled and converted into the Merger Consideration in accordance with Section 1.5(a)) or (y) automatically terminated, cancelled and extinguished without any consideration being payable in respect thereof, and from and after the Effective Time, and for all purposes, the former holders of any Company Preferred Warrants shall have no other right with respect thereto.

(g) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time that are held or beneficially owned by any holder who is entitled to demand and properly and validly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) (such shares, collectively, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 1.5(a), but instead such holder shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262. At the Effective Time, all Dissenting Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262. Notwithstanding anything in this Agreement to the contrary, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 262 shall cease and such Dissenting Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section

1.5(a), without interest thereon and subject to the provisions of this Article I. The Company shall serve prompt notice to Parent of any written demands or purported demands for appraisal of any shares of Company Capital Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands.

Section 1.6 Closing.

(a) Unless this Agreement is validly terminated pursuant to Section 7.1, the Merger shall be consummated at a closing (the “Closing”) within five (5) Business Days following satisfaction or waiver (if permissible hereunder) of the conditions set forth in Section 6.1 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (if permissible hereunder) of those conditions at the Closing) via the electronic exchange of signatures, unless another time or place is mutually agreed upon in writing by Parent and the Company; provided, that Closing shall not occur until the Business Day after the twentieth (20th) day following the mailing of the Information Statement pursuant to Section 5.2 and in accordance with the DGCL; provided, further, that if such Business Day (the “Initial Closing Date”) would otherwise occur anytime during the final fifteen (15) days of the end of a fiscal quarter of Parent, then Parent may, in its discretion, delay the Closing until the first (1st) Business Day of the next succeeding fiscal quarter of Parent (such election to delay the Closing pursuant to this proviso, the “Parent Closing Election”), in which case, subject to Section 1.6(b), the Closing shall be held on such first (1st) Business Day (the “Deferred Closing Date”). The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b) If Parent exercises the Parent Closing Election:

(i) (A) The obligations of the Company to consummate the Closing are subject to the satisfaction or waiver by the Company (if permissible under applicable Law) on or prior to the Closing Date of the conditions in Section 6.1(a) and Section 6.1(c) and (B) the obligations of Parent and Merger Sub to consummate the Closing shall be subject to the satisfaction or waiver by Parent (if permissible under applicable Law) of the conditions in Section 6.1(a) and Section 6.1(b), in each case subject to Section 1.6(b)(ii). If, as a result of the preceding sentence, a party is not obligated to consummate the Closing on the date that is the Deferred Closing Date and therefore the Closing does not occur on the date that is the Deferred Closing Date, then, without limiting the provisions of such sentence, the Closing shall occur promptly when (and in any event no later than three (3) Business Days after) such sentence ceases to provide that a party is not obligated to consummate the Closing.

(ii) For the purposes of testing the satisfaction of conditions pursuant to Section 1.6(b)(i), (A) references to “the Closing Date” and “the Closing” in Section 6.1(b)(i) and Section 6.1(b)(ii) shall be deemed to be replaced with “the Initial Closing Date”, (B) the condition set forth in Section 6.1(b)(iii) shall be tested solely as of the Initial Closing Date and (C) the certificate required to be delivered pursuant to Section 6.1(b)(iv)(C) shall certify as to the satisfaction of the conditions set forth in Section 6.1(b)(i), Section 6.1(b)(ii) and Section 6.1(b)(iii), as modified by this Section 1.6(b)(ii); provided, that, notwithstanding the foregoing, if the Company commits a Willful Breach of a covenant between the Initial Closing Date and the Closing Date, the condition set forth in Section 6.1(b)(ii) shall not be deemed to be satisfied until and unless the Company has cured such Willful Breach.

Article II

MERGER CONSIDERATION

Section 2.1 Closing Consideration. The aggregate consideration payable by Parent at the Closing in respect of the Merger shall be a number of shares of Parent Common Stock equal to (a) 10,677,344, plus (b) the Closing Cash Share Amount, plus (c) the Working Capital Adjustment Share Amount, minus (d) the Closing Indebtedness Share Amount, minus (e) the number of Adjustment Escrow Shares, minus (f) the number of Indemnity Escrow Shares, minus (f) the Third Party Expenses Share Amount (together, the “Closing Consideration”).

Section 2.2 Adjustment Escrow Fund; Indemnity Escrow Fund.

(a) Adjustment Escrow Fund. As contemplated by Section 2.1, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any other Person (including any Securityholder), Parent shall retain and holdback from the shares of Parent Common Stock otherwise issuable as part of the Closing Consideration, 250,250 shares of Parent Common Stock (collectively, the “Adjustment Escrow Shares”). At or promptly following the Closing, Parent shall deposit, or cause to be deposited, with an escrow agent selected by Parent (the “Escrow Agent”) such Adjustment Escrow Shares into an account designated by the Escrow Agent (the Adjustment Escrow Shares in such account, together with any dividends and income earned thereon, as may be reduced from time to time, the “Adjustment Escrow Fund”) and, upon such deposit, Parent shall be deemed to have contributed to the Adjustment Escrow Fund, on behalf of each Securityholder, his, her, or its portion of the Adjustment Escrow Shares, as applicable. The Adjustment Escrow Fund shall be available to compensate Parent pursuant to Section 2.4(e) and shall be distributed in accordance with the terms and conditions of this Agreement (including Section 2.4(e)). All rights in the Adjustment Escrow Shares shall be vested in the Securityholders, except for the right to possess, pledge, encumber, sell, assign or transfer such Adjustment Escrow Shares or any interest therein; provided, that, until such Adjustment Escrow Shares are released to individual Securityholders hereunder, only the Holder Representative shall have the ability, on behalf of the Securityholders, to exercise such rights. The Holder Representative (on behalf of the Securityholders) shall direct the Escrow Agent in writing as to the exercise of any such voting rights (and if no direction is received, the Escrow Agent shall not vote such Adjustment Escrow Shares). Any dividends, distributions, products or proceeds on such Adjustment Escrow Shares shall be deposited with the Escrow Agent in the Adjustment Escrow Fund.

(b) Indemnity Escrow Fund. As contemplated by Section 2.1, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any other Person (including any Securityholder), Parent shall retain and holdback from the shares of Parent Common Stock otherwise issuable as part of the Closing Consideration, 1,334,668 shares of Parent Common Stock (collectively, the “Indemnity Escrow Shares”). At or promptly following the Closing, Parent shall deposit, or cause to be deposited, with the Escrow Agent such Indemnity Escrow Shares into an account designated by the Escrow Agent (the Indemnity Escrow Shares in such account, together with any dividends and income earned thereon, as may be reduced from time to time, the “Indemnity Escrow Fund”) and, upon such deposit, Parent shall be deemed to have contributed to the Indemnity Escrow Fund, on behalf of each Securityholder, his, her, or its portion of the Indemnity Escrow Shares, as applicable. The Indemnity Escrow Fund shall be available to compensate the Indemnified Parties for any claims by the Indemnified Parties for any Losses suffered or incurred by them and for which they are entitled to recovery on a several and not joint basis under this Agreement (including Article VIII) and shall be distributed in accordance with the terms and conditions of this Agreement. All rights in the Indemnity Escrow Shares shall be vested in the Securityholders, except for the right to possess, pledge, encumber, sell, assign or transfer such Indemnity Escrow Shares or any interest therein; provided, that, until such Indemnity Escrow Shares are released to individual Securityholders hereunder, only the Holder Representative shall have the ability, on behalf of the Securityholders, to exercise such rights. The Holder Representative (on behalf of the Securityholders) shall direct the Escrow Agent in writing as to the exercise of any such voting rights (and if no direction is received, the Escrow Agent shall not vote such Indemnity Escrow Shares). Any dividends, distributions, products or proceeds on such Indemnity Escrow Shares shall be deposited with the Escrow Agent in the Indemnity Escrow Fund.

Section 2.3 Payment and Exchange Procedures.

(a) Issuance of Closing Stock Consideration. At the later of the Closing and the date that is one (1) Business Day after the date upon which a Securityholder has delivered its Exchange Documents (including the Letter of Transmittal which contains a release which is a material inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement), in payment of the Estimated Closing Consideration, Parent shall initiate or cause to be initiated the issuance and delivery to each such Securityholder the aggregate number of shares of Parent Common Stock issuable to such Securityholder at the Closing pursuant to Section 1.5(a) as set forth in the Spreadsheet delivered in connection with the Closing Date.

(b) Rounding. Notwithstanding anything to the contrary in this Agreement, the aggregate amount of shares of Parent Common Stock to be issued, issuable, or distributed at any particular time to any Securityholder in accordance with this Agreement shall be rounded up or down to the nearest whole share, and no Securityholder shall receive any consideration in respect of any such rounding down contemplated by the foregoing.

Section 2.4 Closing Adjustment to Closing Consideration.

(a) Pre-Closing Statement. At least five (5) Business Days before the Closing Date, the Company shall prepare and deliver to Parent a preliminary statement (the “Preliminary Pre-Closing Statement”) setting forth the Company’s good faith calculation of the Closing Consideration (including all components thereof), accompanied by reasonably detailed back-up documentation for such calculations and prepared in accordance with the Accounting Methodology and the defined terms of this Agreement. The Company shall consider in good faith any of Parent’s reasonable comments to the Preliminary Pre-Closing Statement and the figures and calculations set forth thereon. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a final copy of the Preliminary Pre-Closing Statement, incorporating any such comments that have been agreed to by the Company (the “Pre-Closing Statement”), setting forth the Company’s good faith calculation of the Closing Consideration (the “Estimated Closing Consideration”) (including all components thereof), accompanied by reasonably detailed back-up documentation for such calculations and prepared in accordance with the Accounting Methodology and the defined terms of this Agreement.

(b) Nothing in this Section 2.4 including the fact that Parent may provide comments on or request changes to the Preliminary Pre-Closing Statement or any of the figures or calculations set forth thereon or that Parent and the Company may agree to changes to the information or amounts on the Pre-Closing Statement, shall in any way limit the right of any Person under this Section 2.4 or Article VIII. In no event shall any disagreement regarding the figures and calculations set forth on the Preliminary Pre-Closing Statement or the Pre-Closing Statement delay the Closing Date. If Parent and the Company are unable to resolve any disagreements regarding the figures and calculations set forth on the Preliminary Pre-Closing Statement or the Pre-Closing Statement prior to the Closing, the Company’s Pre-Closing Statement and the components thereof and calculations contained therein shall control for the purposes of the consideration to be paid at Closing.

(c) Post-Closing Statement. Within ninety (90) days of the Closing Date, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Holder Representative a statement (the “Post-Closing Statement”) setting forth Parent’s good faith calculation of the Closing Consideration (including all components thereof), accompanied by reasonably detailed back-up documentation for such calculations and prepared in accordance with the Accounting Methodology and the defined terms of this Agreement.

(d) Review of Post-Closing Statement.

(i) Examination. After receipt of the Post-Closing Statement, the Holder Representative (on behalf of the Securityholders) shall have sixty (60) days (the “Adjustment Review Period”) to review the Post-Closing Statement. During the Adjustment Review Period, Parent shall use reasonable best efforts to make available to the Holder Representative the books and records of the Company and the personnel of, and work papers prepared by, Parent and Parent’s accountants to the extent that they relate to the Post-Closing Statement and to such historical financial information (to the extent in Parent’s or the Company’s possession or control) relating to the Post-Closing Statement as the Holder Representative may

reasonably request for the purpose of reviewing the Post-Closing Statement and to prepare a Statement of Objections (defined below); provided, however, that such access shall be in a manner that does not interfere with the normal business operations of Parent or the Company.

(ii) Objection. On or prior to the last day of the Adjustment Review Period, the Holder Representative (on behalf of the Securityholders) may object to the Post-Closing Statement by delivering to Parent a written statement setting forth the Holder Representative’s objections in reasonable detail, the only basis of which may be errors in or disagreements with respect to the calculation of the Closing Consideration (or the components thereof), which objections must indicate each disputed item and the amount and the numerical basis and other rationale for the Holder Representative’s disagreement with such item or amount (the “Statement of Objections”). Any component of the Post-Closing Statement that is not disputed in a Statement of Objections shall be final and binding upon the parties to this Agreement and the Securityholders, and not subject to appeal. If the Holder Representative fails to deliver the Statement of Objections to Parent before the expiration of the Adjustment Review Period or delivers a statement accepting the Post-Closing Statement, the Post-Closing Statement shall be final and binding upon the parties to this Agreement and the Securityholders, and not subject to appeal. If the Holder Representative delivers the Statement of Objections before the expiration of the Adjustment Review Period, Parent and the Holder Representative shall cooperate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”). Any such disputed items that are resolved by Parent and the Holder Representative within the Resolution Period shall be set forth in a memorandum signed by both parties, which shall be final and binding upon the parties to this Agreement and the Securityholders, and not subject to appeal.

(iii) Resolution of Disputes. If the Holder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period (any amounts remaining in dispute, the “Disputed Amounts”), then either Parent or the Holder Representative may submit such Disputed Amounts to a regionally or nationally recognized accounting firm upon which Parent and the Holder Representative shall reasonably agree in writing (the “Independent Accountant”) for review and resolution, it being understood and agreed that if Parent and the Holder Representative do not agree upon the designation of an Independent Accountant within ten (10) days after written notice by either party to the other proposing the appointment of such an accounting firm, then either Parent or the Holder Representative may request the American Arbitration Association to appoint as the Independent Accountant a nationally recognized accounting firm that has not had a material relationship within the prior twenty-four (24) months with Parent, on the one hand, or the Company, on the other hand, and such appointment shall be final and binding on the parties. The Independent Accountant shall act as an expert and not an arbitrator. The Independent Accountant shall make all calculations in accordance with the Accounting Methodology and the defined terms of this Agreement, shall determine only the Disputed Amounts and shall only be permitted or authorized to determine an amount with respect to any such Disputed Amount within the range of values assigned to each such item in the Post-Closing Statement and the Statement of Objections.

(iv) Engagement and Fees of the Independent Accountant. Each of Parent and the Holder Representative shall (A) enter into a customary engagement letter with the Independent Accountant at the time such dispute is submitted to the Independent Accountant and otherwise cooperate with the Independent Accountant, which engagement letter shall provide that the Independent Accountant shall make all calculations in accordance with the Accounting Methodology and the defined terms of this Agreement even if there is a discrepancy with GAAP, and (B) have the opportunity to submit a written statement in support of their respective positions with respect to such disputed items, to provide supporting material to the Independent Accountant in defense of their respective positions with respect to such disputed items and to submit a written statement responding to the other party’s position with respect to such disputed items. For the avoidance of doubt, Parent and the Holder Representative will not be required to physically attend any proceedings, conferences or other meetings in connection with the dispute resolution procedures set forth in this Section 2.4, and neither Parent nor the Holder Representative nor any of their Representatives shall be entitled to have any ex parte proceedings, conferences or other meetings with the Independent Accountant. The Independent Accountant shall be instructed to deliver to Parent and the Holder Representative a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Independent Accountant by Parent and the Holder Representative) of the Disputed Amounts within thirty (30) days after its engagement, which determination shall be final and binding upon the parties to this Agreement and the Securityholders, and not subject to appeal. The date on which the Independent Accountant delivers its written determination to Parent and the Holder Representative, or the date on which the Post-Closing Statement becomes final and binding pursuant to Section 2.4(d)(ii), as the case may be, is referred to in this Agreement as the “Adjustment Determination Date”.

(v) Allocation of Expenses. The costs and fees related to such determination by the Independent Accountant, including the costs relating to any negotiations with the Independent Accountant with respect to the terms and conditions of such Independent Accountant’s engagement, will be paid by the Holder Representative (on behalf of the Securityholders) and Parent on an inversely proportional basis, based upon the relative portions of the Disputed Amounts that have been submitted to the Independent Accountant for resolution that ultimately are awarded in favor of the Holder Representative and Parent, as the case may be (e.g., if $100,000 is in dispute, and of that amount the Independent Accountant awards $75,000 in favor of Parent and $25,000 in favor of the Holder Representative, then Parent will be responsible for 25%, and the Holder Representative for 75%, of the costs and fees of the Independent Accountant).

(e) Post-Closing Payments.

(i) For purposes of this Agreement, “Final Closing Consideration” means the Closing Consideration and each of its components, as finally determined pursuant to this Section 2.4.

(ii) If the Final Closing Consideration is less than the Estimated Closing Consideration (the amount of such deficit, the “Adjustment Shortfall”) then (A) first, Parent and the Holder Representative shall execute and deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to Parent from the Adjustment Escrow Fund a number of Adjustment Escrow Shares equal in value to the Adjustment Shortfall (calculated in accordance with Section 2.4(e)(v)) (and the Adjustment Escrow Fund will automatically be reduced by such number of Adjustment Escrow Shares) (or, if such Adjustment Shortfall exceeds the aggregate value of the Adjustment Escrow Shares then remaining in the Adjustment Escrow Fund (calculated in accordance with Section 2.4(e)(v)), the entire remaining Adjustment Escrow Fund) and (B) second, if the Adjustment Shortfall exceeds the aggregate value of the Adjustment Escrow Shares then remaining in the Adjustment Escrow Fund (calculated in accordance with Section 2.4(e)(v)), Parent and the Holder Representative shall execute and deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to Parent a number of Indemnity Escrow Shares equal in value to the amount by which the Adjustment Shortfall exceeds the aggregate value of the Adjustment Escrow Shares released pursuant to clause (A) (calculated in accordance with Section 2.4(e)(v)) (and the Indemnity Escrow Fund will automatically be reduced by such number of Indemnity Escrow Shares).

(iii) If the Final Closing Consideration is greater than the Estimated Closing Consideration (the amount of such surplus, the “Adjustment Surplus”), then, promptly, and in any event within five (5) Business Days after the Adjustment Determination Date, Parent shall cause to be issued to the Securityholders a number of shares of Parent Common Stock equal in value to the Adjustment Surplus (calculated in accordance with Section 2.4(e)(v)), with each Securityholder that has delivered its Exchange Documents receiving, with respect to each share of Company Capital Stock that was held by such Securityholder and converted into the right to receive the Merger Consideration pursuant to Section 1.5(a), the applicable Per Share Portion of such shares as set forth on the Spreadsheet delivered in connection with the Adjustment Determination Date (and, in the event that Parent has made any dividend or other distributions in respect of the Parent Common Stock after the Closing and prior to the date of settlement of the Adjustment Surplus, each Securityholder receiving any Adjustment Surplus shall also be entitled to receive the applicable dividend or distribution that would have been paid in respect of such shares comprising the Adjustment Surplus).

(iv) Promptly, and in any event within five (5) Business Days after the Adjustment Determination Date, to the extent any number of Adjustment Escrow Shares remain in the Adjustment Escrow Fund after giving effect to the reductions thereof contemplated by Section 2.4(e)(ii) (if any) (the “Adjustment Escrow Release Amount”), Parent and Holder Representative shall execute and deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release such Adjustment Escrow Release Amount to the Securityholders, with each Securityholder that has delivered its Exchange Documents receiving, with respect to each share of Company Capital Stock that was held by such Securityholder and converted into the right to receive the Merger Consideration pursuant to Section 1.5(a), the applicable Per Share Portion of such Adjustment Escrow Release Amount as set forth on the Spreadsheet delivered in connection with the Adjustment Determination Date.

(v) For all purposes of this Section 2.4(e), shares of Parent Common Stock (including the Adjustment Escrow Shares and the Indemnity Escrow Shares) shall be valued at the Per Share Price.

(f) Tax Treatment. Any payment made under this Section 2.4, to the maximum extent permitted by applicable Law, shall be treated for all income and other applicable Tax purposes as an adjustment to the Closing Consideration.

Section 2.5 Withholding Taxes and Other Amounts. The Company, Parent, and their respective Affiliates and representatives, as applicable, and any other applicable paying agent, exchange agent, or withholding agent, shall be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under any applicable Laws; provided that Parent shall use reasonable best efforts to notify the Company (if prior to the Closing) or the Holder Representative (if following the Closing), as applicable, in writing at least five (5) Business Days prior to making any such deduction or withholding (other than in the case of (i) any withholding on payments in the nature of compensation for services, or (ii) any withholding required due to any Securityholder’s failure to provide the Exchange Documents required by Section 5.4(a) or the Company’s failure to deliver any document required by Section 6.1(b)(iv)(F). To the extent such amounts are so deducted or withheld and properly remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 2.6 Parent Common Stock.

(a) The shares of Parent Common Stock issuable pursuant to this Agreement are intended to be issued pursuant to one or more exemptions from registration under the Securities Act, including those under Regulation D of the Securities Act, and the exemption from qualification under applicable United States securities Laws. The Company shall assist Parent as reasonably requested by Parent to comply with applicable United States securities Laws relating to the Transactions.

(b) Each book-entry entitlement representing Parent Common Stock (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued or issuable to or held by the

Securityholders in accordance with the terms hereof shall bear the following legend (in addition to any other legends required by applicable Law or Parent’s organizational documents):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COMPANY COUNSEL SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

(c) Upon any shares of Parent Common Stock issued hereunder becoming eligible to be sold without restriction under Rule 144 under the Securities Act or pursuant to an effective registration statement, then, at such holder’s request, accompanied by such additional representations and other documents as Parent may reasonably request, Parent shall cause Parent’s transfer agent to remove any restrictive legend set forth on the shares held by such holder in connection with any sale of such shares pursuant to Rule 144 or such effective registration statement, as applicable (including, if required by Parent’s transfer agent, by delivering to Parent’s transfer agent a direction letter and opinion of counsel).

Section 2.7 Equitable Adjustments. If at any time during the period between the Agreement Date and the final payment of any Merger Consideration, any change in the issued and outstanding shares of Parent Common Stock (or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock) shall occur by reason of any merger, consolidation, reclassification, reorganization, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be equitably adjusted to the extent necessary to provide the same economic benefit to the Securityholders as contemplated by this Agreement prior to such merger, consolidation, reclassification, reorganization, recapitalization, stock split or combination, exchange or readjustment of shares or stock dividend thereon.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to such exceptions as are specifically disclosed in the section, subsection or subclause of the disclosure schedule supplied by the Company to Parent on the Agreement Date (the “Disclosure Schedule”) corresponding to the specifically identified section, subsection or subclause of the representations and warranties contained in this Article III (or any other section, subsection or subclause of this Article III solely if and to the extent that it is reasonably apparent on the face of such disclosure that it applies to such other section, subsection or subclause of this Article III without reference to the documents referenced therein), the Company hereby represents and warrants to Parent as follows:

Section 3.1 Organization and Good Standing.

(a) The Company is a company duly organized and validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power, authority and qualifications to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is and has been duly qualified, licensed or registered to do business and is in good standing (or the equivalent) as a foreign company in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification, license or good standing necessary to the Company’s business as currently conducted, except where the failure to be so qualified, licensed, registered or in good standing has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole. The Company has made available true and correct copies of its certificate of incorporation (the “Certificate of Incorporation”) and bylaws, each as amended as of the Agreement Date, validly adopted and approved and in full force and effect on the Agreement Date (collectively, the “Governing Documents”). The Board of Directors of the Company has not approved any amendment to any of the Governing Documents that is not yet effected. The Company is not in violation of any of the provisions of its Governing Documents.

(b) Section 3.1(b) of the Disclosure Schedule sets forth each Company Subsidiary and its jurisdiction of organization. Each of the Company Subsidiaries is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power to own, lease and operate its assets and properties and to carry on its business as currently conducted. Each of the Company Subsidiaries is duly qualified or licensed to do business as a foreign company in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to its business as currently conducted, except where the failure to be so qualified, licensed, registered or in good standing has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole. The Company owns, of record or beneficially, all of the outstanding voting securities or other equity interests in each of the Company Subsidiaries. Other than the Company Subsidiaries, the Company does not, directly or indirectly, own, of record or beneficially, any outstanding voting securities or other equity interests in, or control, any Person. The Company and the Company Subsidiaries have not agreed and are not obligated to make any future equity investment in or capital contribution to any Person.

(c) Section 3.1(c) of the Disclosure Schedule lists the directors and officers of the Company and each Company Subsidiary as of the Agreement Date.

Section 3.2 Authority and Enforceability. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Transactions, subject, in the case of the consummation of the Merger, to receipt of the Written Consent. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no further corporate or other action is required on the part of the Company to authorize this Agreement and any Related Agreements to which the Company is a party or to consummate the Transactions, subject, in the case of the consummation of the Merger, to receipt of the Written Consent. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, subject to (x) Laws of general application relating to bankruptcy, insolvency, moratorium, the relief of debtors and enforcement of creditors’ rights in general and (y) rules of law governing specific performance, injunctive relief, other equitable remedies and other general principles of equity (collectively, the “Enforceability Limitations”). Other than obtaining the affirmative vote of (i) the holders of not less than a majority of the then outstanding shares of Company Preferred Stock (voting together as a single class) and (ii) the holders of not less than a majority of the outstanding shares of Company Capital Stock (on an as-converted to Company Common Stock basis) ((i) and (ii) collectively, the “Required Stockholder Vote”), no vote of the Securityholders is required under the Governing Documents or the DGCL, in each case, in connection with the execution or delivery by the Company of this Agreement or the Related Agreements to which it is (or will be) a party, the performance of its obligations hereunder or thereunder or the consummation of the Merger and the other Transactions. The Written Consent shall constitute the Required Stockholder Vote and, when effective, shall fully satisfy any and all requirements for consents, votes or approvals by the holders of any classes or series of Company Capital Stock or any other equity interests of the Company that are necessary for the Company to execute and deliver this Agreement or the other Related Agreements to which it is (or will be) a party, to perform its obligations hereunder and thereunder and to consummate the Merger and the Transactions.

Section 3.3 Governmental Approvals and Consents. No consent, notice, waiver, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement and any Related Agreement to which the Company is a party or the consummation of the Transactions, except for (a) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any Company Subsidiary is qualified to do business, (b) consents, approvals, orders, authorizations, actions, registrations, declarations or filings in connection with Company Authorizations, which are the subject of Section 3.17, (c) in connection with or in compliance with (i) the Hart-Scott-Rodino Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (ii) any applicable requirements of Laws in foreign jurisdictions covering antitrust or merger control matters, (iii) the Regulatory Approvals and (iv) filings required after the Closing with the U.S. Department of State in order to maintain the Company’s registration and licenses under export control laws and with the U.S. Department of Defense in order to retain its security clearance and (d) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made have not been, and would not be reasonably be expected to be, material to the Company and the Company

Subsidiaries, taken as a whole, or to prevent or materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement and the other Related Agreements to which the Company or any Company Subsidiary is a party.

Section 3.4 No Conflicts. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company or any Company Subsidiary is a party, and the consummation of the Transactions, will not conflict with or result in any breach, violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under, or require any notice, consent, waiver, or approval under (any such event, a “Conflict”) (a) any provision of the Governing Documents or the organizational documents of any Company Subsidiary, (b) any Material Contract, (c) any other Contract to which the Company or any Company Subsidiaries is a party or by which any of its or their respective properties or assets (whether tangible or intangible) are bound or subject, or (d) provided that the Regulatory Approvals have been obtained, any Law or Order applicable to the Company or any Company Subsidiaries or any of its or their respective properties or assets (whether tangible or intangible), other than in the case of (b), (c) and (d), as have not been, and would not be reasonably expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.5 Company Capital Structure.

(a) The authorized capital shares of the Company consist of (i) 197,310,000 shares of Company Common Stock and (ii) 132,866,594 shares of Company Preferred Stock, of which the Company has the following authorized designed series: (A) 2,545,763 shares of Series A Preferred Stock, (B) 1,640,672 shares of Series B Preferred Stock, (C) 2,207,574 shares of Series B-1 Preferred Stock, (D) 4,667,332 shares of Series B-2 Preferred Stock, (E) 2,407,974 shares of Series B-3 Preferred Stock, (F) 25,431,156 shares of Series C Preferred Stock, (G) 17,752,316 shares of Series C-1 Preferred Stock, (H) 26,165,909 shares of Series C-2 Preferred Stock, (I) 2,985,693 shares of Series C-3 Preferred Stock, (J) 43,609,846 shares of Series C-4 Preferred Stock, (K) 1,701,918 shares of Series A’ Preferred Stock, (L) 1,288,409 shares of Series B’ Preferred Stock, (M) 86,749 shares of Series B-1’ Preferred Stock, (N) 202,739 shares of Series B-2’ Preferred Stock and (O) 172,544 shares of Series B-3’ Preferred Stock. As of the Agreement Date, there are a total of (x) 17,382,832 shares of Company Common Stock issued and outstanding and (y) shares of 117,153,144 Company Preferred Stock issued and outstanding, of which: (1) 2,545,763 shares of Series A Preferred Stock are issued and outstanding, (2) 1,640,672 shares of Series B Preferred Stock are issued and outstanding, (3) 2,207,574 shares of Series B-1 Preferred Stock are issued and outstanding, (4) 4,667,332 shares of Series B-2 Preferred Stock are issued and outstanding, (5) 2,243,078 shares of Series B-3 Preferred Stock are issued and outstanding, (6) 25,146,052 shares of Series C Preferred Stock are issued and outstanding, (7) 17,752,316 shares of Series C-1 Preferred Stock are issued and outstanding, (8) 26,165,909 shares of Series C-2 Preferred Stock are issued and outstanding, (9) 2,985,693 shares of Series C-3 Preferred Stock are issued and outstanding, (10) 28,346,396 shares of Series C-4 Preferred Stock are issued and outstanding (clauses (1) through (10) collectively referred to as the “Senior Preferred Stock”), (11) 1,701,918 shares of Series A’ Preferred Stock are issued and outstanding, (12) 1,288,409 shares of Series B’ Preferred Stock are issued and outstanding, (13) 86,749 shares of Series B-1’ Preferred Stock are issued and outstanding, (14) 202,739 shares of Series B-2’ Preferred Stock are issued and outstanding and (15) 172,544 shares of Series B-3’ Preferred Stock are issued and outstanding (clauses (11) through (15) the “Junior Preferred Stock”). As of the Agreement Date, the Company Capital Stock are held by the Persons and in the amounts set forth in Section 3.5(a) of the Disclosure Schedule which further sets forth for each such Person the number of shares held. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive rights created by statute, the Governing Documents or any Contract to which the Company is a party or by which it is bound.

(b) All outstanding Company Securities have been allotted and issued or repurchased in compliance with all applicable Laws, and were issued, transferred and repurchased in accordance with any right of first refusal or similar right or limitation. There are no declared or accrued but unpaid dividends with respect to any Company Capital Stock. Other than the Company Capital Stock set forth in Section 3.5(a) of the Disclosure Schedule, the Company has no other capital shares authorized, allotted, issued or outstanding as of the Agreement Date. No holder of Company Capital Stock that is outstanding and unexercised prior to the Closing will be entitled, upon the consummation of the Transactions, to consideration in respect of such Company Common Stock in excess of the amount determined in accordance with this Agreement.

(c) As of the Agreement Date, there are 23,865,946 shares of Company Common Stock reserved for issuance upon exercise of outstanding Company Options granted under the Company Equity Plan, and 3,619,394 shares of Company Common Stock reserved and available for grants under the Company Equity Plan. Other than the Company Equity Plan, the award agreements issued thereunder and any Employee Agreement that provides for grants relating to the foregoing, the Company and the Company Subsidiaries have never adopted, sponsored or maintained any share option plan or any other plan or Contract providing for equity-related compensation to any person (whether payable in shares, cash or otherwise). No consent from Optionholders is required to effect the cancellation of the Company Options as contemplated by Section 1.5(d).

(d) As of the Agreement Date, there are no outstanding loans or Indebtedness to or from, on the one hand, the Company or any Company Subsidiary and on the other hand, any of the Stockholders or any other holders of Company Securities. True and correct copies of all Contracts relating to or issued in connection with the Company Options have been made available and such Contracts have not been amended, modified or supplemented, and there are no agreements or understandings in effect to amend, modify or supplement such Contracts from the forms thereof made available.

(e) As of the Agreement Date, there are 10,499,318 shares of Company Capital Stock that are subject to outstanding Company Warrants. Section 3.5(e) of the Disclosure Schedule sets forth, as of the Agreement Date, a true and correct list of the following information with respect to each outstanding Company Warrant: the number (and type or series) of shares of Company Capital Stock subject to such Company Warrant; the class and/or series of such shares of Company Capital Stock subject to such Company Warrant; the date of issuance; the exercise price per share of such and the term of each Company Warrant. True and correct copies of each Company Warrant (including executed copies of all Contracts relating to each Company Warrant and the Company Capital Stock purchased under such Company Warrant) as of the Agreement Date have been provided to Parent, and such Warrant and Contracts have not, as of the Agreement Date, been amended, modified or supplemented since being provided to Parent, and, as of the Agreement Date, there are no agreements, understandings or commitments to amend, modify or supplement such Warrants or Contracts in any case from those provided to Parent. All Company Warrants granted by the Company were granted in compliance with all applicable Laws and all requirements set forth in the Governing Documents.

(f) Except for the Company Options and the Company Warrants, as of the Agreement Date, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Capital Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement for Company Capital Stock. There are no outstanding or authorized share appreciation, phantom share, profit participation, or other similar rights with respect to the Company (whether payable in shares, cash or otherwise). Except as contemplated hereby or in the Governing Documents, (i) there are no voting trusts, proxies, or other agreements or understandings with respect to the voting share of the Company to which the Company is a party, and (ii) there are no agreements relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale/“tag-along” rights or “drag-along” rights) of any Company Capital Stock to which the Company is a party.

(g) Section 3.5(g) of the Disclosure Schedule sets forth all Indebtedness of the type set forth in clauses (i) through (iv) of the definition thereof of the Company and the Company Subsidiaries as of the Agreement Date, including the amount of such Indebtedness, and the Person to whom such Indebtedness is owed. The Company has made available a true and correct copy of each Contract or other instrument evidencing such Indebtedness, in each case, as of the Agreement Date. With respect to each such item of Indebtedness, neither the Company nor any Company Subsidiary is in default and no payments are past due.

Section 3.6 Company Financial Statements; Internal Financial Controls.

(a) Section 3.6(a) of the Disclosure Schedule sets forth the Company’s (i) (A) consolidated unaudited balance sheet as of December 31, 2024 and the related statements of income, cash flow and stockholders’ equity for the twelve (12) month periods then ended and (B) audited balance sheet as of December 31, 2023 and the related statements of income, cash flow and Stockholders’ equity for the twelve (12) month periods then ended (the “Year-End Financials”) and (ii) consolidated unaudited balance sheet as of February 28, 2025 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, cash flow and stockholders’ equity for the two months then ended (the “Current Balance Sheet” and, together with the Year-End Financials, the “Financials”). The Financials have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated (except that any unaudited Financials need not contain footnotes and other presentation items that may be required by GAAP) which if presented would not materially alter the financial condition or operating results of the company. The Financials present fairly in all material respects the Company’s and the Company Subsidiaries’ financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Current Balance Sheet to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate.

(b) The Company has established and maintains, adheres to and enforces a system of internal accounting controls which are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements (including the Financials), in accordance with GAAP. As of the date of this Agreement, neither the Company nor, to the Knowledge of the Company, any Employee, auditor or accountant engaged by the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any complaint, assertion, claim or allegation regarding any of the foregoing.

(c) The Required Audited Financial Statements and the Unaudited Interim Financial Statements, when prepared and delivered to Parent in accordance with Section 5.17, will fairly present in all material respects the Company’s and the Company Subsidiaries’ financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Unaudited Interim Financial Statements to normal year-end adjustments and any other adjustments described therein permitted by GAAP.

(d) The Company has made available an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of the Balance Sheet Date. All accounts receivable of the Company represent valid obligations of customers of the Company arising from bona fide transactions.

Section 3.7 No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries have any Liability, except for those which (a) have been reflected in the Current Balance Sheet, (b) have arisen in the ordinary course of business consistent with past practices since the Balance Sheet Date, and do not result from a breach of Contract (including any representation or warranty therein), breach of warranty, violation of Law, infringement, misappropriation, or other tort, (c) are executory performance obligations arising under Contracts to which the Company or any Company Subsidiary is a party or otherwise bound and that do not result from breach of such Contract (including any representation or warranty therein), (d) are Third Party Expenses or Closing Indebtedness, unpaid Pre-Closing Taxes or included as a liability in Closing Net Working

Capital or (e) are not, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.8 No Changes. Since December 31, 2024 through the Agreement Date, (a) no Company Material Adverse Effect has occurred or arisen, (b) the Company and the Company Subsidiaries have been operated in the ordinary course of business (it being understood that the Company and the Company Subsidiaries have been operating with limited liquidity and such liquidity constraints have placed constraints on the operations of the Company and the Company Subsidiaries) and (c) neither the Company nor any of the Company Subsidiaries have taken any action that would be prohibited by Sections 5.1(b)(ii), 5.1(b)(xii), 5.1(b)(xiii) or 5.1(b)(xiv) if proposed to be taken or actually taken after the Agreement Date.

Section 3.9 Tax Matters.

(a) Tax Returns and Payments. Except as set forth in Section 3.9(a) of the Disclosure Schedule, each income and other material Tax Return filed or required to be filed by, with respect to, or on behalf of the Company or any of the Company Subsidiaries with any Governmental Entity under any applicable Law (collectively, the “Company Returns”) prior to the Closing Date has been properly completed and filed and is true, correct and complete in all material respects. All material Taxes required to be paid (or collected and paid over) under any applicable Law (whether or not shown, or required to be shown, on any Tax Returns) by the Company or any of the Company Subsidiaries have been timely paid in full (or collected and paid over, as applicable) or sufficiently provisioned for in the Required Financial Statements and no unpaid penalties, fines, surcharges or interest have been incurred except as set forth on the Financial Statements.

(b) Tax Agreements. Neither the Company nor any of the Company Subsidiaries has requested or obtained any ruling from any Governmental Entity with respect to Taxes.

(c) Accounts. Except as set forth in Section 3.9(c) of the Disclosure Schedule, the Company and the Company Subsidiaries have established, in the ordinary course of business and consistent with its past practices, adequate reserves in accordance with applicable Laws and accounting standards for the payment of all material Taxes for the period from the date of the Balance Sheet Date through and including the Closing Date. Neither the Company nor any of the Company Subsidiaries have incurred any material liability for Taxes since the Balance Sheet Date outside of the ordinary course of business.

(d) Enquiries; Claims. Except as set forth in Section 3.9(d) of the Disclosure Schedule, no Company Return has, to the Knowledge of the Company, ever been examined or audited by any Governmental Entity and no such examination or audit is currently proposed or ongoing. The Company and the Company Subsidiaries are not a party to any action or proceeding by any Governmental Entity for nonpayment of Taxes nor have they received written notice from such body of any claim for such non-payment of Taxes. Except as set forth in Section 3.9(d) of the Disclosure Schedule, neither the Company nor the Company Subsidiaries have received from any Governmental Entity any: (i) written notice indicating an intent to open a Tax audit or other review; (ii) other written request for information related to Tax matters; or (iii) written notice of a Tax deficiency or proposed Tax adjustment. Except as set forth in Section 3.9(d) of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any Company Returns has been granted by or requested from the Company or the Company Subsidiaries which extension or waiver remains outstanding (other than any automatic extension obtained in the ordinary course of business for which approval of a Governmental Entity is not required). There are no Liens for Taxes upon any of the assets of the Company or the Company Subsidiaries other than Liens for current Taxes not yet due and payable or for Taxes being contested in good faith through appropriate proceedings.

(e) No Other Jurisdictions for Filing Tax Returns. The Company and each of its Subsidiaries is, and has at all times since the date of its formation been, tax resident solely in its country of incorporation or formation. Neither the Company nor any of the Company Subsidiaries is subject to income, gross receipts or similar Tax in any country other than its country of incorporation or formation. No written claim has ever been made by a Governmental Entity in writing in a jurisdiction where the Company or any of the Company Subsidiaries do not currently file a Tax Return of a certain type or pay Taxes of a certain type that the Company or such Company Subsidiary is or may be subject to Tax of such type by that jurisdiction.

(f) Tax Incentives. The Company and the Company Subsidiaries are in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday, Tax ruling or other Tax reduction agreement or order (each, a “Tax Incentive”), and the consummation of the transactions contemplated by this Agreement will not have any material adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(g) Change in Accounting Methods; Closing Agreements; Etc. Neither the Company nor the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any: (i) change in method of accounting made, or incorrect method of accounting employed, prior to the Closing; (ii) closing or similar agreement entered into with any Tax authority executed prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; (iv) prepaid amount received on or prior to the Closing; (v) any intercompany transactions or excess loss accounts described in U.S. Treasury Regulations under Section 1502 of the Code (or any similar provision of state, territorial, provincial, local or non-U.S. tax Law) or (vi) completed contract method of accounting, long-term contract method of accounting, cash method of accounting or Section 481 of the Code (or any comparable provision of any tax Law).

(h) Secondary Liabilities, Consolidated Groups and Indemnities. Neither the Company nor any of the Company Subsidiaries has ever been a member of an affiliated, combined, consolidated or similar group for Tax purposes (other than a group with respect to which the Company is the common parent). Neither the Company nor the Company Subsidiaries are, nor have they ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, cost sharing, tax allocation agreement or similar Contract (in each case, other than any commercial Contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes). Neither the Company nor the Company Subsidiaries have any liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries) under (i) U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of any tax Law), (ii) as a transferee or successor, by Contract (other than any commercial Contract entered into in the ordinary course of business the primary purpose of which is not related to Taxes) or (iii) by operation of Law.

(i) U.S. Tax Classification. The Company and each Company Subsidiary (i) is a domestic entity and (ii) is, and has at all times been since the date of its formation, classified as a C corporation, in each case for U.S. federal income tax purposes.

(j) Spin-Off. In the three (3) years prior to the Agreement Date, neither the Company nor any of the Company Subsidiaries has ever distributed stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(k) Reportable or Listed Transactions. Neither the Company nor any of the Company Subsidiaries has engaged in a “listed” transaction, as set forth in U.S. Treasury Regulations Section 1.6011-4(b) or any similar transaction requiring disclosure in accordance with a similar provision of applicable Law.

(l) Withholding. The Company and the Company Subsidiaries have complied in all material respects with all applicable Laws relating to the collection, payment and withholding of taxes and has timely collected, withheld from and paid over to the proper Governmental Entities all amounts required to be so collected, withheld and paid under applicable Laws. The Company and the Company Subsidiaries have complied in all material respects with, and its records contain all information and documents necessary to materially comply with, all requirements of applicable Laws relating to information reporting and other similar filing requirements.

(m) U.S. Real Property Holding Corporation. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n) Intended Tax Treatment. Neither the Company nor any of the Company Subsidiaries (i) has taken or agreed to take any action not contemplated by this Agreement or (ii) is aware of any fact or circumstance, in each case, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(o) U.S. Golden Parachute Tax. There is no agreement, plan, arrangement or other Contract covering any Employee to which the Company or any Company Subsidiaries is a party that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code.

(p) Section 409A Matters.

(i) Section 3.9(p)(i) of the Disclosure Schedule lists, as of the Agreement Date, each Contract, agreement or arrangement between the Company or any ERISA Affiliate and any Employee that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code (or any state Law equivalent) and the regulations and guidance thereunder (“Section 409A”). (A) Each such nonqualified deferred compensation plan has been in documentary and operational compliance with Section 409A, such that no compensation is required by Law to be included in the gross income of any Employee as of any date on or prior to the Closing as a result of the operation of Section 409A of the Code with respect to any Company Employee Plan, (B) to the extent required by Law, the Company has properly reported and/or withheld and remitted on amounts deferred under any Company nonqualified deferred compensation plan subject to Section 409A of the Code, (C) there is no Contract to which the Company or any of its ERISA Affiliates is a party, including the provisions of this Agreement, covering any Employee of the Company, which individually or collectively requires the Company or any of its Affiliates to pay a Tax gross up payment to, or otherwise indemnify or reimburse, any Employee for Tax-related payments under Section 409A, and (D) there is no contract, agreement, plan or arrangement to which the Company is a party, including the provisions of this Agreement, which, individually or collectively, would reasonably be expected to give rise to Parent or Company Tax under Section 409A of the Code or that would reasonably be expected to give rise to an Employee Tax and/or Company reporting obligations under Section 409A of the Code.

(ii) Except as set forth in Section 3.9(p)(ii) of the Disclosure Schedule, no Company Option or other stock right of the Company (as defined in U.S. Treasury Regulation 1.409A-1(l)) (A) has an exercise price that is or has been less than the fair market value of the underlying equity as of the date such option or right was granted, (B) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, and (C) has been granted with respect to any class of stock of the Company that is not “service recipient stock” (within the meaning of applicable regulations under Section 409A).

Section 3.10 Real Property.

(a) Owned and Leased Property. Neither the Company nor any Company Subsidiaries own or has ever owned any real property or are party to any agreement to purchase or sell any real property. Section 3.10(a) of the Disclosure Schedule sets forth, as of the Agreement Date, a true and correct list of: (i) all real property currently leased, subleased or licensed by or from the Company or any Company Subsidiaries or otherwise used or occupied by the Company or any Company Subsidiaries (the “Leased Real Property”), and (ii) all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in the Leased Real Property, and all amendments, terminations, guarantees and modifications thereof, including all notices exercising any extension or expansion rights thereunder (the “Lease Agreements”). The Leased Real Property is in good operating condition and repair sufficient for its current use in all material respects, and, to the Company’s Knowledge, no material repairs or alterations are currently required for the conduct of the Company’s and the Company Subsidiaries’ current business operations. The Leased Real Property constitutes all of the real property used in connection with the business of the Company.

(b) Occupation of Leased Property. The Company or the applicable Company Subsidiary currently occupies each Leased Real Property, and has not otherwise granted to any third party the current right to occupy such Leased Real Property.

(c) Compliance with Leases. The Company and the Company Subsidiaries have neither sent nor received any notice of default or breach of any Lease Agreement that remains outstanding, and there are no material breaches of any of the Lease Agreements by the Company or the Company Subsidiaries or, to the Knowledge of the Company, any other party thereto. Neither the Company nor any of the Company Subsidiaries has in the three (3) years prior to the Agreement Date received any notice that its occupation of or operations on the Leased Real Property violate in any material respect any Law relating to such property or operations thereon. Neither the Company nor any of the Company Subsidiaries has received written notice from the applicable landlord that the Company (or the Company Subsidiary), as tenant under the applicable Lease Agreement, will be required to expend more than $500,000 to remove at the expiration of the applicable Lease Agreement those tenant improvements installed by the Company or Company Subsidiary. Neither the Company nor any Company Subsidiaries has in the three (3) years prior to the Agreement Date received any claim or notice that it has failed to perform in any material respect any of its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and, to the Company’s Knowledge, no material contingent liability has accrued with respect to such terminated real property leases. Neither the Company nor any Company Subsidiary is party to any agreement to pay, nor has the Company received any written demand or claim that the Company is required to pay, any unpaid real estate brokerage commission. The Company has not received any notice of the exercise of any termination of any Lease Agreements. The Company or its applicable Company Subsidiary (i) has provided any security deposit or letter of credit that it is required to provide by under the applicable Lease Agreement, (ii) have not received notice that the holder or beneficiary thereof has drawn upon or otherwise applied the proceeds thereof (except to the extent that such draw or proceeds have been replaced) and (iii) has not been notified that any letter of credit held by a landlord under any Lease Agreement has expired or otherwise terminated.

(d) Encumbrances. The Company’s or Company Subsidiaries’ interest in the Leased Real Property is not subject to any Liens.

(e) Environmental Laws. No Action is pending or, to the Knowledge of the Company, threatened, that alleges a material breach, violation or Liability under Environmental Laws or that relates to the presence, release or exposure to Hazardous Materials in material violation of Environmental Laws, and, to the Company’s Knowledge, there are no current facts or circumstances that are reasonably expected to give rise to material Liability of the Company or any Company Subsidiary under Environmental Law. In the past three (3) years, the Company has not manufactured, distributed, disposed of, arranged for the disposal of, transported, released, or exposed any Person to, any Hazardous Material in a manner that is reasonably expected to result in a material Liability pursuant to Environmental Law, and neither the Company nor any Company Subsidiary has caused the release of Hazardous Materials at any real property in a manner that would reasonably be expected to result in a material Liability pursuant to Environmental Law. The Company has made available to Parent all environmental reports, studies or audits in its possession or reasonable control identifying material environmental, health or safety liabilities (to the extent pertaining to Hazardous Materials) with respect to the Company or any of the Company Subsidiaries.

(f) Notices. Except as it has not been, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, neither the Company nor any of the Company Subsidiaries has received any written notice of any (i) outstanding actions, disputes, claims or demands between the Company or any of the Company Subsidiaries and any third party (including any landlord or superior landlord) in relation to any of the Leased Real Property; or (ii) outstanding enforcement notice, breach of condition notice, statutory notice or informal notice issued by a government or statutory authority relating to any of the Leased Real Property.

Section 3.11 Tangible Property. The Company and the Company Subsidiaries have good and valid title to, or, in the case of leased or licensed properties and assets, valid leasehold interests or license rights in, all properties and assets (including Inventory), real, personal and mixed, used or held for use by the Company and the Company Subsidiaries in their businesses, free and clear of any Liens, except as reflected in the Current Balance Sheet or it would not be, and would not be reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.12 Intellectual Property and Data Privacy.

(a) Disclosures.

(i) Section 3.12(a)(i) of the Disclosure Schedule sets forth, as of the Agreement Date, a true and correct list of: (A) each item of Registered IP owned or purported to be owned by the business of, the Company or any of the Company Subsidiaries (“Registered Company IP”); (B) the record owner, and if different, the legal owner and beneficial owner, of such item of Registered Company IP; (C) the jurisdiction in which such item of Registered Company IP has been registered or filed; (D) the applicable application, registration or serial number; (E) the applicable application or filing dates and issuance or registration dates; (F) the status of such item of Registered Company IP; and (G) for each domain name registration, the applicable domain name registrar, the expiration date for the registration, and name of the registrant.

(ii) Section 3.12(a)(ii) of the Disclosure Schedule sets forth, as of the Agreement Date, a true and correct list of each Inbound License, other than: (A) Contracts entered into on Standard Form IP Contracts without material modification; (B) non-exclusive licenses to generally commercially available software in unmodified, executable code form (including licenses to such software so made available on a SaaS basis) on standard, commercially reasonable terms; (C) licenses to Open Source Software; (D) Contracts where the only licenses granted are (1) ancillary licenses or grants of rights with respect to feedback or suggestions that the counterparty provides to the Company with respect to Company Product or (2) ancillary licenses or grants of rights with respect to trademark(s) of the counterparty for inclusion on the Company’s published customer lists (or the Company’s similar promotional purposes) and (E) non-disclosure agreements that do not contain express license grants, covenants not to sue, or other similar rights with respect to Intellectual Property Rights.

(iii) Section 3.12(a)(iii) of the Disclosure Schedule sets forth, as of the Agreement Date, a true and correct list of each Outbound License, other than: (A) Contracts entered into on Standard Form IP Contracts without material modification; (B) Contracts where the only rights with respect to Intellectual Property Rights granted are non-exclusive licenses to customers of the Company or any of the Company Subsidiaries to use Company Products purchased from the Company or any of the Company Subsidiaries on substantially similar terms to the applicable Standard Form IP Contracts; (C) Contracts where the only licenses granted are (1) grants of rights to feedback or suggestions that the Company or the Company Subsidiary provides to the counterparty with respect to the counterparty’s product or service, (2) ancillary licenses or grants of rights with respect to trademark(s) of the Company for inclusion on the counterparty’s published customer lists (or similar promotional purposes), or (3) non-exclusive licenses or grants of rights to suppliers of the Company or any Company Subsidiary that are incidental to the transaction contemplated in such Contract solely to enable the applicable supplier to perform its obligations under such Contract for the benefit of the Company or a Company Subsidiary; and (D) non-disclosure agreements that do not contain express license grants, covenants not to sue, or other similar rights with respect to Intellectual Property Rights.

(b) Standard Form IP Contracts. The Company has made available a true and correct copy of each Standard Form IP Contract.

(c) Ownership Free and Clear. Except as set forth in Section 3.12(c) of the Disclosure Schedule, the Company and the Company Subsidiaries solely and exclusively own all right, title and interest to and in all Company IP, free and clear of all Liens. Without limiting the generality of the foregoing:

(i) each Employee of the Company or any of the Company Subsidiaries that has been involved in the authorship, invention, creation, conception or other development of any material Company Product or material Intellectual Property Rights or material Technology for or on behalf of the Company or any Company Subsidiary has entered into an enforceable written non-disclosure and invention assignment Contract with the Company that effectively and validly assigns to the Company, to the fullest extent permitted by applicable Law, all Intellectual Property Rights and Technology authored, invented, created, conceived, or otherwise developed by such Employee in the scope of his, her or its employment or engagement with or otherwise for or on behalf of the Company (an “Invention Assignment Agreement”) to the extent not automatically owned by the Company or the relevant Company Subsidiary by operation of Law. The Company and the Company Subsidiaries have fulfilled all of their remuneration obligations concerning employee inventions and designs with respect to such Intellectual Property Rights and Technology;

(ii) except as set forth in Section 3.12(c)(ii) of the Disclosure Schedule, no funding, facilities, personnel or resources of any Governmental Entity, university, college, or other educational institution or research organization was used in any development of any Company IP or Company Products. No Governmental Entity, university, college, or other educational institution or research organization has any claim or right in or to, or other encumbrance on, any Company IP or Company Products, other than the same standard commercial rights as are granted by the Company or any of the Company Subsidiaries to commercial end users of Company Products;

(iii) the Company and the Company Subsidiaries have taken commercially reasonable steps designed to maintain the confidentiality of all proprietary information held, or purported to be held, as a trade secret by the Company or the Company Subsidiaries, including any proprietary Source Code of the Company or the Company Subsidiaries that is held as confidential information or trade secrets provided to the Company or the Company Subsidiaries by any Person under an obligation of confidentiality, and no such proprietary information has been authorized to be disclosed or, to the Knowledge of the Company, has actually been disclosed to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such proprietary information. The Company and the Company Subsidiaries have and enforce a policy requiring each Employee that has access to any confidential information of the Company or the Company Subsidiaries to execute, as applicable, the Company’s confidentiality or nondisclosure agreement in the form of a Standard Form IP Contract (copies of which have been made available to Parent), and all such Employees have executed such or substantially similar agreements;

(iv) neither the Company nor any of the Company Subsidiaries has made any written, or to the Knowledge of the Company, oral commitments, promise, submission, suggestions, statements or declarations, including any membership commitments, to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”) that require or obligate the Company or any of the Company Subsidiaries to grant or offer to any other Person any license or right to any Company IP, and no patent or patent application included in the Company IP has been identified by the Company or, to the Knowledge of the Company, any other Person as essential to any Standards Organization or any standard promulgated by any Standards Organization; and

(v) all Company Intellectual Property Rights, and, except as would not be reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole, all Company Technology will be fully transferable and alienable by the Company or any of the Company Subsidiaries at the Closing without consent of, or any payment of any kind to, any Person.

(d) Valid and Enforceable. With respect to each item of Registered Company IP, all necessary registration, maintenance and renewal fees due have been paid, and all necessary documents and certificates have been filed with the relevant Governmental Entity, as the case may be, for the purposes of registering, maintaining and renewing, as applicable, such Registered Company IP. There is no pending and, in the three (3) years prior to the Agreement Date, there has not been, any Action as to which the Company or any of the Company Subsidiaries received notice, challenging the use, ownership, validity, enforceability or registrability of any Company IP, excluding office actions received in the ordinary course of prosecution. All of the Registered Company IP is subsisting, and, to the Knowledge of the Company, not invalid or unenforceable (other than pending applications thereof), and to the Knowledge of the Company, there are no facts, circumstances, or information that would, or would reasonably be expected to, render any of the Registered Company IP invalid or unenforceable, other than as a consequence of the expiration of the statutory protection period.

(e) Effects of the Transactions; Sufficiency. All Intellectual Property Rights used in or necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted, and, to the Knowledge of the Company, as currently contemplated to be conducted, are either included in the Company Intellectual Property Rights or are used or held for use by the Company and the Company Subsidiaries pursuant to a valid license Contract or other valid and enforceable right, in each case, except as would not be reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole. Neither the execution, delivery or performance of this Agreement or any Related Agreement nor the consummation of the Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare, under any Contract to which the Company or any of the Company Subsidiaries is bound: (i) a loss of, or Lien on, any Company IP; (ii) the release, disclosure or delivery of any Source Code that is Company IP by or to any escrow agent or other Person; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP or any Intellectual Property Rights owned by, or licensed to, Parent or any of Parent’s Affiliates; (iv) payment of any royalties or other license fees with respect to Intellectual Property Rights of any other Person in excess of those payable by the Company or any of the Company Subsidiaries in the absence of this Agreement or the Transactions; or (v) any non-compete or other material restriction or limitation on the operation of the business of the Company, any of the Company Subsidiaries, Parent or any of its Affiliates, in each case, except as would not be reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(f) No Third Party Infringement of Company IP. To the Knowledge of the Company, no Person has in the three (3) years prior to the Agreement Date infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP, in a manner that has been, or would reasonably be expected to be material to the Company and the Subsidiaries, taken as a whole. In the three (3) years prior to the Agreement Date, neither the Company, nor any Company Subsidiaries nor any of their Representatives has sent or received any notices or other communications relating to any actual, alleged or suspected infringement, misappropriation or violation of any Company IP. In the three (3) years prior to the Agreement Date, neither the Company nor any of the Company Subsidiaries have brought any Actions against any Person with respect to any Company IP.

(g) No Infringement of Third Party IP Rights.

(i) The operation of the business of the Company and the Company Subsidiaries (including the design, development, use, import, branding, advertising, promotion, marketing, manufacture, distribution, hosting, provision, delivery, sale and licensing of any Company Product or Company IP, as previously conducted and currently conducted has not in the three (3) years prior to the Agreement Date infringed, misappropriated, or otherwise violated, and does not infringe, misappropriate or otherwise violate any Intellectual Property Right of any other Person, in each case, except as would not be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(ii) Neither the Company nor any of the Company Subsidiaries have in the three (3) years prior to the Agreement Date received any notice from any Person (A) alleging any infringement, misappropriation, misuse, dilution, violation, or unauthorized use or disclosure of any Intellectual Property Rights or Technology or unfair competition or (B) inviting the Company or any of the Company Subsidiaries to take a license under any Intellectual Property Rights or consider the applicability of any Intellectual Property Rights to any Company IP, Company Products or the conduct of the business of the Company and the Company Subsidiaries.

(h) Compliance with Warranties. All Company Products currently offered for sale, license, lease or distribution by the Company or any of the Company Subsidiaries and all services currently provided by or through the Company or any of the Company Subsidiaries: (i) conform in all material respects to applicable contractual commitments, express and implied warranties, service level commitments, product specifications and product documentation and to any representations made by the Company and the Company Subsidiaries; and (ii) to the Knowledge of the Company, are free from material defects in design, specifications, processing, manufacture, material or workmanship, and suitable for the purpose for which they were sold.

(i) Contaminants; Vulnerabilities; Spyware or Malware. To the Knowledge of the Company, none of the Company Products or IT Systems contains any Contaminants that would reasonably be expected to adversely affect their availability, performance, security, or integrity in any material respect. The Company and the Company Subsidiaries use commercially reasonable measures designed to prevent the introduction of Contaminants into the Company Products or IT Systems. None of the Company Products or IT Systems performs the following functions, without the knowledge (which for purposes of this Section 3.12(i) shall be deemed to include actions necessary for the operation and protection of the Company Product in accordance with its public documentation or other documentation made available to the applicable owner or user of an affected system, network or device) and, to the extent required by applicable Law, consent of the owner or user of an affected system, network, or device: (i) collects data stored on or transmitted by the system, network, or device; (ii) interferes with the owner’s or an authorized user’s control of the system, network, or device; (iii) changes or interferes with settings or preferences of, or commands installed or stored on, the system, network, or device without the knowledge of the owner or an authorized user of the system, network, or device; (iv) changes or interferes with data that is stored on or transmitted by the system, network, or device in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the system, network, or device; (v) causes the system or device to communicate with a third-party system or device without the authorization of the owner or an authorized user of the system or device; or (vi) installs a computer program or code that may be activated without the knowledge of the owner or an authorized user of the system, network, or device.

(j) Use of Open Source Software.

(i) Except as would not be reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole, no Open Source Software is or has been embedded in, linked to, combined with any Company Product or any proprietary Software of the Company, in each case, in a manner that (A) subjects any Company IP to any Copyleft License, (B) creates obligations (other than the requirements pertaining to attribution and copyright notices conditions contained in the licenses governing the Open Source Software) for the Company or any of the Company Subsidiaries with respect to Company IP or grants to any Person any rights or immunities under Company IP or (C) otherwise imposes any limitation, restriction or condition on the right or ability of the Company or any of the Company Subsidiaries to use or distribute any Company Products or Company IP (other than the requirements pertaining to attribution and copyright notices conditions contained in the licenses governing the Open Source Software).

(ii) The Company and the Company Subsidiaries have complied with all of the terms and conditions of each applicable license for Open Source Software, including all requirements pertaining to attribution and copyright notices, in each case, except as would not be reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(iii) Source Code. Except as set forth in Section 3.12(j)(iii) of the Disclosure Schedule, (A) no material Source Code for any Company Product has been delivered, licensed or made available, including under any license for Open Source Software, (B) neither the Company nor any of the Company Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the Source Code for any Company IP and (C) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any material Source Code for any Company Product, in each case (A) through (C) to any escrow agent or other Person (other than to any Employee bound by written confidentiality obligations to the Company to use for the sole benefit of the Company and the Company Subsidiaries).

(k) Sufficiency of IT Systems. The IT Systems operate and perform in all material respects as is necessary for the operation of the business of the Company and the Company Subsidiaries as currently conducted and as currently contemplated to be conducted. To the Knowledge of the Company, (i) there has been no material failure of IT Systems in the past three (3) years which has not been fully resolved and (ii) no Person has gained unauthorized access to the IT Systems. The material IT Systems will be owned, licensed to, or available for us by the Company and the Company Subsidiaries as of immediately following the Closing on terms and conditions identical to those under which the Company and the Company Subsidiaries owned, licensed or used the IT Systems immediately prior to the Closing and as of the date hereof without the payment of any additional amounts or consideration, in each case, except as would not be reasonably expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(l) Artificial Intelligence. The Company and the Company Subsidiaries do not use in their business or incorporate into the Company Products in any way Technology in the deep learning, machine learning or other artificial intelligence fields, including any Software or systems that consist of neural networks, or statistical learning algorithms (like linear and logistic regression, support vector machines, random forests, k-means clustering, and large language models).

(m) Policies. All Privacy and Data Processing Policies currently in effect have been made available. No Privacy and Data Processing Policy is in material violation of any Privacy and Data Processing Requirement.

(n) Compliance. The Company and the Company Subsidiaries, and to the Knowledge of the Company, all third parties performing services for the Company or any of the Company Subsidiaries (in the case of such third parties, to the extent relating to the Company or any of the Company Subsidiaries), comply, and have at all times complied, with all Privacy and Data Processing Requirements in all material respects. The Company Products, and use of the Company Products for their intended purposes, complies, and at all times has complied in all material respects, with all Privacy and Data Processing Requirements.

(o) No Unsatisfied Requests. As of the Agreement Date, there are no unsatisfied requests to the Company or any of the Company Subsidiaries seeking to exercise any right under any Privacy and Data Processing Requirement.

(p) No Action. As of the Agreement Date, there is no, and has been no, written inquiry or Action from any Governmental Entity or any Person against or to the Company or any of the Company Subsidiaries relating to (i) the Processing of Company Data, privacy, data protection, or security, (ii) the confidentiality, availability, or integrity of any information technology or data processing network, equipment, facility, service, or system owned, controlled, or used by or for the Company or any of the Company Subsidiaries (“Systems”), Company Product, or Company Data, or (iii) any alleged material violation of any Privacy and Data Processing Requirement. Neither the Company nor any of the Company Subsidiaries has entered into or is subject to any Order or settlement relating to the Processing of Company Data, or compliance with Privacy and Data Processing Requirement.

(q) Security. The Company and the Company Subsidiaries have implemented, maintained, and monitored plans, policies, and measures consistent with industry standards for companies with similar types of Systems and Company Products, and that process similar types of Company Data, in the Company’s industry to preserve and protect the confidentiality, availability, security, and integrity of all Systems, Company Products, and, as relevant, Company Data. The Company and the Company Subsidiaries have implemented and maintained industry standard disaster recovery and business continuity plans, procedures, and facilities for the Systems and Company Products. To the Knowledge of the Company, the Systems do not contain any material faults, viruses or hardware components designed to permit unauthorized access to or to disable or otherwise harm the Systems. The Company and the Company Subsidiaries have remediated all material security risks, threats, issues, deficiencies, and vulnerabilities affecting any System, Company Product, or Company Data identified by or to the Company or any of the Company Subsidiaries.

(r) No Security Incidents. Except as set forth in Section 3.12(r) of the Disclosure Schedule, there is no, and has been no, material (i) security incident, breach, or ransomware, hacking, intrusion, or similar event affecting any System, Company Product, or Company Data, nor (ii) accidental, unlawful, or unauthorized access to, or Processing of, Company Data (each, in the case of (i) and (ii), a “Security Incident”). Neither the Company nor any of the Company Subsidiaries has notified, nor has been required to notify, any Governmental Entity or other Person of any Security Incident.

Section 3.13 Material Contracts.

(a) Section 3.13(a) of the Disclosure Schedule identifies, as of the Agreement Date, in each subpart that corresponds to the subsection listed below, any Contract (excluding any Company Employee Plan), (x) to which the Company or any of the Company Subsidiaries is a party, (y) by which the Company or any of the Company Subsidiaries or any of its or their assets are legally bound or subject or (z) under which the Company or any of the Company Subsidiaries has any right or interest:

(i) that is a distributor, reseller, VAR (value added reseller), OEM (original equipment manufacturer), sales representative or similar Contract under which any third party is authorized to sell, license, sublicense, lease, distribute, market or take orders for any Company Products, in each case, with associated revenue to the Company in 2024 exceeding $100,000;

(ii) pursuant to which the Company or any of the Company Subsidiaries has granted, or is required to grant, a right of first refusal, right of first negotiation, or other similar term to or for the benefit of another Person;

(iii) relating to the development of any Technology (A) independently or jointly, by the Company or a Company Subsidiary for any other Person, or (B) for the Company or a Company Subsidiary, in each case, by any other Person, other than Contracts with Employees entered into on a Standard Form IP Contract without material deviations;

(iv) that contains most favored customer pricing or similar provisions or restricts the Company or any of the Company Subsidiaries from (1) participating or competing in any line of business, market or geographic area; (2) acquiring any product, property or other asset (tangible or intangible), or any services, from any other Person (including any “take or pay,” “sole source” or “requirements” obligations, any minimum order obligations, minimum order quantities, and similar minimum purchase obligations); (3) selling any product or other asset to, performing any services for any other Person or transacting any business or deal in any other manner with any other Person; or (4) developing or distributing any product or technology;

(v) set forth or required to be set forth in Section 3.12(a)(ii) and Section 3.12(a)(iii) of the Disclosure Schedule;

(vi) that is with any Top Customer;

(vii) that is with any Top Supplier;

(viii) providing for or constituting capital expenditures and requiring future payments to or from the Company or any of the Company Subsidiaries in excess of $150,000;

(ix) providing for, relating to or constituting the settlement of any Action and pursuant to which the Company or any of the Company Subsidiaries has material continuing obligations;

(x) providing for, relating to or constituting (A) the disposition or acquisition of material assets or any material interest in any Person or business enterprise or (B) the acquisition, issuance or transfer of any securities, in each case (x) pursuant to which the Company or any of the Company Subsidiaries has material continuing obligations and (y) excluding contracts with customers in the ordinary course of business;

(xi) providing for, relating to or constituting any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness of the type set forth in clause (i) through (iv) of the definition thereof;

(xii) creating, providing for, relating to or constituting any partnership, joint venture or strategic alliance or any sharing of revenues, profits, losses, costs or liabilities; or

(xiii) that contemplates or provides for, relates to or constitutes: (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate; or (B) the performance of services having a value in excess of $100,000 in the aggregate.

(b) Each Contract (x) set forth in Section 3.13(a) of the Disclosure Schedule or (y) required to be set forth in Section 3.13(a) of the Disclosure Schedule (or that would have been required to be set forth in the Disclosure Schedule had such Contract been entered into prior to the Agreement Date) is referred to herein as a “Material Contract.” The Company has made available true and correct copies of all written Material Contracts in existence as of the Agreement Date, including all amendments thereto through the Agreement Date; provided that the Company may redact the contents of such Material Contracts in good faith in order for the Company to comply with applicable Law. Each Material Contract is valid and in full force and effect and is enforceable by the Company or the Company Subsidiaries in accordance with its terms, except as would not be, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, and subject to the Enforceability Limitations. Except as set forth in Section 3.13(b) of the Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has materially violated or breached, or committed any default under, any Material Contract, and, to the Knowledge of the Company, no other Person has materially violated or breached, or committed any default under, any such Contract. Except as would not be, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to: (i) result in a material violation or breach of any of the provisions of any Material Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; or (iii) give any Person the right to accelerate the maturity or performance of any Material Contract. As of the Agreement Date, neither the Company nor any of the Company Subsidiaries has received any written or, to the Knowledge of the Company, oral, notice regarding any actual violation or breach of, or default under, any Material Contract. As of the Agreement Date, neither the Company nor any of the Company Subsidiaries has waived any of their material rights under any Material Contract. As of the Agreement Date, no Person has threatened in writing to terminate or refuse to perform its material obligations under any Material Contract.

Section 3.14 Customers and Suppliers.

(a) Section 3.14(a) of the Disclosure Schedule contains a true and correct list, as of the Agreement Date, of the top ten (10) customers, distributors, resellers, or licensees of Company Products, sorted by and listing revenues generated in connection with such Persons for calendar year 2024 (each such Person, a “Top Customer”). As of the Agreement Date, neither the Company nor any of the Company Subsidiaries has received written or, to the Knowledge of the Company, oral, notice, nor does the Company have Knowledge, that any Top Customer (i) intends to or in fact did cancel, terminate, or otherwise materially and adversely modify its relationship with the Company or any of the Company Subsidiaries (whether related to payment, price or otherwise), or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to purchase or pay for Company Products from the Company or the Company Subsidiaries in quantities and manner consistent with past practice.

(b) Section 3.14(b) of the Disclosure Schedule contains a true and correct list, as of the Agreement Date, of the top ten (10) suppliers or vendors of the Company and the Company Subsidiaries, whether of products, services, Intellectual Property Rights or Technology or otherwise, sorted by and listing dollar volume of sales and purchases, respectively, for calendar year 2024 (each such Person, a “Top Supplier”). As of the Agreement Date, neither the Company nor any of the Company Subsidiaries has received written or, to the Knowledge of the Company, oral, notice, nor does the Company have Knowledge, that any Top Supplier (i) intends to or in fact did cancel, terminate or otherwise materially and adversely modify its relationship with the Company or any of the Company Subsidiaries (whether related to payment, price or otherwise), or (ii) is threatened with bankruptcy or insolvency or is, or is reasonably likely to become, otherwise unable to supply or support products or services to or for the Company or the Company Subsidiaries in quantities and manner consistent with past practice.

Section 3.15 Employee Benefit Plans.

(a) Company Employee Plans. Section 3.15(a) of the Disclosure Schedule contains a true and correct list, as of the Agreement Date, of each material Company Employee Plan.

(b) Documents. The Company has made available true and correct copies of all documents embodying each material Company Employee Plan and any insurance policies held under each such Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents and all related management and/or monitoring and/or information documents and/or records required by applicable Laws. To the Knowledge of the Company, no promises or commitments have been made to amend any Company Employee Plan or Employee Agreement to provide increased or improved benefits thereunder or accelerate vesting or funding thereunder.

(c) U.S. Company Employee Plan Documents. In the case of each material Company Employee Plan, the Company has made available, if applicable, (i) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (ii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iii) the most recent summary plan description together with the summary(ies) of all modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (iv) all written Contracts relating to each such Company Employee Plan, including administrative service agreements and group insurance contracts, (v) all correspondence to or from any Governmental Entity relating to any Company Employee Plan received within the prior three (3) years and (vi) the most recent IRS determination, opinion, notification or advisory letters issued with respect to each Company Employee Plan.

(d) Company Employee Plan Compliance. Except as set forth in Section 3.15(d) of the Disclosure Schedule, the Company and the Company Subsidiaries have, in all material respects, performed all obligations required to be performed by them under any Company Employee Plan, and each Company Employee Plan has been established and maintained, in all material respects, in accordance with its terms and in compliance with all applicable Laws. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of the Company Subsidiaries (other than de minimis termination fees, ordinary administration expenses or with respect to benefits that were previously earned, vested or accrued under Company Employee Plans prior to the Effective Time or any employment, severance or similar agreement where termination would trigger payments). Neither the Company nor any ERISA Affiliate has made any binding plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by applicable Laws or to conform any such Company Employee Plan to the requirements of any Law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan. No Company Employee Plan has unfunded liabilities, that as of the Closing, will not be substantially offset by insurance or fully accrued. No material suit, administrative proceeding, action, audit, investigation, litigation, or claim is pending or reasonably anticipated, or to the Knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan or against the assets of any Company Employee Plan, including any audit or inquiry by any Governmental Entity. Each Company Employee Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that the Company Employee Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code (or such Company Employee Plan is a prototype plan that is entitled to rely on an opinion letter issued by the IRS to the prototype plan sponsor regarding qualification of the form of the prototype plan) and, to the Knowledge of the Company, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification.

(e) No Pension Plan; Self-Insured Plans. Neither the Company nor any ERISA Affiliate has maintained, established, sponsored, participated in, or contributed to, in the past six (6) years, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of the Company Subsidiaries has maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to Employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(f) Multiemployer and Multiple-Employer Plan, Funded Welfare Plans and MEWAs. In the past six (6) years, neither the Company nor any ERISA Affiliate has contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). None of the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code, a “funded welfare plan” within the meaning of Section 419 of the Code, or a Multiple Employer Welfare Arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA).

(g) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, post-termination or retiree or post-employment life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by Laws.

(h) Effect of Transaction. Neither the execution and delivery of this Agreement nor the consummation of the Transactions (alone or in connection with additional or subsequent events) or any termination of employment or service in connection therewith will (i) result in any payment or benefit (including severance, golden parachute, bonus, accelerated vesting, distribution, increase in benefits or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness to any Employee, (iii) increase any benefits otherwise payable by the Company or any of the Company Subsidiaries to any Employee, or (iv) result in the acceleration of the time of payment or vesting of any such benefits applicable to any Employee, in each case pursuant to any Company Employee Plan.

Section 3.16 Employment Matters.

(a) Compliance with Employment Laws. Except as set forth in Section 3.16(a) of the Disclosure Schedule, the Company and the Company Subsidiaries are and, in the past three (3) years, have been in compliance in all material respects with all Laws respecting employment, worker classification, Tax withholding and reporting, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work. Each of the Company and each Company Subsidiary has met all material requirements under Laws relating to the employment of non-U.S. citizens and residents, including all requirements of Form I-9.

(b) Labor. Except as set forth in Section 3.16(b) of the Disclosure Schedule, no strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage or labor strike against the Company or any Company Subsidiaries is pending or to the Knowledge of the Company, threatened. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. Neither the Company nor any Company Subsidiaries is presently, nor has it been a party to, or bound by, any collective bargaining agreement, works council, union or similar Contract with respect to Employees and no such agreement is being negotiated by the Company or any Company Subsidiaries. Neither the Company nor any Company Subsidiaries has received an application for recognition nor entered into any union membership, security of employment, redundancy, recognition, or other collective agreement with a trade union, works counsel, staff association, or other organization or body of employees.

(c) No Interference or Conflict. To the Knowledge of the Company, no Employee is in violation of, or has been alleged to be in violation of, any material term of any employment contract, non-disclosure, non-competition, non-solicitation or confidentiality agreement with the Company, any Company Subsidiaries or any third party as a result of such person’s employment with the Company or any Company Subsidiaries and activities associated therewith.

(d) No Action. There is no Action pending or, to the Knowledge of the Company, threatened between the Company or any Company Subsidiaries and any Employees relating to applicable labor or employment Laws, including, but not limited to any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability or any other category protected by applicable Law or any claims related to wages and hours, labor relations, breach of contract or wrongful termination.

(e) WARN Obligations. The Company has not incurred any Liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state, local or foreign Law (the “WARN Act”) that remains unsatisfied. Within the last three months, there has not been any plant closing or mass layoff, or term of similar import under any applicable similar Law.

(f) Service Provider Lists. Section 3.16(f)(i) of the Disclosure Schedule sets forth a true and correct list of all Employees as of the Agreement Date, indicating each such Employee’s: (i) name or identification number; (ii) title or position; (iii) full time, part time or temporary status; (iv) hire date; (v) service date used for crediting length of service for purposes of the Company Employee Plans; (vi) work location; (vii) classification as exempt or non-exempt; (viii) hourly rate of pay or base annual salary; (ix) commission, incentive or discretionary bonus amounts for the prior fiscal year and the current year’s target opportunities; and (x) status if on leave and when eligible to return to work under the Company’s policies, specifying the type of leave (such as, family and medical leave, medical leave, military leave or short-term disability or pregnancy leave, approved or unapproved) and the anticipated return date from such leave. Section 3.16(f)(ii) of the Disclosure Schedule sets forth a true and correct list of all individual consultants and individual independent contractors who provide services to the Company or any Company Subsidiary as of the Agreement Date, including each individual’s (A) name and job title, (B) work location, (C) current compensation and (D) start date.

Section 3.17 Governmental Authorizations. Each consent, license, permit, grant or other authorization which is required for the operation of the Company’s or any Company Subsidiaries’ businesses as currently conducted (collectively, “Company Authorizations”) has been issued or granted to the Company or its applicable Company Subsidiaries. Except as would not be, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole, the Company

Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and the Company Subsidiaries to operate or conduct their business as currently conducted or hold any interest in its properties or assets. The Company and the Company Subsidiaries in the past four (4) years have been and are in compliance with the terms and conditions of the Company Authorizations in all material respects. To the Knowledge of the Company, excluding rulemakings of general applicability, there has been no order, decision, or proposed decision of any Governmental Entity adopted since the effective date of the first Company Authorization that, individually or in combination with other orders, would have or has had a material adverse effect on the Company. To the Knowledge of the Company, there is no pending investigation by a relevant Governmental Entity or other enforcement proceeding concerning the Company Authorizations or the Company’s operations pursuant to the Company Authorizations, except as set forth in Section 3.22(a) of the Disclosure Schedule. The Company has timely paid all fees and assessments relating to the Company Authorizations due on or before the date of this Agreement, and is not subject to any bar under the rules or policies of any regulator that would prevent processing of applications required pursuant to Section 3.3.

Section 3.18 Litigation. There is no Action of any nature pending or, to the Knowledge of the Company, threatened in writing or otherwise, against the Company or any Company Subsidiaries, in each case which would not be, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole. No Governmental Entity has, during the three (3) years prior to the Agreement Date, challenged the legal right of the Company or any Company Subsidiaries to conduct their operations as presently or previously conducted.

Section 3.19 Insurance. Section 3.19 of the Disclosure Schedule lists, as of the Agreement Date, all insurance policies covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and any Company Subsidiary, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies (such policies, collectively, “Insurance Policies”), each of which is in full force and effect. There is no material claim by the Company or any Company Subsidiaries pending under any of such Insurance Policies. All premiums due and payable under all Insurance Policies have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company and the Company Subsidiaries are otherwise in material compliance with the terms of such Insurance Policies. None of the Company or the Company Subsidiaries has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

Section 3.20 Compliance with Laws. The Company and the Company Subsidiaries are and in the past four (4) years have been in material compliance with applicable Law. The Company and the Company Subsidiaries have not, during the four (4) years prior to the Agreement Date, received any written, or to the Knowledge of the Company, other, notices of suspected, potential or actual material violation with respect to, any applicable Law.

Section 3.21 Anti-Corruption Laws. The Company and the Company Subsidiaries and its and their respective officers, directors and employees and, to the Knowledge of the Company, agents or other Persons acting on behalf of the Company or any of the Company Subsidiaries have in the past three (3) years been, and are currently, in compliance in all material respects with all applicable Anti-Corruption Laws. The Company and the Company Subsidiaries and its and their respective officers, directors and employees and, to the Knowledge of the Company, agents or other Persons acting on behalf of the Company or any of the Company Subsidiaries have not in the past three (3) years, directly or indirectly, used any funds for unlawful contributions, gifts, services of value, entertainment or other unlawful expenses; made, offered, authorized, or promised to make any unlawful payment or provided, offered, authorized, or promised to provide anything of value to any Person including any Governmental Official, or made, or promised to make any contribution, bribe, rebate, gift, payoff, influence payment, kickback or other similar unlawful payment or other advantage, or taken any action which would cause them to be in material violation of any Anti-Corruption Laws. The Company and the Company Subsidiaries and its and their respective officers, directors and employees and, to the Knowledge of the Company, agents or other Persons acting on behalf of the Company or any of the Company Subsidiaries have not in the past three (3) years, directly or indirectly, requested or agreed to receive or accepted any unlawful contributions, gifts, services of value, advantage, entertainment or other unlawful expenses, contribution, bribe, rebate, gift, payoff, influence payment, kickback or other similar unlawful payment, or similar incentive which would cause them to be in material violation of any Anti-Corruption Laws. None of the Company and the Company Subsidiaries and its and their respective officers, directors and employees and, to the Knowledge of the Company, agents or other Persons acting on behalf of the Company or any of the Company Subsidiaries have, in the past three (3) years, offered, made, promised to make, or authorized the making of any gift or payment of money or anything of value either directly or indirectly to any Person, or to Governmental Official, or to any Person acting in an official capacity for or on behalf of any such Governmental Entity, for purposes of (i) illegally influencing any act or decision of any Person, or such Governmental Official in his or her official capacity, or (ii) illegally inducing any Person or such Governmental Official to do or omit to do any act in violation of the lawful duty of such Person or Governmental Official, (iii) illegally securing an improper advantage or (iv) illegally inducing such Person or Governmental Official to use his or her influence improperly including with a Governmental Entity to affect or influence any act or decision, including of any such Governmental Entity, in order to obtain, retain or direct or assist in obtaining, retaining or directing business to any Person. No officer, director, employee or, to the Knowledge of the Company, holder of any financial interest in the Company is currently a Governmental Official. None of the Company and the Company Subsidiaries and its and their respective officers, directors and employees and, to the Knowledge of the Company, agents or other Persons acting on behalf of the Company or any of the Company Subsidiaries have, in the past three (3) years, employed or retained as a consultant or advisor in connection with the business of the Company or the Company Subsidiaries, any Governmental Official. There are no pending or, to the Company’s Knowledge, threatened claims, charges, investigations, violations, settlements, civil or criminal enforcement actions, lawsuits, or other court actions against the Company or its Affiliates with respect to any Anti-Corruption Laws. To the Knowledge of the

Company, there are no actions, conditions or circumstances pertaining to the Company’s or the Company Subsidiaries’ activities that would reasonably be expected to give rise to any future claims, charges, investigations, violations, settlements, civil or criminal actions, lawsuits, or other court actions under any Anti-Corruption Law. The Company and its Affiliates have established and maintain compliance programs and reasonable internal controls and procedures that are designed to ensure the Company and the Company Subsidiaries (including any of their officers, directors, employees, agents or other Person associated with or acting on their behalf) do not violate the Anti-Corruption Laws.

Section 3.22 Export Control and Economic Sanctions Laws. Except as set forth in in Section 3.22(a) of the Disclosure Schedule, the Company and the Company Subsidiaries have in the past four (4) years conducted their international business transactions in accordance in all respects with all applicable provisions of export control and economic sanctions Laws, including the U.S. Export Control Reform Act and implementing Export Administration Regulations, the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, the trade and economic sanctions regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Controls, export and sanctions Laws of the United Kingdom, and European Union, and similar laws and regulations or other jurisdictions in which the Company does business (collectively, “International Trade Laws”). The Company and the Company Subsidiaries do not engage and have not engaged in the past four (4) years in business activities, directly or indirectly, with persons in Belarus, Cuba, Iran, Russia, Syria, North Korea or the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Kherson, Zaporizhzhia, or the Crimea Region of Ukraine in violation of International Trade Laws. The Company and the Company Subsidiaries do not and have not in the past five (5) years engaged in business with persons covered by any list of sanctioned or restricted persons pursuant to International Trade Laws and issued by a U.S., U.K., or EU governmental agency or the United Nations, in each case in violation of International Trade Laws. There are no pending or, to the Knowledge of the Company, threatened Actions against the Company or any Company Subsidiary with respect to International Trade Laws, and, to the Knowledge of the Company, there are no actions, conditions, or circumstances pertaining to export and related transactions by the Company or the Company Subsidiaries that would reasonably be expected to give rise to any future inquiries, investigations, enforcement actions, voluntary disclosures, or other claims under International Trade Laws. Section 3.22(b) of the Disclosure Schedule sets forth the true, complete, and accurate export classifications applicable to the Company’s satellites and other key products and technology that the Company has exported.

Section 3.23 Outbound Investments. The Company (a) either is not (i) a “person of a country of concern” (as defined at 31 C.F.R. Part 850, the “Outbound Investment Rules”); or (ii) engaged in any “covered activities” (as defined in the Outbound Investment Rules); and also (b) is not a person that directly or indirectly holds a board seat on, a voting or equity interest in, or any contractual power to direct or cause the direction of the management of policies of any “covered foreign person” (as defined in the Outbound Investment Rules).

Section 3.24 Interested Party Transactions. No officer, director or, to the Knowledge of the Company, any shareholder of the Company (nor, to the Knowledge of the Company, any immediate family member of any of such Persons) (each, an “Interested Party”), is a party to any Contract to which the Company or any Company Subsidiaries is also a party. All Contracts and transactions between an Interested Party, on the one hand, and the Company or any Company Subsidiaries, on the other hand, are on an arms’-length basis on terms no less favorable in any material respect to the Company and the Company Subsidiaries than would be available from a non-Interested Party.

Section 3.25 Third Party Expenses. Neither the Company nor any Company Subsidiaries has incurred, nor will any of them incur or be responsible for, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or the Transactions that will not be reflected as Third Party Expenses.

Section 3.26 Bank Accounts; Powers of Attorney. Section 3.26 of the Disclosure Schedule sets forth a true and correct list, as of the Agreement Date, showing: (a) all banks in which the Company or any Company Subsidiaries maintains a bank account or safe deposit box, together with, as to each such bank account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all Persons having access thereto; and (b) the names of all Persons holding powers of attorney from the Company or any Company Subsidiaries, true and correct copies of which have been made available to Parent.

Section 3.27 U.S. Security Clearances. The Company possesses all facility security clearances, and their respective employees possess all personnel security clearances, necessary to conduct its business as presently conducted and required to perform each Active Government Contract. Within the past six (6) years, the Company has complied in all material respects with all applicable national security obligations, including those specified in the National Industrial Security Program Operating Manual, 32 C.F.R. Part 117, as amended (“NISPOM”). To the Knowledge of the Company, there is no proposed or threatened termination or revocation of any facility security clearance or personnel security clearance.

Section 3.28 Government Contracts.

(a) Section 3.28(a) of the Disclosure Schedule contains a true and correct list as of the Agreement Date of (i) each Government Contract that provides for the payment or delivery of cash or other consideration in an amount or having a value in excess of $20,000, for which the period of performance has not expired or been terminated, final payment has not been received, or which remains open to final audit (each an “Active Government Contract”), and (ii) each Government Bid that remains outstanding (each an “Active Government Bid”). The Company has made available to Parent true and correct copies of each Active Government Contract and each Active Government Bid to the extent disclosure is not prohibited by applicable Law. To the Company’s Knowledge, each Active

Government Contract was legally awarded and is currently in full force and effect and binding on the parties thereto.

(b) As of the Agreement Date, (i) to the Company’s Knowledge, no Government Contract or Government Bid is currently the subject of, or is reasonably likely to become the subject of, any dispute, litigation, or bid or award protest proceedings; and (ii) no counterparty to any Active Government Contract has provided written or, to the Knowledge of the Company, oral, notice that it intends to make a material modification, reduce future expenditures, or refrain from exercising any options thereunder. In the four (4) years prior to the Agreement Date, the Company has not received a stop work order with respect to any Active Government Contract, and the Company has not received any show cause notices, cure notices, or notices of default termination with respect to any Government Contract.

(c) The Company is, and within the past six (6) years has been, in compliance with: (i) all Laws applicable to each Government Contract and Government Bid, including the Federal Acquisition Regulation and any agency supplement thereto (collectively, the “FAR”); and (ii) all terms and conditions of each Government Contract whether incorporated expressly, by reference, or by operation of Law.

(d) Within the past six (6) years, the Company has, to the extent applicable and required, included all terms of its Government Contracts in its agreements with third parties, and to the Company’s Knowledge, none of the Company’s subcontractors, joint venture partners, teaming partners, consultants, agents, or Representatives has violated any applicable Law or term or condition in connection with any Government Contract or Government Bid for which the Company would reasonably be expected to have material liability.

(e) Within the past six (6) years, all facts set forth in or acknowledged by any representations, certifications or disclosure statements made or submitted by or on behalf of the Company in connection with each Government Contract and Government Bid were true and accurate in all material respects as of the date of submission and the Company has complied in all material respects with all applicable representations, certifications and disclosure requirements under each Government Contract and Government Bid, including representations related to the Company’s status as a small business or any other preferential status, and representation related to the Company’s eligibility for Small Business Innovation Research Phase I and II Contracts.

(f) Neither the Company nor any of its Principals (as defined in FAR 52.209-5) has been, within the past six (6) years, or is now, debarred or suspended, or proposed for suspension or debarment, from doing business with a Governmental Entity. To the Company’s Knowledge, no reasonable basis exists for a claim for fraud (as such concept is defined under the state or federal Laws of the United States) against the Company in connection with any Government Contract or Government Bid, including claims under the civil or criminal False Claims Act, the Procurement Integrity Act, or other similar applicable Laws.

(g) Neither the Company nor any principal, officer, manager, or employee thereof has been convicted of, had a civil judgment rendered against them for, or, to the Company’s Knowledge, is currently criminally charged or indicted for: (i) the commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a Government Contract, (ii) violation of federal or state antitrust Law relating to submission of a Government Bid; or (iii) commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, Tax evasion, violating federal criminal tax laws, or receiving stolen property; or been notified of any delinquent federal Taxes in an amount that exceeds $3,500 for which the liability remains unsatisfied. In the six (6) years prior to the Agreement Date, there have been no document requests, subpoenas, search warrants, or civil investigative demands addressed to or requesting information from the Company with respect to any Government Contract or Government Bid.

(h) In the four (4) years prior to the Agreement Date, the Company has not received a negative determination of responsibility, as contemplated in Part 9 of the FAR.

(i) In the four (4) years prior to the Agreement Date, (i) there has been no request for equitable adjustment or claim related to any Government Contract that has been asserted by the Company or by any Governmental Entity or third party against the Company, (ii) there have been no disputes between the Company and a Governmental Entity or third party arising under or relating to any Government Contract; (iii) to the Company’s Knowledge, no facts or allegations exist that would reasonably be expected to give rise to such a request for equitable adjustment, claim or dispute in the future; and (iv) the Company has not had any material interest in any pending or potential claims against a Governmental Entity or third party arising under any Government Contract, except for routine demands for payment.

(j) The Company is not, and has not been in the six (6) years prior to the Agreement Date, the subject of (i) to the Company’s Knowledge, any administrative, civil, or criminal investigation, complaint or indictment or (ii) the assessment of any penalties, in each case arising out of or relating to any Government Contract.

(k) In the four (4) years prior to the Agreement Date, the Company has not received any written notice terminating any Government Contract for convenience or indicating an intention to terminate any Active Government Contract.

(l) In the six (6) years prior to the Agreement Date, the Company has not received written notice that (i) any costs incurred by the Company under an Active Government Contract have been questioned or disallowed as a result of a finding or determination by a Governmental Entity, prime contractor, or higher-tier subcontractor, or (ii) cost or pricing data submitted by the Company is alleged by a Governmental Entity, prime contractor, or higher-tier subcontractor to be inaccurate or incomplete, or (iii) a Governmental Entity, prime contractor, or higher-tier subcontractor intends to disallow, withhold or setoff an amount of monies due to the Company.

(m) Except as set forth in Section 3.28(m) of the Disclosure Schedule, in the six (6) years prior to the Agreement Date, the Company has not received a contracting officer’s final decision related to any Government Contract.

(n) All of the written past performance evaluations provided or made available to the Company during the four (4) years immediately preceding the Agreement date have been made available to Parent to the extent disclosure is not prohibited by applicable Law. Within such four (4)-year period, no Governmental Entity has assigned the Company a rating below “Satisfactory” in connection with any contractor performance assessment report, past performance questionnaire, or similar written evaluation of past performance provided or made available to the Company.

(o) In the six (6) years prior to the Agreement Date, (i) no Governmental Entity or third party has provided written or, to the Knowledge of the Company, oral, notice of any actual or alleged violation or breach of any Law, representation, certification, disclosure obligation, contract term, condition, clause, provision or specification of or relating to any Government Contract or any violation of Law in connection with a Government Bid; and (ii) the Company has not received any, and to the Company’s Knowledge there are no threatened, show cause notices, letters of concern, assessments of liquidated damages, or cure, deficiency, or default notices relating to any Government Contract. Within the past six (6) years, to the Company’s Knowledge, no events have occurred which, individually or in the aggregate, with the passage of time or the giving of notice or both, have resulted in, or would reasonably be expected to result in, a condition of material default or breach of a Government Contract by the Company.

(p) In the six (6) years prior to the Agreement Date: (i) the Company has not received written or, to the Knowledge of the Company, oral notice from a Governmental Entity Government or a higher tiered contractor that it is currently undergoing, and to the Company’s Knowledge the Company has not undergone, any audit, review, inspection, investigation, other than audits, reviews, and inspections in the ordinary course; (ii) neither the Company nor any of its officers, managers, directors or, to the Company’s Knowledge, employees has been under, nor is there pending or threatened, any administrative, civil or criminal investigation or indictment or any audit involving alleged false statements, false claims or other improprieties relating to any Government Contract or Government Bid; (iii) the Company has not conducted or initiated any audit, review, or inquiry with respect to any suspected, alleged, or possible material violation of any contractual requirement, Law, or inaccuracy in any representation or certification, with respect to any Government Contract or Government Bid; (iv) the Company has not made or been required to make any mandatory disclosure to any Governmental Entity with respect to evidence or existence of any alleged, suspected, or possible breach, violation, irregularity, mischarging, misstatement, or other act or omission in connection with a Government Contract; (v) to the Company’s Knowledge, there have been no facts or circumstances that would require a mandatory disclosure pursuant to FAR 52.203-13 or FAR 9.406-2(b)(1); (vi) the Company has not been and is not now a party to any administrative or civil litigation involving alleged false statements, false claims or other improprieties relating to a Government Contract or Government Bid; and (vii) the Company has not made any payment, directly or indirectly, to any Person in material violation of applicable U.S.

Government procurement Laws, including Laws relating to bribes, gratuities, kickbacks, lobbying expenditures, political contributions, or contingent fee payments.

(q) At all times within the past six (6) years: (i) the Company’s cost accounting and, to the extent applicable and required, “contractor business systems” (as defined in DFARS 252.242-7005) have complied in all material respects with all applicable government procurement Laws and requirements of all Government Contracts; (ii) all invoices and claims for payment, reimbursement, or adjustment, including requests for progress payments and provisional payments, submitted by or on behalf of the Company were current, accurate, and complete in all material respects as of their submission dates and , to the Company’s Knowledge, there is no basis for any demand for a material discount, refund or repayment thereunder; (iii) all costs, fees, profit, and other charges and expenses of any nature that have been charged or invoiced under each Government Contract were properly chargeable or invoiced to such Government Contract, were charged or invoiced in amounts consistent with all contractual requirements and applicable Law (including all requirements relating to allowability, allocability, allocation, and reasonableness), and were charged or invoiced for supplies delivered and services performed in accordance in all material respects with all contractual requirements and applicable Law; (iv) the Company’s practices and procedures for estimating costs and pricing proposals and accumulating, allocating, recording, segregating, reporting, and invoicing costs have been in compliance in all material respects with all applicable Laws, including FAR Part 31 and, to the extent applicable, the Cost Accounting Standards codified at 48 C.F.R. Part 9904; (v) as applicable, the Company has billed all indirect costs consistent with the rates approved by the DCAA or other Governmental Entity with authority, or with provisional rate agreements in all respects; and (vi) all certified cost or pricing data submitted by or on behalf of the Company were current, accurate, and complete as of the certification date. There are no indirect rate variances for open cost accounting periods that, individually or in the aggregate, would reasonably be expected to result in a rate adjustment of $25,000 or more, in the aggregate, in connection with a Government Contract.

(r) The Company has not made any assignments of an Active Government Contract or of any interests in such Active Government Contracts. The Company has not entered into any financing arrangements with respect to the performance of any Active Government Contract.

(s) Section 3.28(s) of the Disclosure Schedule lists all U.S. Government property that has been provided to the Company pursuant to a Government Contract and which, as of the Agreement Date, is in the Company’s possession. The Company has certified to the applicable Governmental Entity in a timely manner that all U.S. Government property provided to the Company is in good working order, reasonable wear and tear excepted, when and as required by the applicable Government Contract. There are no outstanding loss, damage or destruction reports that have been or were required to have been submitted to any Governmental Entity in respect of any U.S. Government property.

(t) Section 3.28(t) of the Disclosure Schedule lists all Government Contracts awarded to the Company within the past four (4) years and all Active Government Bids for which the Company represented or certified that it qualified as a small business concern, as defined in FAR 2.101 or 13 C.F.R. § 121.702, where such qualification was a mandatory eligibility criteria.

(u) There are no Government Contracts or Government Bids (or mitigation plans under such Government Contracts or Government Bids) that include one or more terms or provisions that restrict the Company’s ability to bid on or perform work on future contracts or programs or for specific periods of time based upon “organizational conflicts of interest,” as defined in FAR Subpart 9.5 or any other applicable Law or contractual term (“OCI”). To the Company’s Knowledge, no OCI is reasonably likely to arise as a consequence of the consummation of the Transactions. Within the past six (6) years, the Company has complied in all material respects with applicable OCI mitigation plans and has not received written notice of any failure to comply with such plans or the existence of any prohibited OCI in connection with any Government Contract or Government Bid. The Company has made available to Parent true and correct copies of all active OCI mitigation plans to the extent disclosure is not prohibited by applicable Law.

(v) The Company is not using Intellectual Property Rights developed under any Government Contract for purposes outside of the scope of such Government Contract without having obtained the necessary and appropriate prior permission of the relevant Governmental Entity or other authorized party to the extent such permission is required. The Company has timely disclosed and elected title to all subject inventions, timely listed all technical data and computer software to be furnished with less than unlimited rights in any required assertions table, and included the proper and required restrictive legends on all copies of any technical data, computer software, computer software documentation, and other Intellectual Property Rights delivered under any Government Contract to the extent required by such Government Contract. All such markings and rights were properly asserted and justified under the relevant Government Contract, and no Governmental Entity, prime contractor, or higher-tier subcontractor has challenged or, to the Company’s Knowledge, has any basis for challenging, the markings and rights asserted by the Company. Except as set forth in Section 3.28(v) of the Disclosure Schedule, the Company has not provided technical data, computer software, computer software documentation, inventions or other Intellectual Property Rights to a Governmental Entity or third party in connection with a Government Contract or Government Bid in any manner that gives such Governmental Entity or third party any rights in or to such technical data, computer software, computer software documentation, inventions and other Intellectual Property Rights greater than or different from “restricted rights” or “limited rights,” as such terms are defined in the FAR or applicable agency FAR supplement, in each case, except it has not been, and as would not be reasonably expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

(w) Except as may be prohibited by applicable Law, Section 3.28(w) of the Disclosure Schedule lists all facility security clearances held by the Company and all personnel security clearances (by category only) held by employees of the Company. All requisite facility security clearances and, to the Company’s Knowledge, personnel security clearances are valid and in full force in effect. The Company is in compliance in all material respects with all applicable facility security clearance requirements, including those set forth in the NISPOM, all applicable directives of a Governmental Entity and any contractual agreements, including the provisions of all applicable DD254s and any requirements relating to the provision of notice of this Agreement or the consummation of the Transactions. The clearances set forth in Section 3.28(w) of the Disclosure Schedule are all of the facility security clearances and personnel security clearances required for the conduct of the current business of the Company, except those restricted from disclosure by applicable Law. The Company has not received written, or, to the Knowledge of the Company, oral, notice of and, to the Company’s Knowledge, there is no proposed or threatened, termination, revocation or invalidation of any facility or personnel security clearance. There has been no audit by a Governmental Entity relating to such facility or, to the Company’s Knowledge, personnel security clearances resulting in material and adverse findings against the Company or any director, officer, or employee thereof.

(x) Within the past six (6) years, the Company has complied in all material respects with the data security, cybersecurity, and physical security systems and procedures required by its Government Contracts, including the requirements in FAR 52.204-21, Basic Safeguarding of Covered Contractor Information Systems and DFARS 252.204-7012, Safeguarding Covered Defense Information and Cyber Incident Reporting. During the past four (4) years, to the Company’s Knowledge, the Company has not had or experienced any breach of data security or cybersecurity, whether physical or electronic, and has not had a cyber incident, and any data security, cybersecurity or physical security breach or cyber incident related to any Government Contract has been reported to the necessary Governmental Entity or higher tier contractor, as required by the terms of the Government Contract or applicable Law.

(y) The Company is, and for the past six (6) years has been, in compliance in all material respects with all applicable Laws and Government Contract terms relating to sourcing and supply chain restrictions, including any restrictions on foreign ownership, control, influence, or affiliation, and domestic preference sourcing and disclosure requirements, including the Buy American Act (41 U.S.C. chapter 83, as implemented in FAR Part 25), Trade Agreements Act (19 U.S.C. § 2501 et seq., as implemented in FAR Part 25), the Berry Amendment and 10 U.S.C § 4863 with respect to specialty metals.

Section 3.29 Information Statement. The Information Statement when delivered to holders of shares of Company Common Stock pursuant to Section 5.2, will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.30 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in Article III (as qualified by the Disclosure Schedule) or in the certificate delivered pursuant to Section 6.1(b)(iv)(C), none of the Company, any of the Company Subsidiaries or any other Person makes any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and the Company Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by the Company in Article III (as qualified by the Disclosure Schedule) or in the certificate delivered pursuant to Section 6.1(b)(iv)(C), none of the Company, the Company Subsidiaries or any other Person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of the Company Subsidiaries or their respective businesses or (b) any oral, written, video, electronic or other information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.

(b) In making its decision to enter into this Agreement and to consummate the Transactions, the Company has not relied on and hereby disclaims, any representation or warranty, whether express or implied, made by any Person, other than the representations and warranties expressly made by Parent and Merger Sub in Article IV or in the certificate delivered pursuant to Section 6.1(c)(v)(C).

Article IV

REPRESENTATIONS AND WARRANTIES OF PARENT and merger sub

Except as disclosed in any of the Parent SEC Documents filed prior to the Agreement Date; provided that (a) in no event shall any risk factor disclosure under the heading “Risk Factors” or disclosure set forth in any “forward looking statements” disclaimer or other general statements to the extent they are cautionary, predictive or forward looking in nature that are included in any part of any Parent SEC Document (other than historical facts) be deemed to be an exception to, or, as applicable, disclosure for purposes of, any representations and warranties of Parent or Merger Sub contained in this Agreement and (b) matters disclosed in such Parent SEC Documents shall not be deemed disclosed for purposes of Section 4.1, Section 4.2, Section 4.4, Section 4.5, Section 4.6 or Section 4.11, each of Parent and Merger Sub hereby represents and warrants, jointly and severally, to the Company as follows:

Section 4.1 Organization and Standing. Each of Parent and Merger Sub is a corporation duly organized and validly existing under the laws of the State of Delaware. Parent has the requisite corporate power, authority and qualifications to own, lease and operate its assets and properties and to carry on its business as currently conducted. Parent is and has been duly qualified, licensed or registered to do business and is in good standing (or the equivalent) as a foreign company in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification, license or good standing necessary to Parent’s business as currently conducted, except where the failure to be so qualified, licensed, registered or in good standing has not had and would not reasonably be expected to be material to Parent or its Subsidiaries, taken as a whole.

Section 4.2 Parent Capital Structure.

(a) The authorized capital shares of Parent consist of 1,000,000,000 shares of Parent Common Stock. As of May 5, 2025, there are a total of 247,784,098 shares of Parent Common Stock issued and outstanding. All outstanding Parent Capital Stock is duly authorized, validly issued, fully paid and non-assessable and are not subject to any Liens or any preemptive rights created by statute, the certificate of incorporation and bylaws of Parent or any Contract to which Parent is a party or by which it is bound. As of the Agreement Date, there are no shares of Parent Capital Stock issued and outstanding other than the Parent Common Stock.

(b) As of the Agreement Date, there are 1,911,037 shares of Parent Capital Stock that are subject to outstanding Parent Warrants.

(c) As of the Agreement Date, except for the Parent Warrants, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which Parent is a party or by which Parent is bound obligating Parent to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Parent Capital Stock or obligating Parent to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement for Parent Capital Stock. There are no outstanding or authorized share appreciation, phantom share, profit participation, or other similar rights with respect to Parent (whether payable in shares, cash or otherwise).

Section 4.3 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.4 Authority and Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, as applicable, and no further corporate or other action is required on the part of Parent or Merger Sub to authorize this Agreement and any Related Agreements to which Parent or Merger Sub is a party or to consummate the Transactions. This Agreement and any Related Agreements to which Parent or Merger Sub is a party have been duly executed and delivered by Parent and Merger Sub and constitute the valid and binding obligations of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, subject to the Enforceability Limitations.

Section 4.5 Governmental Approvals and Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the Transactions, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings, which, if not obtained or made, would not impair Parent’s or Merger Sub’s ability to consummate the Merger and perform their respective obligations hereunder or otherwise be material to Parent and its Subsidiaries, taken as a whole. As of the Agreement Date to the knowledge of Parent, each of Parent’s and Merger Sub’s direct or indirect owners that holds a 10 percent or greater equity or voting interest in Parent, as calculated pursuant to the FCC’s ownership attribution rules attribution rules in 47 C.F.R. §§ 1.5000 through 1.5004 (or their successor regulations) and applicable FCC orders, and including entities or natural persons holding such ownership or control through the aggregation of smaller subsidiary interests: (i) if a natural person, is solely a U.S. citizen or (ii) if an entity, was not formed in a country outside of the United States.

Section 4.6 Valid Issuance. The Parent Common Stock, when newly issued and delivered to the Securityholders in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and free of restrictions on transfer other than restrictions on transfer under (a) this Agreement and the Related Agreements and (b) applicable securities Laws. No vote of the holders of any class or series of Parent Capital Stock is necessary to approve the issuance and delivery of Parent Common Stock to the Securityholders in accordance with this Agreement.

Section 4.7 Litigation. There is no Action of any nature pending or, to Parent’s knowledge, threatened in writing or otherwise, against Parent or any of its Subsidiaries, in each case, which would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole, or impair Parent’s or Merger Sub’s ability to consummate the Merger and perform their respective obligations hereunder. No Governmental Entity has, during the three (3) years prior to the Agreement Date, challenged the legal right of Parent or any of its Subsidiaries to conduct their operations as presently or previously conducted.

Section 4.8 SEC Reports and Financial Statements.

(a) A true and correct copy of each registration statement, report, schedule, form and all other documents filed by Parent with the SEC (the “Parent SEC Documents”) since September 30, 2021 is available on the website maintained by the SEC at http://www.sec.gov, other than portions in respect of which confidential treatment was granted by the SEC. As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements of Parent included in the Parent SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under the rules and regulations of the SEC) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year-end audit adjustments, and any other adjustments described therein permitted by the rules and regulations of the SEC).

Section 4.9 No Conflict. The execution and delivery by Parent of this Agreement and any Related Agreements to which Parent is a party, and the consummation of the Merger or any other Transactions contemplated hereby and thereby, will not conflict with or result in any Conflict under (a) any provision of the organizational documents of Parent, (b) any material Contract to which Parent is a party or by which any respective properties or assets may be bound, or (c) provided that the Regulatory Approvals have been obtained, any Law or Order applicable to Parent or any of its properties or assets (whether tangible or intangible), except, in the case of clauses (b) and (c), as would not be, and would not reasonably be expected to be, material to Parent and its Subsidiaries, taken as a whole, or impair Parent’s or Merger Sub’s ability to consummate the Merger and perform their respective obligations hereunder.

Section 4.10 Compliance with Laws. Parent and its Subsidiaries are and have been in material compliance with, and has not violated, any applicable Law, other than as would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. Parent and its Subsidiaries have not received written any notices of suspected, potential or actual violation with respect to, any applicable Law, other than as would not be expected to be material to Parent and its Subsidiaries, taken as a whole.

Section 4.11 No Changes. Since December 31, 2024 through the Agreement Date, no Parent Material Adverse Effect has occurred or arisen.

Section 4.12 Intended Tax Treatment. Neither the Parent nor any of its Affiliates (i) has taken or agreed to take any action not contemplated by this Agreement or (ii) is aware of any fact or circumstance, in each case, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.13 No Relevant Foreign Ownership. As of the Agreement Date:

(a) Parent is not controlled within the meaning of 31 C.F.R. § 800.208 by any foreign person;

(b) no foreign person has an investment in Parent that affords such person the rights specified in 31 C.F.R. § 800.211(b);

(c) Parent is not subject to foreign control under 22 C.F.R. § 120.65(b); and

(d) Parent is not under Foreign Ownership, Control, or Influence, as defined in 32 C.F.R. § 117.11(a)(1) and the factors set out in 32 C.F.R. § 117.11(b).

Section 4.14 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Parent and Merger Sub in Article IV or in the certificate delivered pursuant to Section 6.1(c)(v)(C), none of Parent and Merger Sub, any of their Subsidiaries or any other Person makes any other express or implied representation or warranty with respect to Parent, Merger Sub, or any of their respective Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Parent, Merger Sub and their Subsidiaries, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing. In particular, and without limiting the generality of the foregoing, except for the representations and warranties made by Parent and Merger Sub in Article IV or in the certificate delivered pursuant to Section 6.1(c)(v)(C), none of Parent and Merger Sub, any of their Subsidiaries or any other Person makes or has made any express or implied representation or warranty to the Company or any of its Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent, Merger Sub, any of their Subsidiaries or their respective businesses or (b) any oral, written, video, electronic or other information presented to the Company or any of its Representatives in the course of their due diligence investigation of Parent and Merger Sub, the negotiation of this Agreement or the course of the Transactions.

(b) In making its decision to enter into this Agreement and to consummate the Transactions, neither Parent nor Merger Sub has relied on, and each of them hereby disclaims, any representation or warranty, whether express or implied, made by any Person, other than the representations and warranties expressly made by the Company in Article III or in the certificate delivered pursuant to Section 6.1(b)(iv)(C).

Article V

CERTAIN AGREEMENTS OF THE PARTIES

Section 5.1 Conduct of Company Business.

(a) During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement or the Closing (the “Pre-Closing Period”), except to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned, or delayed), as expressly contemplated by this Agreement or as provided on Section 5.1 of the Disclosure Schedule, or as required by applicable Law, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to (i) conduct their businesses in the ordinary course, (ii) preserve intact the present business organizations of the Company and the Company Subsidiaries, (iii) keep available the services of the present Employees and (iv) preserve the ongoing relationships of the Company and the Company Subsidiaries with customers, suppliers, distributors, licensors and licensees; provided, however, that Parent acknowledges that the Company and the Company Subsidiaries have liquidity constraints and that it shall not be a breach of this Section 5.1(a) to the extent that the Company or any of the Company Subsidiaries is unable to take any action contemplated by this Section 5.1(a) solely because it does not have the financial resources to do so, or because it is required to prioritize certain actions over others, or to suspend or delay certain activities, in light of liquidity considerations; provided that the Company shall use reasonable best efforts to consult with Parent and consider Parent’s suggestions with respect to such matters in good faith.

(b) During the Pre-Closing Period, except to the extent that Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned, or delayed), as expressly contemplated by this Agreement, as provided on Section 5.1 of the Disclosure Schedule, or as required by applicable Law, the Company shall not, and shall not permit any Company Subsidiaries to:

(i) cause or permit any modifications, amendments or changes to the Governing Documents or the governing documents of any Company Subsidiaries;

(ii) merge or consolidate with any other person or propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiaries;

(iii) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, shares or property) in respect of any Company Capital Stock or other capital shares of the Company, or split, combine or reclassify any Company Capital Stock or other capital shares of the Company or any Company Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for Company Capital Stock or other equity interest of the Company), except in accordance with the Contracts evidencing Company Options or Company Warrants as of the Agreement Date or as otherwise listed on Section 3.5(f) of the Disclosure Schedule;

(iv) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or other equity interests of the Company or equity-based awards (whether payable in cash, Company Securities or otherwise) or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other Contracts or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities, or amend, accelerate the vesting of, adjust or modify any Company Securities, other than the issuance of Company Capital Stock pursuant to the exercise or conversion of Company Options or Company Warrants;

(v) form, or enter into any commitment to form, a subsidiary, or acquire, or enter into any commitment to acquire, an interest in any corporation, association, joint venture, partnership or other business entity or division thereof or any portion of the assets of the foregoing;

(vi) make or agree to make any capital expenditure exceeding $100,000 individually or $200,000 in the aggregate (over a twelve (12) month period), other than as set forth in the Company’s capital expenditure budget attached hereto as Exhibit D;

(vii) acquire or agree to acquire or dispose or agree to dispose of any assets of any Person (including the Company or any of the Company Subsidiaries), other than (A) acquisitions of raw materials, equipment, supplies or similar assets in the ordinary course of business, (B) the disposal of non-material assets of the Company or the Company Subsidiaries in the ordinary course of business and (C) the sale of Company Products in the ordinary course of business;

(viii) (A) sell, divest, license, grant or assign to any Person or otherwise dispose of, or enter into any Contract to sell, divest, license, grant or assign to any Person or otherwise dispose of, any rights to any material Company IP (other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice); (B) buy or license any Technology or Intellectual Property Right of any third party for a cost in excess of $100,000 (other than Open Source Software or generally commercially available software that is licensed in the ordinary course of the Company’s business consistent with past practices); (C) license any Company IP to third parties (other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice); or (D) disclose any Company Source Code or trade secret to, or deposit in escrow any Company Source Code with, any third party other than its Employees who are bound by written confidentiality obligations to the Company with respect thereto (it being understood that nothing in this clause (viii) shall restrict the sale of Company Products in the ordinary course of business);

(ix) allow any material Registered Company IP to lapse or expire, or fail to renew or make any filing or payment or otherwise take any action necessary in connection with the prosecution or maintenance of any material Registered Company IP;

(x) (A) incur any Indebtedness of the type set forth in clause (i) of the definition thereof, including by the issuance or sale of any debt securities, (B) create or permit the creation of any Lien over any intangible or material asset (including any Company IP) of the Company or any Company Subsidiaries, or (C) amend the terms of any outstanding loan agreement or other Contract evidencing Indebtedness of the type set forth in clause (i) of the definition thereof;

(xi) make any loan to any Person (except for advances to employees for reasonable business travel and expenses in the ordinary course of business consistent with past practice), purchase debt securities of any Person or guarantee any Indebtedness of any Person (other than intercompany arrangements among the Company and the Company Subsidiaries entered into in the ordinary course of business);

(xii) settle any Action or threat of any Action by or against the Company, the Company Subsidiaries or relating to any of their businesses, properties or assets (whether tangible or intangible);

(xiii) release or waive any material claims, rights or liabilities;

(xiv) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates or any change to practices that would impact the methodology for recognizing revenue) other than as required by GAAP;

(xv) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement or private letter ruling in respect of Taxes, waive any right to a Tax refund or credit, settle any claim or assessment in respect of material Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes, make or request any Tax ruling, enter into any Tax sharing or similar Contract (excluding for clarity, any customary provisions of Contracts entered into in the ordinary course of business that are not primarily related to Taxes), amend any material Tax Return, fail to pay any material Tax when due (taking into account any applicable extensions), treat any material Tax items in a manner inconsistent with past practices of the Company for Tax reporting purposes, or enter into any transactions giving rise to deferred gain or loss or engage in any extraordinary transaction outside the ordinary course of business that, in either case, results in a liability for a material amount of Taxes;

(xvi) except as required by any Company Employee Plan in effect as of the Agreement Date, (A) adopt, modify, amend, suspend or terminate any Company Employee Plan, including any indemnification Contract, (B) amend the terms of any outstanding Company Options, (C) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Employee Plan, Company Options, or (D) grant or forgive any loans to any Employee;

(xvii) except as required by any Company Employee Plan in effect as of the Agreement Date, (A) increase the salary, wage rate, employment status, title, contractual benefit or other compensation (whether payable in cash, Company Securities or other property) payable or to become payable by the Company or any Company Subsidiaries to any Employee, (B) make any offer to, hire or engage any Person for service or employment or engagement, (C) demote, terminate or otherwise materially modify the terms and conditions of the service or employment or engagement of any Employee, or terminate the services of any Employee other than for cause, or (D) waive any right in favor of the Company or any Company Subsidiary in relation to, or connected with, the employment or engagement of any Employee;

(xviii) make any declaration, payment, commitment or obligation of any kind for the payment (whether in cash, Company Securities or otherwise) of any severance payment or other change in control payment, termination payment, bonus, incentive, special remuneration or other additional salary or compensation or benefits (whether contractual, non-contractual or otherwise) to any Employee, except for any payments made pursuant to written agreements existing on the Agreement Date and disclosed in Section 5.1(b)(xviii) of the Disclosure Schedule;

(xix) send any communications (including electronic communications) to Employees regarding any terms of employment with or service to Parent or any of its Affiliates (including the Company and the Company Subsidiaries after the Closing), other than communications that are consistent with employment arrangements that have been provided to Employees by the Company in accordance with this Agreement;

(xx) affirmatively take any action to cancel, amend (other than in connection with the addition of customers, distributors, resellers, licensees, suppliers, or vendors to such insurance policies from time to time in the ordinary course of business consistent with past practices);

(xxi) (A) terminate, amend or modify any Material Contract, or (B) enter into any Contract which would have constituted a Material Contract pursuant to Sections 3.13(a)(ii) or 3.13(a)(iv) had such Contract been entered into prior to the Agreement Date, in each case, other than immaterial amendments or modifications that are entered into in the ordinary course of business;

(xxii) enter into any new line of business;

(xxiii) (A) enter into any Contract to purchase or sell any interest in real property, grant any security interest in any real property, (B) enter into any lease, sublease, license or other occupancy Contract with respect to any real property or (C) alter, amend, modify, exercise any extension or expansion right under, violate or terminate any of the terms of any Lease Agreements, in each case, other than immaterial amendments or modifications that are entered into in the ordinary course of business;

(xxiv) make any change in its practices or procedures with respect to the payment of accounts payable or the collection or accounts receivable, or otherwise change in any material respect its management of working capital; or

(xxv) take, commit, or agree in writing or otherwise to take or make, any of the actions described clause (i) through (xxiv) of this Section 5.1(b).

Section 5.2 Notice to the Stockholders. As soon as practicable (and in any event no later than ten (10) Business Days) following the Agreement Date, the Company shall deliver notice to all holders of shares of Company Common Stock pursuant to and in accordance with the applicable provisions of the DGCL and the Governing Documents, which notice shall include (i) a copy of the notice required pursuant to applicable provisions of the DGCL informing such holder that appraisal rights are available with respect to his, her or its shares of Company Capital Stock pursuant to applicable provisions of the DGCL, (ii) the Company Board Recommendation, (iii) an information statement regarding the Company, Parent, the terms of this Agreement, the Related Agreements and the Transactions and (iv) such other information as required under applicable Law (the “Information Statement”). The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Information Statement prior to any dissemination thereof to the Company stockholders, and shall consider in good faith any comments on each such document or response that are reasonably proposed by Parent.

Section 5.3 Non-Solicitation.

(a) The Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated any such existing negotiations and discussions with third parties (other than Parent and its Representatives) regarding (i) any acquisition, sale, or transfer of all or any material portion of the business, properties, assets or technologies of the Company or any Company Subsidiaries, or any amount of Company Securities, whether or not outstanding (in each case, other than in connection with the exercise of Company Securities outstanding as of the Agreement Date), in any case whether by merger, consolidation, amalgamation, purchase of assets or stock, tender or exchange offer, license or any other similar or dissimilar transfer (other than the sale of Company Products in the ordinary course of business consistent with past practice or the licensing of Intellectual Property Rights in connection therewith), (ii) any joint venture or other strategic investment in or involving the Company or any Company Subsidiaries (other than an ongoing commercial or strategic relationship in the ordinary course of business consistent with past practice), including any new debt, equity, or other financing or investment, or recapitalization of the Company or any Company Subsidiaries, or (iii) any similar transaction that is not in the ordinary course of business (each of the transactions described in the preceding clauses (i), (ii) and (iii), an “Alternative Transaction”).

(b) During the Pre-Closing Period, the Company shall not, and shall cause the Company Subsidiaries or its or their Representatives not to, directly or indirectly: (i) solicit, initiate, seek, encourage, promote or support, any inquiry, proposal or offer from, furnish any information regarding the Company or any Company Subsidiaries to, or participate in any discussions or negotiations with, any third party regarding, or in a manner intended or reasonably likely to facilitate, any Alternative Transaction; (ii) disclose any information to any person concerning the business, properties, assets or technologies of the Company or any Company Subsidiaries, or afford to any Person access to its properties, assets, technologies, books or records, in connection with an Alternative Transaction; (iii) assist or cooperate with any person to make any inquiry, offer, proposal or indication of interest regarding any Alternative Transaction; or (iv) enter into any Contract with any person providing for an Alternative Transaction.

(c) In the event that the Company or any of its Affiliates or Representatives shall receive, prior to the Closing or the termination of this Agreement in accordance with Section 7.1, any inquiry, offer, proposal or indication of interest regarding a potential Alternative Transaction, or any request for disclosure of information or access of the type referenced in Section 5.3(b)(ii), the Company or such Company Subsidiary or Representative shall promptly (and in any event within forty-eight (48) hours) notify Parent thereof, which notice shall include the identity of the party making any such inquiry, offer, proposal, indication of interest or request, and the specific terms of such inquiry, offer, proposal, indication or request, as the case may be (including a copy of any written material and electronic communications received from such third party), and such other information related thereto as Parent may reasonably request.

(d) It is understood that any action or omission in contravention of the covenants and agreements in this Section 5.3 concerning any Company Subsidiary or any of its or their Representatives, or the intent thereof, shall be deemed to be a breach of this Agreement by the Company.

Section 5.4 Securityholder Matters.

(a) Exchange Documents. The Company shall reasonably cooperate with Parent in connection with efforts to get all Securityholders receiving any portion of the Closing Consideration to deliver the Exchange Documents.

(b) Investor Questionnaire. Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Parent a duly executed Investor Questionnaire from each Securityholder expected to receive any portion of the Closing Consideration pursuant to Section 1.5(a).

Section 5.5 Access to Information. During the Pre-Closing Period, the Company shall afford Parent and its Representatives reasonable access, during normal business hours and upon reasonable request, to (i) all of the assets, properties, books and records and Contracts of the Company and the Company Subsidiaries, (ii) all other information concerning the business, assets, properties and personnel of the Company and the Company Subsidiaries as Parent may reasonably request and (iii) Employees of the Company and the Company Subsidiaries, in each case of clauses (i), (ii) and (iii), solely for the purpose of coordinating integration activities and transition planning; provided that such access does not unreasonably interfere with the Company’s operations; provided, further, that nothing herein shall require the Company to provide access to, or to disclose any information to, Parent or any of its representatives if such access or disclosure, in the good faith reasonable belief of the Company, on advice of counsel, (x) would waive any legal privilege or similar protection or (y) would be in violation of applicable Law (provided that in the case of clause (x) the Company shall use reasonable efforts to provide such access and to implement such procedures as are necessary to permit such access and information sharing in a manner consistent with applicable law and which does not result in the loss of the applicable legal privilege or similar protection). During the Pre-Closing Period, upon reasonable request by Parent, the Company shall use reasonable best efforts to facilitate meetings with customers or suppliers of the Company and the Company Subsidiaries and in coordination with the Company; provided that the Company may require that a Representative of the Company be present during any such meetings.

Section 5.6 Employee Matters.

(a) Offer Documents. During the Pre-Closing Period, the Company and Parent shall cooperate in good faith to provide Parent with reasonable access to each of the current Employees during regular business hours and upon mutually agreed terms, and Parent shall be permitted, in its sole discretion, to deliver Offer Documents to any such Employee; provided, however, that Parent shall provide reasonable advance notice to the Company prior to delivering any such Offer Documents. The Company shall use its reasonable best efforts to encourage each Employee to whom Parent or any of its Affiliates delivers Offer Documents to execute and deliver to Parent the Offer Documents. Notwithstanding anything herein to the contrary, but subject to the terms of any applicable Contract to which any Employee is party, neither Parent nor any of its Affiliates (including, after the Closing, the Company and the Company Subsidiaries) shall be obligated to cause the continuation of any employment relationship with any Employee for any specific period of time.

(b) Parent agrees that each Continuing Employee will, for a period of one (1) year following the Closing, be provided with (i) a base salary or wages that are no less favorable than those provided to such employee as of immediately prior to the Effective Time, (ii) target incentive opportunities (excluding retention, change in control and equity-based compensation), if any, that are no less favorable than those provided to such employee immediately prior to the Effective Time and (iii) employee benefits (other than equity incentives) that are in the aggregate, at Parent’s election, no less favorable than the employee benefits provided to such employee immediately prior to the Closing or to employee benefits provided to similarly situated employees of Parent and its Subsidiaries.

(c) Parent shall cause (i) any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Continuing Employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Closing occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made, and (iii) to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar Company Employee Plan, give each Continuing Employee service credit for such Continuing Employee’s employment with the Company for purposes of vesting, benefit accrual and eligibility to participate (but not for benefit accrual purposes under any defined benefit pension plan or retirement eligibility) under each applicable Parent benefit plan, as if such service had been performed with Parent.

(d) No Employment Commitment or Plan Amendments. No provision of this Agreement is intended, or shall be interpreted, to provide nor create any third party beneficiary rights or any other rights of any kind or nature whatsoever in any shareholder,

Employee or any other Person, including any rights of employment or engagement for any specified period and/or any employee or other benefits, in favor of any Person, other than the parties hereto and their respective successors and permitted assigns, and all provisions hereof will be personal solely among the parties to this Agreement.

(e) Termination of Employee Plans. Effective as of no later than the day immediately preceding the Closing Date, each of the Company and any Company Subsidiary shall terminate any and all Company Employee Plans (or participation in) intended to include a Code Section 401(k) arrangement (each, a “Company 401(k) Plan”), unless Parent provides written notice to the Company that such Company 401(k) Plans shall not be terminated. Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Company 401(k) Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company or such ERISA Affiliate, as the case may be. The form and substance of such resolutions shall be subject to the reasonable review of Parent. If the Company 401(k) Plan is terminated, as provided herein, effective not later than the Closing Date, Parent shall have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (as applicable, the “Parent 401(k) Plan”). Each Continuing Employee participating in a Company 401(k) Plan immediately prior to the Closing Date shall become a participant in the corresponding Parent 401(k) Plan as of the Closing Date. Parent agrees to cause the Parent 401(k) Plan to allow each Continuing Employee to make a “direct rollover” to the Parent 401(k) Plan of the account balances of such Continuing Employee (including promissory notes evidencing any outstanding loans) under the Company 401(k) Plan in which such Continuing Employee participated prior to the Closing if such Parent 401(k) Plan permits such a direct rollover and if such direct rollover is elected in accordance with applicable Law by such Continuing Employee. The rollovers described herein shall comply with applicable Law, and each relevant party shall make all filings and take any actions required of such party under applicable Law in connection therewith.

Section 5.7 280G Stockholder Approval. Prior to the Closing, the Company shall use reasonable best efforts to obtain and deliver to Parent a parachute payment waiver, in a form approved by the Parent (the “Parachute Payment Waiver”), executed by each “disqualified individual” (within the meaning of Section 280G of the Code). Parent acknowledges that this Section 5.7 shall not be construed to require the Company to compel any Person to waive any existing legally-binding rights under any contract or agreement that such Person has with the Company or any Company Subsidiary and in no event shall the Company be deemed in breach of this Section 5.7 if, despite the Company’s reasonable best efforts to obtain a waiver from each such Person, any such Person refuses to waive any such rights. Promptly following the delivery of the Parachute Payment Waivers to Parent (but in no event less than one (1) Business Day prior to the Closing), the Company shall submit to the Stockholders for approval, by such number of holders of Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and comment by Parent with any such comments timely made by Parent to be taken into account in good faith by the Company), and prior to the Closing, the Company shall deliver to Parent notification and documentation (and which documentation shall be subject to Parent’s advanced review and comments, with any such comments timely made by Parent to be taken into account in good faith by the Company) that (i) a vote of the holders of Company Capital Stock was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite approval was obtained with respect to any payments and/or benefits that were subject to the vote (the “280G Stockholder Approval”) or (ii) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the solicitation of the vote of the holders of Company Capital Stock pursuant to this Section 5.7. The parties acknowledge that this Section 5.7 shall not apply to any agreement, contract, arrangement or plan entered into by and between Parent or any of its Affiliates (as of the date hereof) and an employee of the Company or any Company Subsidiaries after the date hereof (collectively, “Parent Arrangements”), unless such Parent Arrangements have been disclosed to the Company at least ten (10) Business Days prior to the Closing. To the extent any Parent Arrangement is not disclosed to the Company at least ten (10) Business Days prior to the Closing, compliance with this Section 5.7 shall be determined as if such Parent Arrangement had not been entered into.

Section 5.8 Third Party Contracts. During the Pre-Closing Period, Parent and the Company shall cooperate with each other and use reasonable best efforts to send all notices to and obtain all consents, waivers and approvals of any third-party to any Contract set forth in Section 5.8 of the Disclosure Schedule. Such notices, consents, waivers and approvals shall be in form and substance reasonably acceptable to Parent. Neither Parent nor the Company shall be obligated to make any payment or commercial concession to any third party, or incur any Liability, as a condition to (or in connection with) effecting such consent.

Section 5.9 Spreadsheet.

(a) (x) At least three (3) Business Days prior to the Closing Date and (y) no later than three (3) Business Days following each of the Adjustment Determination Date, the Expiration Date and the date of resolution of any claim for which a portion of the Indemnity Escrow Fund was withheld and retained in accordance with Section 8.5, the Company, in the case of clause (x), or the Holder Representative, in the case of clause (y), shall deliver to Parent a spreadsheet (each, a “Spreadsheet”) setting forth the following information, accompanied by reasonable documentation in support of all calculations and information set forth therein, including:

(i) with respect to each Securityholder that is to receive any portion of Merger Consideration on the next applicable payment date: (A) the name, tax identification number, address and email address of such Securityholder; (B) whether such Securityholder is a current or former employee of the Company; (C)

the number, class and series of shares of Company Capital Stock held by such Securityholder and the respective certificate numbers; (D) the date of acquisition of such shares; (E) the amount of any Taxes to be withheld in accordance with Section 2.5 from the consideration that such holder is entitled to receive pursuant to Section 1.5, Section 2.4(e) or Section 8.5, as applicable, if any; (F) the Pro Rata Portion of such Securityholder; and (G) the number of Parent Common Stock to be issued to such Securityholder on such payment date; and

(ii) with respect to a Spreadsheet delivered in connection with the Closing Date, wire or other payment instructions for all other cash amounts to be paid by Parent in accordance with this Agreement, including any Third Party Expenses and Closing Indebtedness that Parent is to pay, or cause to be paid, following the Closing on the Company’s behalf.

Section 5.10 Payoff Letters; Invoices.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent, from each holder of the Indebtedness set forth in Section 5.10(a) of the Disclosure Schedule (the “Existing Debt Facilities”), customary payoff letters, together with all documentation relating to the release of all Liens with respect to the Existing Debt Facilities, in each case, in form and substance reasonably satisfactory to Parent, which such payoff letters will (i) set forth the amounts required to pay off in full all such Indebtedness owed to such holder (the “Payoff Amount”) and wire transfer information for such payment and (ii) state that all obligations in respect of the Existing Debt Facilities and all Liens securing such Indebtedness have been terminated and released or that they will be so terminated and released upon receipt of the Payoff Amount on the Closing Date by the holders of such Indebtedness (or the agents or trustees authorized to act on their behalf) (each, a “Payoff Letter”). At the Closing, Parent shall pay, or cause to be paid, the applicable Payoff Amounts to such holders as set forth in the applicable Payoff Letters.

(b) At least three (3) Business Days prior to the Closing Date, the Company shall use reasonable best efforts to deliver to Parent from each advisor, counsel, accountant, or other professional service provider owed Third Party Expenses, a final invoice or other final statement indicating that such amounts reflected thereon are all amounts owed to such Person in respect of Third Party Expenses, setting forth the amounts required to pay off in full the Third Party Expenses owing to such Person and wire transfer information for such payment, and attaching validly completed copies of any necessary Tax forms, including United States IRS Form W-9 or W-8, as applicable.

Section 5.11 Third Party Expenses. Except as otherwise set forth herein, each party shall be responsible for its own expenses and costs that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Related Agreements to which such party is a party; provided, however, that all Third Party Expenses that are incurred by the Company or any Company Subsidiaries prior to or as of the Closing and that are not satisfied in full prior to the Closing shall be deducted from the consideration payable hereunder pursuant to the adjustments contemplated by the definition of Closing Consideration. The Company shall endeavor to use all available cash to pay down Third Party Expenses prior to the Closing (to the extent invoices therefore have been received prior to the Closing).

Section 5.12 Public Disclosure. The initial announcement with respect to the transactions contemplated by this Agreement shall be made by Parent and consented to by the Company (such consent not to be unreasonably withheld, conditioned or delayed). Other than such initial announcement, no party nor any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the other transactions contemplated by this Agreement without the prior written consent of each of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or stock exchange rules, in which case the party required to publish such press release or public announcement shall use reasonable efforts to provide the other parties a reasonable opportunity to comment on such press release or public announcement in advance of such publication and shall consider such comments in good faith; provided that (x) the foregoing shall not apply to any press release or public announcement so long as any statements contained therein concerning the transactions contemplated by this Agreement are consistent with previous releases or announcements made in compliance with the provisions of this Section 5.12 and (y) notwithstanding the foregoing provisions of this Section 5.12, Parent shall be entitled, without the written consent of the Company, to discuss the Agreement and the transactions contemplated by this Agreement on earnings or similar investor calls and answer questions from analysts and investors of Parent related to the transactions contemplated under this Agreement. Parent and the Company will consult with each other concerning the means by which the employees, customers, suppliers and partners of the Company and other Persons having dealings with the Company will be informed of the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, following Closing and after the public announcement of the Transactions, the Holder Representative shall be permitted to announce that it has been engaged to serve as the Holder Representative in connection herewith as long as such announcement does not disclose any of the other terms hereof.

Section 5.13 Stock Exchange Listing. Parent shall, as promptly as reasonably practicable (a) following the Agreement Date with respect to the shares of Parent Common Stock to be issued as Merger Consideration and (b) following the final determination of the Final Closing Consideration, prepare and submit to The New York Stock Exchange, a listing application covering such shares of Parent Common Stock, and shall use its reasonable best efforts to obtain, prior to the Closing in the case of shares of Parent Common Stock referred to in clause (a) of this sentence, and as promptly as practicable following the final determination of the Final Closing Consideration in the case of shares of Parent Common Stock referred to in clause (b) of this sentence, approval for the listing of such shares of Parent Common Stock on The New York Stock Exchange, subject to official notice of issuance to The New York Stock Exchange, and the Company shall reasonably cooperate with The New York Stock Exchange with respect to the listing referred to in clause (a) of this sentence.

Section 5.14 Confidentiality. Each of the parties hereto (other than the Holder Representative) hereby agrees that the information obtained in any investigation pursuant to Section 5.5 or any information obtained pursuant to the notice requirements of Section 5.15, or otherwise pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Mutual Non-Disclosure Agreement, dated March 4, 2025 (the “Non-Disclosure Agreement”), by and between the Company and Parent. Without limiting the generality of the foregoing, the Company agrees that this Agreement and any Related Agreements and the terms and conditions here of and thereof and discussions and negotiations in connection herewith and therewith, including any proceedings pursuant to Section 10.11, shall be kept confidential by the Company; provided, however, that the Company may disclose such information or terms (a) if required to do so by applicable Law; provided that the Company promptly notifies Parent (in advance, to the extent reasonably practicable) of disclosing such information and takes reasonable steps to minimize the extent of any such required disclosure; (b) following any public announcement of the Merger and the other Transactions by Parent, the Company may disclose the terms of this Agreement that are disclosed by Parent in such public announcement; (c) to its Securityholders, which such Securityholders shall be permitted to provide ordinary course communications regarding this Agreement and the Transactions to their existing or prospective general and limited partners, equity holders, members, managers and investors, in each case, who are subject to customary confidentiality restrictions; (d) to enforce its rights under this Agreement and (e) to the extent they become generally available to the public other than by virtue of a breach of this provision by the Company or its Affiliates or Representatives. The Holder Representative shall hold in confidence all documents and information furnished to it in connection with the transactions contemplated hereby. Notwithstanding anything herein to the contrary, following Closing, the Holder Representative shall be permitted to disclose information as required by Law or to advisors and Representatives of the Holder Representative and to the Securityholders, in each case who have a need to know such information, provided that such Persons are subject to confidentiality obligations with respect thereto.

Section 5.15 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company shall give prompt notice to Parent of (i) the occurrence or non-occurrence of any event, the occurrence or nonoccurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by them hereunder, in each case of clauses (i) and (ii) in a manner that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied as of the Effective Time; provided, however, that the delivery of any notice pursuant to this Section 5.15(a) shall not (A) limit or otherwise affect any remedies available to the party receiving such notice or (B) constitute an acknowledgment or admission of a breach of this Agreement; provided, further, that the Company’s failure to give notice under this Section 5.15(a) shall not itself be deemed to be a breach of covenant for purposes of Article VI or Article VIII. No disclosure by or on behalf of the Company pursuant to this Section 5.15(a) or otherwise of any breach, inaccuracy, failure to be true, or failure to comply (or any waiver thereof) shall affect or be deemed to qualify, limit, waive, modify, amend or supplement any representation, warranty, or covenant contained herein or in the Disclosure Schedule, the conditions to the obligations of the parties to consummate the Closing in accordance with the terms and provisions of this Agreement, or the rights of Parent under this Agreement, except to the extent set forth in the Disclosure Schedule or expressly waived pursuant to the terms of this Agreement.

(b) During the Pre-Closing Period, Parent shall give prompt notice to the Company of (i) the occurrence or non-occurrence of any event, the occurrence or nonoccurrence of which is likely to cause any representation or warranty of Parent contained in this Agreement to be untrue or inaccurate in any material respect, and (ii) any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case of clauses (i) and (ii) in a manner that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied as of the Effective Time; provided, however, that the delivery of any notice pursuant to this Section 5.15(b) shall not (A) limit or otherwise affect any remedies available to the party receiving such notice or (B) constitute an acknowledgment or admission of a breach of this Agreement; provided, further, that Parent’s failure to give notice under this Section 5.15(b) shall not itself be deemed to be a breach of covenant for purposes of Article VI or Article VIII. No disclosure by or on behalf of Parent pursuant to this Section 5.15(b) or otherwise of any breach, inaccuracy, failure to be true, or failure to comply (or any waiver thereof) shall affect or be deemed to qualify, limit, waive, modify, amend or supplement any representation, warranty, or covenant contained herein or in the Disclosure Schedule, the conditions to the obligations of the parties to consummate the Closing in accordance with the terms and provisions of this Agreement, or the rights of Parent under this Agreement, except to the extent set forth in the Disclosure Schedule or expressly waived pursuant to the terms of this Agreement.

Section 5.16 Reasonable Best Efforts to Close; Regulatory Matters.

(a) Each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary as they relate to such party’s obligations in this Agreement, to consummate and make effective the Merger, including by using reasonable best efforts (i) to make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Transactions and (ii) to obtain each consent, approval, or expiration or termination of any applicable waiting period (if any) required to be obtained (pursuant to any applicable Law, Contract or otherwise) by such party in connection with the Transactions. Each of the parties hereto, at the request of another party hereto, agrees to execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger. Notwithstanding anything to the contrary herein, neither party shall be required to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments) to obtain any consent of any Person (including any Governmental Entity) under any Contract. Notwithstanding anything to the contrary herein, neither party shall be required to take any action or make any agreement required by any Governmental Entity under any Law unless such action or agreement is conditioned on the consummation of the Transactions.

(b) Each of the Company and Parent shall use reasonable best efforts to file (and to request early termination of any applicable waiting period), as soon as practicable, and no later than ten (10) Business Days (but, with respect to filings and submissions required under the HSR Act, twenty (20) Business Days), after the Agreement Date, all filings, submissions, notices, reports and other documents required to be filed by such party with any Governmental Entity, or that Parent may reasonably request, with respect to the Transactions and to submit promptly any additional information requested by any such Governmental Entity.

(c) To the extent permitted by applicable Law, each of the Company and Parent shall promptly inform the other of any material communication between the Company, any Company Subsidiary or Parent (as applicable) and any Governmental Entity regarding the Transactions either (x) before delivering any material communication to a Governmental Entity or (y) promptly after receiving any material communication from a Governmental Entity (and if in writing, furnish the other party with a copy of such communication, excluding, as applicable, any attachments, materials, or information deemed sensitive by the submitting party). If the Company, any Company Subsidiary or Parent or any Affiliate thereof shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Transactions, then the Company, the Company Subsidiary or Parent (as applicable) shall comply in a timely manner with any request, as soon as reasonably practicable. To the extent permitted by applicable Law and except as may be prohibited by any Governmental Entity, the parties hereto (other than the Holder Representative) shall (i) consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Regulatory Approvals or any other applicable Law, and (ii) provide advance notice of and permit authorized representatives of the other party to be present at each meeting or conference with any Governmental Entity, to the extent reasonably practicable and permitted by the Governmental Entity; provided, however, that nothing herein will preclude Parent, the Company or any Company Subsidiary from participating in impromptu discussions with a Governmental Entity without participation by the other party where the discussions are initiated by the Governmental Entity or in connection with communications the Company initiates with its government customers and regulators in the ordinary course of Company’s business regarding routine matters, such as licenses or authorizations required under relevant regulations or contract performance and bids, that fall into categories agreed with Parent (such party shall promptly inform the other of any such material communication between the Governmental Entity and the Company, any Company Subsidiary or Parent). Each of Parent and Company may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section 5.16(c) as “outside counsel only.” Any such materials, as well as the information contained therein, shall be provided only to a receiving party’s outside counsel (and mutually acknowledged outside consultants) and not disclosed by such outside counsel (or consultants) to any Employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information. After good faith consultation with the Company, Parent shall be entitled to make strategic and tactical decisions as to the manner in which to obtain from any Governmental Entity under any applicable Laws, any actions or non-actions, consents, approvals, authorizations, clearances or Orders required to be obtained by Parent, the Company or any Company Subsidiary or any of their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement, including as to any litigation or potential litigation matters, pertaining to the Regulatory Approvals or any other applicable Laws. Neither Parent nor the Company will, nor will they permit any of their respective Representatives to, make any proposals relating to, or enter into, any material understanding, undertaking or agreement (including any timing or similar agreement) with, any Governmental Entity relating to the transactions contemplated by this Agreement without the other’s prior review, provided that the final determination as to the appropriate course of action or proposal shall be made by Parent; provided, further, that Parent shall not enter into any timing or similar agreement or agree to any extension of any waiting period with any Governmental Entity without the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed); and provided further that communications by the Company with its government customers or regulators in the ordinary course of the Company’s business on routine matters, including seeking licenses and authorizations from a relevant Governmental Entity or modifications to such licenses and authorizations, shall not be considered material. Each of the Company, each Company Subsidiary (as applicable) and Parent shall use its reasonable best efforts to take such actions as may be required to cause the expiration of any applicable waiting period (or any extension or early termination thereof) under applicable Laws with respect to the Transactions and to obtain the Regulatory Approvals as promptly as possible after the execution of this Agreement.

(d) In furtherance, and without limitation, of the other provisions of this Section 5.16, to the extent necessary to obtain any consent, clearance, approval, or expiration or termination of any applicable waiting period required to satisfy the conditions set forth in Section 6.1(a)(ii), Parent shall and shall cause its Affiliates to (A) offer and agree to divest or hold separate, or enter into a licensing or similar arrangement with respect to, any assets (whether tangible or intangible) or any portion of any business of the Company or any of the Company Subsidiaries and (B) offer and agree to a prohibition or limitation in any respect on the ownership or operation by the Company, any of the Company Subsidiaries of any asset (whether tangible or intangible) or any portion of any business of the Company, or any of the Company Subsidiaries, in each case as may be required in order to enable the consummation of the Transactions to occur as soon as reasonably practicable (and in any event not later than the End Date); provided, however, that neither Parent nor any of its Affiliates shall be required to (and the Company and the Company Subsidiaries shall not, without the prior written consent of Parent) proffer or agree to any of the actions described in the foregoing clauses (A) or (B) if such actions would, individually or in the aggregate, reasonably be expected to be (i) material and adverse to the business of the Company and the Company Subsidiaries, taken as a whole, or (ii) materially detrimental to the benefits Parent and its Affiliates expect as a result of the Transactions. For the avoidance of doubt, notwithstanding anything in Section 5.16 or any other provision of this Agreement to the contrary, in no event shall Parent and its Affiliates be obligated to litigate, defend, or contest any Action, whether judicial or administrative, challenging or seeking to restrain or prohibit the consummation of the Transactions.

Section 5.17 Preparation and Delivery of Required Financial Statements.

(a) Audited Financial Statements. As promptly as reasonably practicable following the Agreement Date, and in no event later than three (3) Business Days prior to the Closing, the Company shall prepare and deliver to Parent an audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2024, and the related audited consolidated statements of stockholders’ equity, income, comprehensive income and cash flows of the Company and the Company Subsidiaries for the fiscal year ended December 31, 2024, together with all notes and schedules thereto, in each case, prepared consistent with past practices in accordance with GAAP, applied on a consistent basis throughout the periods indicated (the “Required Audited Financial Statements”).

(b) Unaudited Interim Financial Statements. As promptly as practicable, and in any event within thirty (30) days, following the end of each calendar quarter ending on or after the Agreement Date, but excluding any full calendar quarter ending not more than thirty (30) days prior to the Closing Date the Company shall prepare and deliver to Parent an unaudited consolidated balance sheet of the Company and each Company Subsidiary as of the end date of each such calendar quarter, and an unaudited statement of stockholders’ equity, income and cash flow for such calendar quarter, as well as an unaudited consolidated balance sheet of the Company and each Company Subsidiary and a statement of stockholders’ equity, income and cash flow for the corresponding periods (the “Unaudited Interim Financial Statements”, and together with the Required Audited Financial Statements, the “Required Financial Statements”), which Unaudited Interim Financial Statements shall be prepared consistent with past practices in accordance with GAAP, applied on a consistent basis throughout the periods indicated.

Section 5.18 Company Director and Officer Indemnification.

(a) During the period commencing as of the Closing and ending on the sixth (6th) anniversary of the Closing, to the fullest extent permitted by applicable law, Parent shall cause the Company to fulfill and honor in all respects the obligations of the Company pursuant to (i) each indemnification agreement in effect between the Company and any Company Indemnified Party as of the Agreement Date and set forth on Section 5.18(a) of the Disclosure Schedule and (ii) all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions contained in the Governing Documents (as in effect on the Agreement Date).

(b) For a period of six (6) years following the Closing, Parent shall cause the Governing Documents of the Company to contain provisions with respect to exculpation and indemnification and advancement of expenses that are at least as favorable to the Company Indemnified Parties as those contained in the Governing Documents (as in effect on the Agreement Date), which provisions will not be amended, repealed or otherwise modified in any matter that would adversely affect the rights thereunder of Company Indemnified Parties.

(c) Prior to the Closing, the Company shall purchase for the benefit of the Company Indemnified Parties, a directors’ and officers’ liability insurance policy (any such insurance policy, the “D&O Policy”) providing coverage for six (6) years following the Closing with terms and coverage limits no less favorable than those in effect prior to the Closing. Fifty percent (50%) of the premium for such D&O Policy shall be included in Third Party Expenses. In no event shall Parent take any action that would cause such D&O Policy to cease to be effective and shall take all commercially reasonable actions (other than paying additional premiums) to maintain in effect such D&O Policy for the benefit of such Company Indemnified Parties.

(d) For the avoidance of doubt, and notwithstanding anything herein to the contrary, Parent shall be under no obligation to maintain the existence of the Company for any specified period following the Closing; provided that, if the Company or any of its successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger then, and in each such case, proper provisions shall be made so that the successors and assigns of the Company shall assume all of the obligations of the Company set forth in this Section 5.18.

(e) This Section 5.18 shall survive the Closing, is intended to benefit and may be enforced by the Company Indemnified Parties and their respective heirs, successors and assigns and shall be binding on Parent and its Subsidiaries and their respective successors and assigns.

Section 5.19 Tax Matters.

(a) Tax Returns. Following the Closing Date, Parent shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by the Company or any Company Subsidiaries after the Closing Date with respect to taxable periods ending before or including the Closing Date (each a “Pre-Closing Tax Return”). Each Pre-Closing Tax Return shall be prepared in accordance with past practices (unless otherwise required by applicable Law). Parent shall deliver to the Holder Representative for its review a draft of each such Pre-Closing Tax Return at least twenty (20) Business Days prior to the due date thereof (or, in the case of any non-income Tax Return, as soon as reasonably practicable thereafter) (taking into account any extensions), and shall consider in good faith any reasonable comments of the Holder Representative relating thereto.

(b) Tax Contests. Parent shall, within thirty (30) days of Parent or any of its Affiliates becoming aware thereof, give written notice to the Holder Representative of the assertion of any claim, or the commencement of any proceeding by a Governmental Entity, with respect to any Taxes of the Company or the Company Subsidiary (a “Tax Claim”) that is reasonably expected (as reasonably determined by Parent in good faith) to result in a liability for any of the Indemnifying Parties under Article VIII (such Tax Claim, an “Indemnified Tax Claim”); provided, that failure to give written notice within such thirty

(30) day period shall not reduce or eliminate any Indemnified Party’s right to indemnification hereunder except to the extent an Indemnifying Party is actually prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Indemnified Tax Claim and shall include a copy of the relevant portion of any correspondence received from the relevant Governmental Entity. The Holder Representative shall have the exclusive right to control, at its own cost and expense, the portion of any Indemnified Tax Claim relating to any Pre-Closing Taxes; provided, that the Holder Representative (i) shall keep Parent reasonably informed as to the progress of such portion of any Indemnified Tax Claim, (ii) shall permit Parent to participate, at Parent’s sole cost and expense, in such portion of any Indemnified Tax Claim and (iii) shall not settle such portion of any Indemnified Tax Claim without Parent’s consent (which consent is not to be unreasonably withheld, conditioned or delayed). Parent shall, at its own cost and expense, have the exclusive right to control any other Tax Claim (including, for the avoidance of doubt, the portion of any Indemnified Tax Claim which does not relate to Pre-Closing Taxes).

(c) Certain Tax Matters. Following the Closing, except as required by applicable Law, the Company and Parent shall not (and shall cause their respective Affiliates not to) take any of the following actions without the written consent of the Holder Representative (such consent not to be unreasonably withheld, conditioned or delayed): (i) file any amended Tax Return with respect to the Company or the Company Subsidiary for any Pre-Closing Tax Period or Straddle Period; (ii) make or modify any Tax election or modify any method of accounting with respect to the Company for any Pre-Closing Tax Period or Straddle Period; (iii) voluntarily approach any taxing authority regarding Tax matters pertaining to the Company for any Pre-Closing Tax Period or Straddle Period; (iv) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency with respect to the Company for any Pre-Closing Tax Period or Straddle Period; (v) take any action outside the ordinary course of business on the Closing Date after the Closing, in the case of clauses (i) through (iv), to the extent such action could reasonably be expected to give rise to any Taxes for which the Securityholders are liable pursuant to this Agreement.

(d) Tax Refunds. The Securityholders shall be entitled to any Tax refunds that are received by the Company or any Company Subsidiary that are in respect of Pre-Closing Taxes. The Company shall or shall procure any Company Subsidiary to pay over to the Securityholders any such refund (less any out-of-pocket expenses (including Taxes) incurred by the Company or any Company Subsidiary in connection with the obtaining or receipt of such refund) within ten (10) Business Days after receipt of such refund. As a condition to any such payment, the Holder Representative shall deliver to the Company a Spreadsheet, modified to include sufficient information for the Company to allocate and pay over any such Tax refund to the applicable Securityholders. To the extent permissible under applicable Law, in the event that Parent determines in its reasonable discretion that a credit against future Taxes is available as a result of Pre-Closing Taxes, Parent shall (or shall cause the Company to) request a refund of Pre-Closing Taxes (rather than a credit against future Taxes) to the extent the Company or its Subsidiary would be obligated to make a payment to the Securityholders pursuant to this Section 5.19(d) with respect to such refund. Notwithstanding the foregoing, no Securityholder shall be entitled to receive any

Tax refund paid after the Closing to the extent that such amount was already included in the calculation of the Closing Consideration.

(e) Cooperation. Following the Closing, Holder Representative agrees to furnish or cause to be furnished to Parent, upon request, as promptly as practicable, such information in its possession and reasonable assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Parent, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.

(f) Intended Tax Treatment. Each of Parent and the Company will (and will cause their respective Affiliates to) (i) use reasonable best efforts to cause the Merger to constitute as a transaction qualifying for the Intended Tax Treatment and (ii) not take any action not required by this Agreement or fail to take any action required by this Agreement that could reasonably be expected to prevent or impede the Merger from qualifying as a transaction qualifying for the Intended Tax Treatment.

(g) Plan of Reorganization. This Agreement is intended to constitute, and the parties hereto adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) and for purposes of Sections 354 and 361 of the Code.

(h) Opinion. Each of Parent and the Company shall reasonably cooperate with the other and with their respective tax advisors, and shall use its reasonable best efforts in connection with the issuance of any opinions by their respective tax advisors regarding the Intended Tax Treatment. In connection therewith, each of Parent and the Company shall deliver to the relevant tax advisor: (A) a duly authorized and executed officer’s certificate, dated as of such date as may be reasonably requested by such tax advisor, containing such representations such party is able to make as shall be reasonably necessary or appropriate to enable such tax advisor to render any such opinion or other written advice, and (B) such other information as reasonably requested by such tax advisor for purposes of rendering any such opinion or other written advice.

(i) No Condition or Contingency. Notwithstanding anything to the contrary, each party acknowledges and agrees that its obligations to effect the transactions contemplated by this Agreement are not subject to any condition with respect to the Merger qualifying for the Intended Tax Treatment.

(j) Straddle Periods. In the case of any Tax with respect to the Company or any Company Subsidiaries that is assessed with respect to a Straddle Period, (i) the amount of such Taxes based on or measured by income, sales, use, receipts or similar items (other than property and ad valorem Taxes) for the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date, (ii) with respect to any such Taxes of a United States shareholder (within the meaning of Section 951(b) of the Code) of a controlled foreign corporation (within the meaning of Section 957 of the Code) attributable to amounts included in the income of such United States shareholder under Sections 951 or 951A of the Code, the determination of liability for any such Taxes shall be made by assuming that the taxable year or period of the controlled foreign corporation consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other of which began at the beginning of the day following the Closing Date and relevant items of income, gain, deduction, loss or credit of the controlled foreign corporation shall be allocated between such two (2) taxable years or periods on a closing of the books basis by assuming that the books of the controlled foreign corporation were closed at the close of the Closing Date; provided, however, that Subpart F income (within the meaning of Section 952 of the Code) of the controlled foreign corporation shall be determined without regard to Section 952(c) of the Code, and (iii) the amount of any other Taxes and any exemptions, allowances or deductions determined for the entire Straddle Period, that in each case relates to the portion of the Straddle Period ending on and including the Closing Date shall equal the amount of such Tax, exemption, allowance, or deduction for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period. Notwithstanding anything to the contrary in the foregoing, the parties hereto agree that for all purposes of this Agreement, all Transaction Tax Deductions will be claimed in and/or allocated to the Pre-Closing Tax Period.

(k) Transfer Taxes. All Transfer Taxes incurred as a result of the transactions contemplated by this Agreement shall be borne 50% by the Securityholders (based on their respective Pro Rata Portion), on the one hand, and 50% by Parent, on the other hand. The party that is legally obligated to do so shall, at its own expense, properly prepare and timely file all Tax Returns with respect to such Taxes, and if required by Applicable Law, the other parties (other than the Holder Representative) shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation and cooperate in the preparation thereof; provided, that at least three (3) Business Days prior to the due date of any such Tax Return, the non-filing party shall pay to the filing party an amount equal to 50% of such Taxes.

Section 5.20 Resignations. To the extent requested by Parent at least ten (10) Business Days prior to Closing, the Company shall use reasonable best efforts to cause to be delivered to Parent duly executed resignation letters from each director and officer of the Company and the Company Subsidiaries, which shall include customary waiver, release and discharge provisions, in form and substance reasonably acceptable to Parent (the “Resignation Letters”); provided, that, the resigning officers shall only be required to resign in their capacity as a corporate officer of the Company (and not as an employee of the Company) pursuant to such Resignation Letters.

Section 5.21 Conduct of Business by Parent and Merger Sub. During the Pre-Closing Period, except to the extent that the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned, or delayed), as expressly contemplated by this Agreement, or as required by applicable Law, Parent and Merger Sub shall not:

(a) cause or permit any modifications, amendments or changes to the organizational documents of Parent or Merger Sub in a manner that would reasonably be expected to (A) adversely affect recipients of Merger Consideration relative to any other stockholders of Parent or (B) prevent, materially impede or delay Parent from consummating the Transactions in accordance with the terms hereof;

(b) adopt a plan of complete or partial liquidation, dissolution or restructuring, of Parent or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Merger Sub;

(c) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, shares or property) in respect of any its capital shares; or

(d) take, commit, or agree in writing or otherwise to take or make, any of the actions described clause (a) through (c) of this Section 5.21.

Section 5.22 No Control of the Other Party’s Business. The parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 5.23 WAB Agreements. As promptly as practicable (and in no event later than 10 Business Days) following the date hereof, the Company shall enter into (i) a Waiver and First Amendment to Loan and Security Agreement with Western Alliance Bank (the “WAB Amendment”), (ii) an Intellectual Property Security Agreement with Western Alliance Bank (the “WAB IPSA”), (iii) an Amended and Restated Warrant to Purchase Stock with Western Alliance Bank (the “WAB Warrant”) and (iv) one or more Purchase Agreements with Western Alliance Bank and certain Securityholders of the Company (each, a “WAB Purchase Agreement” and, together with the WAB Amendment, the WAB IPSA, the WAB Warrant and any other agreement entered into by the Company with Western Alliance Bank, the “WAB Agreements”), in each case in a form reasonably acceptable to Parent. Notwithstanding anything to the contrary herein, the Company shall take all actions that are necessary to cause the WAB Warrant to be acquired by the Company or otherwise terminated, cancelled and extinguished at the Closing, with the holder of such WAB Warrant receiving consideration in accordance with the terms thereof (the amount of such consideration, the “WAB Termination Amount”).

Article VI

CLOSING AND CLOSING CONDITIONS

Section 6.1 Closing Conditions.

(a) Mutual Conditions to Close.

(i) No Legal Restraints. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted or issued after the Agreement Date and remain in effect which has the effect of making the Transactions illegal or otherwise prohibiting or preventing the consummation of the Transactions in accordance with the terms hereof.

(ii) Regulatory Approvals. All consents, clearances or approvals of, or waiting periods (including any extension thereof and any timing agreement entered into with a Governmental Entity to delay or not to consummate the Transactions) imposed by, Governmental Entities that are listed on Section 6.1(a)(ii) of the Disclosure Schedule shall have been obtained, expired or been terminated (as applicable) (collectively, the “Regulatory Approvals”).

(b) Additional Conditions to Parent’s Obligation to Close. The obligations of Parent to consummate the Closing are subject to the satisfaction or waiver by Parent of each of the following conditions on or prior to the Closing Date:

(i) Representations and Warranties. (x) Each of the representations and warranties of the Company set forth in this Agreement (other than as set forth in subsections (y) and (z) below) shall have been true and correct (without giving effect to any materiality or Company Material Adverse Effect or similar qualification contained therein) in all respects on the date they were made and shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect or similar qualification contained therein) in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company made only as of a specified date, which shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect or similar qualification contained therein) in all respects as of such date), in each case except to the extent that the failure of such representations and warranties to be true and correct do not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (y) each of the Fundamental Representations other than the representations and warranties set forth in Section 3.5(a), the third sentence of Section 3.5(b), the first sentence of Section 3.5(c), the first sentence of Section 3.5(e) and Section 3.5(f) (A) to the extent qualified by materiality or Company Material Adverse Effect or similar qualification, shall have been true and correct in all respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company made only as of a specified date, which shall be true and correct in all respects as of such date) and (B) to the extent not so qualified, shall have been true and correct in all material respects on the date they were made and shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company made only as of a specified date, which shall be true and correct in all material respects as of such date) and (z) the representations and warranties of the Company set forth in Section 3.5(a), the third sentence of Section 3.5(b), the first sentence of Section 3.5(c), the first sentence of Section 3.5(e) and Section 3.5(f) shall have been true and correct in all respects (other than de minimis inaccuracies) on the date they were made and shall be true and correct (other than de minimis inaccuracies) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of the Company made only as of a specified date, which shall be true and correct in all respects (other than de minimis inaccuracies) as of such date).

(ii) Covenants. The Company shall have performed and complied in all material respects with each of their covenants and obligations under this Agreement required to be performed and complied with by the Company prior to the Closing.

(iii) Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the Agreement Date that is continuing.

(iv) Company Deliverables. Prior to or concurrently with the Closing, the Company shall have delivered to Parent the following (which remain or will be in full force and effect as of the Closing, as applicable):

(A) the Escrow Agreement, duly executed by the Holder Representative;

(B) a certificate executed by the Chief Executive Officer of the Company for and on behalf of the Company certifying as accurate and complete the information set forth in the Spreadsheet delivered in connection with the Closing Date (the “Financial Certificate”);

(C) a certificate executed by the Chief Executive Officer of the Company for and on behalf of the Company (but not in his personal capacity) certifying that, as of the Closing, the conditions set forth in Sections 6.1(b)(i), 6.1(b)(ii) and 6.1(b)(iii) have been satisfied;

(D) the Payoff Letters;

(E) the Registration Rights Agreement, duly executed by the Holder Representative; and

(F) a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3), together with a notice to the IRS, in accordance with the requirements of Treasury Regulations Section 1.897-2(h)(2).

(c) Conditions to the Company’s Obligation to Close. The obligations of the Company to consummate the Closing are subject to the satisfaction or waiver by the Company of each of the following conditions on or prior to the Closing Date:

(i) Parent Representations and Warranties. (x) Each of the representations and warranties of Parent set forth in this Agreement other than the representations and warranties set forth in Section 4.6 shall have been true and correct (without giving effect to any materiality or Parent Material Adverse Effect or similar qualification contained therein) in all respects on the date they were made and shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect or similar qualification contained therein) in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than the representations and warranties of Parent made only as of a specified date, which shall be true and correct (without giving effect to any materiality or Parent Material Adverse Effect or similar qualification contained therein) in all respects as of such date), except where any failure of any such representations and warranties to be true and correct would not be a Parent Material Adverse Effect and (y) the representations and warranties of Parent set forth in Section 4.6 shall have been true and correct in all respects on the date they were made and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such date.

(ii) Covenants. Parent shall have performed and complied in all material respects with each of its covenants and obligations under this Agreement required to be performed and complied with by it prior to the Closing.

(iii) Parent Material Adverse Effect. No Parent Material Adverse Effect shall have occurred since the date of the Agreement that is continuing.

(iv) Approval for Listing. The shares of Parent Common Stock issuable under this Agreement as the Closing Consideration shall have been approved for listing on The New York Stock Exchange, subject to official notice of issuance.

(v) Parent Deliverables. Prior to or concurrently with the Closing, Parent shall have delivered to the Company the following (which remain or will be in full force and effect as of the Closing, as applicable):

(A) the Escrow Agreement, duly executed by Parent and the Escrow Agent;

(B) the Registration Rights Agreement, duly executed by Parent; and

(C) a certificate executed by a duly authorized officer of Parent for and on behalf of the Company (but not in their personal capacity) certifying that, as of the Closing, the conditions set forth in Sections 6.1(c)(i), 6.1(c)(ii) and 6.1(c)(iii) have been satisfied.

Article VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date only:

(a) by mutual written agreement of the Company and Parent;

(b) by Parent or the Company, by written notice to the other, if the Closing shall not have occurred on or prior to February 2, 2026, (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date;

(c) by Parent or the Company, by written notice to the other, if any Law or final and non-appealable Order shall be in effect which has the effect of making the Transactions illegal or otherwise prohibits the consummation of the Transactions;

(d) by Parent, by written notice to the Company, if Western Alliance Bank or Rocket Lab USA, Inc., during a continuing event of default, accelerates and demands immediate repayment of outstanding obligations, takes action against any collateral or exercises any similar remedies under the WAB Loan Agreement or the Rocket Lab Loan Agreement, respectively (each as defined in Section 3.5(g) of the Disclosure Schedule);

(e) by Parent, by written notice to the Company, if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Sections 6.1(b)(i) or 6.1(b)(ii) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within thirty (30) days after written notice thereof to the Company; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured, or (ii) if any of the conditions to Closing in Sections 6.1(b)(i) and 6.1(b)(ii) for the benefit of Parent are incapable of being satisfied on or before the End Date; or

(f) by the Company, by written notice to Parent, if it is not in material breach of its obligations under this Agreement and there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Sections 6.1(c)(i) or 6.1(c)(ii) would not be satisfied as of the time of such breach or inaccuracy and such breach or inaccuracy has not been cured within thirty (30) days after written notice thereof to Parent; provided, however, that no cure period shall be required (i) for a breach or inaccuracy which by its nature cannot be cured or (ii) if any of the conditions to Closing in Sections 6.1(c)(i) and 6.1(c)(ii) for the benefit of the Company are incapable of being satisfied on or before the End Date.

Section 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith expire and there shall be no liability or obligation on the part of Parent, the Company or their respective Representatives, if applicable; provided, however, that each party hereto shall remain liable for any Willful Breach of this Agreement, any of the Related Agreements, or in any certificate or other instruments delivered pursuant to this Agreement prior to its termination (and the parties agree that the damages available to the Company hereunder shall include the benefit of the bargain lost by the Company and the Securityholders (taking into consideration relevant matters, including the total amount payable to the Securityholders under this Agreement, opportunity costs and the time value of money)); and provided further, however, that, the provisions of Section 5.11 (Third Party Expenses), Section 5.12 (Public Disclosure), Section 5.14 (Confidentiality), Article X (General Provisions) and this Section 7.2 (in each case including the respective meanings ascribed to the capitalized terms used in such Sections as defined in this Agreement) shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VII.

Article VIII

INDEMNIFICATION

Section 8.1 Survival of Representations and Warranties.

(a) The representations and warranties of the Company contained in this Agreement or any certificate or other instrument delivered in connection herewith shall survive until 11:59 p.m. (Eastern Time) on the date that is eighteen (18) months following the Closing Date (the date of expiration of such period, the “Expiration Date”); provided, that the representations and warranties of the Company contained in Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability), Sections 3.5(a) through 3.5(f) (Company Capital Structure), and Section 3.25 (Third Party Expenses) (collectively, the “Fundamental Representations”) shall survive until 11:59 p.m. (Eastern Time) on the date that is six (6) years following the Closing; provided, further, that in the event of a Bad Act with respect to a representation or warranty, such representation or warranty shall survive (with respect to any claim of Bad Act only) until the longer of the date that is six (6) years after the Closing and the date that is sixty (60) days after the expiration of the statute of limitations applicable to such claim of Bad Act; provided, further, if a claim is made pursuant to Section 8.4 prior to the applicable expiration of the survival period for any representation and warranty, such representation and warranty shall survive as to such claim until such claim has been finally resolved.

(b) The representations and warranties of Parent contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing.

(c) For the avoidance of doubt and notwithstanding anything to the contrary set forth herein, it is the intention of the parties hereto that the foregoing respective survival periods and termination dates supersede any applicable statutes of limitations that would otherwise apply to such representations, warranties, certifications, covenants and agreements.

Section 8.2 Indemnification.

(a) From and after the Closing and by virtue of the Merger, each of the Securityholders receiving a portion of the Closing Consideration pursuant to Section 1.5(a) (each, an “Indemnifying Party” and, collectively, the “Indemnifying Parties”) shall severally, and not jointly, in proportion to each such Indemnifying Party’s Pro Rata Portion (except as to the Indemnity Escrow Amount) indemnify and hold harmless Parent, its Affiliates and its and their respective Representatives, including the Company following the Closing (the “Indemnified Parties”), from and against all Losses paid, incurred, suffered or sustained by the Indemnified Parties, or any of them (regardless of whether or not such Losses relate to any third party claims) resulting from or arising out of any of the following:

(i) any breach of, or inaccuracy in, as of the Agreement Date or as of the Closing (as though made as of such time), a representation or warranty of the Company (other than the Fundamental Representations or the representations or warranties in Section 3.9) set forth in this Agreement or any breach of, or inaccuracy in, any representation or warranty in any certificate delivered by, or on behalf of, the Company pursuant to this Agreement with respect to any such representation or warranty;

(ii) any breach of, or inaccuracy in, as of the Agreement Date or as of the Closing (as though made as of such time), any of the Fundamental Representations or any breach of, or inaccuracy in, any representation or warranty in any certificate delivered by, or on behalf of, the Company pursuant to this Agreement with respect to any of the Fundamental Representations;

(iii) any failure by the Company to perform or comply with any of its covenants or agreements set forth in this Agreement prior to the Closing;

(iv) any appraisal claims made by dissenting Securityholders;

(v) any Equityholder and Indemnity Claim Matter;

(vi) any Bad Act by the Company; and

(vii) any Pre-Closing Taxes.

(b) For purposes of this Article VIII, when determining the amount of Losses suffered by an Indemnified Party, as a result of any, or whether there occurred any, breach or inaccuracy of a representation or warranty that is qualified or limited in scope as to materiality or Company Material Adverse Effect or similar qualification, such representation or warranty shall be deemed to be made without such qualification or limitation.

(c) Any payments made to an Indemnified Party pursuant to any indemnification obligations under this Article VIII or Section 5.19 will be treated as adjustments to the Closing Consideration for Tax purposes, unless otherwise required by applicable Law.

(d) Nothing in this Agreement shall limit the right of any Indemnified Party to pursue remedies under the terms of any Related Agreement against the parties thereto.

(e) From and after and by virtue of the Closing, this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties against any Indemnifying Party for any monetary damages under, or for a breach of, this Agreement or resulting from, arising out of or in connection with the Transactions; provided, however, that (i) this Section 8.2(e) shall not be deemed a waiver by any party of, or any limitation on, (x) any right to specific performance or injunctive relief or (y) any right or claim under the terms of any Related Agreement, and (ii) subject to Section 8.3(c), nothing in this Agreement shall limit the liability of any Indemnifying Party (and this Article VIII shall not be the sole and exclusive remedy in respect of such Indemnifying Parties) in connection with any Bad Act committed by the Company.

(f) In the event an Indemnified Party has suffered a Loss which would give rise to a right to be indemnified under more than one of the subclauses of Section 8.2(a), such Indemnified Party shall be entitled to make a claim for such Losses under any and all such subclauses; provided that, for the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, in no event shall any Indemnified Party be entitled to any double recovery with respect to any particular Loss or claim. For the avoidance of doubt, nothing in this Agreement shall require any Indemnified Party to make any claim under this Article VIII and, subject to the survival periods set forth in Section 8.1, no such claim shall be waived or otherwise prejudiced as a result of any delay in making such claim (other than to the extent the Indemnifying Party is prejudiced by such delay). No Indemnified Party shall be entitled to indemnification under this Article VIII arising from a breach of any representation, warranty or covenant set forth herein (and the amount of any Loss incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent such Loss was already expressly reflected in the calculation of the Final Closing Consideration.

(g) The rights of the Indemnified Parties to indemnification, compensation, reimbursement, or payment of Losses or any other remedy under this Agreement shall not be affected by any investigation or examination conducted with respect to, or any knowledge possessed or acquired (or capable of being possessed or acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, by or on behalf of any of the Indemnified Parties or any of their Affiliates or any of their respective Representatives with respect to the accuracy or inaccuracy or breach of, or compliance with, any representation, warranty, certification, covenant, or any other matter. The waiver of any condition in this Agreement based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, compensation, reimbursement, or payment of Losses, or any other remedy based on any such representation, warranty, certification, covenant, or agreement. No Indemnified Party shall be required to show reliance on any representation, warranty, certification, or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation, reimbursement, or payment pursuant to Section 8.2(a).

(h) The amount of any Losses recoverable by an Indemnified Party under Article VIII shall be reduced by any insurance proceeds actually received or realized by such Indemnified Party in respect of such Losses, net of all costs of recovery of such proceeds or payments, including deductibles and reasonably anticipated increases in insurance premiums, retroactive or otherwise.

(i) The Indemnified Parties shall mitigate, to the extent required under the Laws of the State of Delaware, Losses for which indemnification may be claimed by them under this Agreement.

(j) Each Indemnifying Party waives, acknowledges and agrees that such Indemnifying Party shall not have and shall not exercise or assert (or attempt to exercise or assert) any right of contribution, right of indemnity, right to reimbursement or advancement of expenses or other right or remedy against Parent or the Company in connection with any Losses claimed by any Indemnified Party under Article VIII.

Section 8.3 Limitations of Liability.

(a) The Indemnified Parties, as a group, may not recover any Losses pursuant to a claim (or series of related claims) under Section 8.2(a)(i) unless and until the Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least $1,600,000 in Losses in the aggregate (the “Deductible”) in which case, subject to the other applicable limitations herein, the Indemnified Parties shall be entitled to recover all Losses paid, incurred, suffered or sustained by the Indemnified Parties as a group in excess of the Deductible (it being further understood that any individual claim (or series of related claims) under Section 8.2(a)(i) in an amount less than $100,000 shall not be recoverable and shall not count towards the Deductible).

(b) The maximum Losses recoverable by the Indemnified Parties from the Indemnifying Parties under Section 8.2(a)(i), (ii), (iii), (iv), (v) and (vii) shall not exceed an amount equal to the Indemnity Escrow Amount in the aggregate and Losses recoverable by the Indemnified Parties under Section 8.2(a)(i), (ii), (iii), (iv), and (vii) shall be satisfied solely by the Indemnity Escrow Fund. From and after the Expiration Date, the Indemnified Parties shall not be permitted to bring any new claims for indemnification under this Article VIII for any Losses other than (i) claims for indemnification for Losses pursuant to Section 8.2(a)(v), for which the Indemnified Parties shall be permitted to bring new claims until the date that is thirty-six (36) months following the Closing Date and (ii) claims for indemnification for Losses pursuant to Section 8.2(a)(vi).

(c) The maximum liability of each Indemnifying Party, in the aggregate, shall be limited to a dollar amount equal to the sum of the aggregate value (based on the Per Share Price) of the Parent Common Stock actually issued and cash actually paid to such Indemnifying Party (or his, her, or its designee, assignee, transferee, or successor in interest), plus (ii) any and all amounts deducted or withheld in respect of Taxes with respect to such Indemnifying Party (or his, her, or its designee, assignee, transferee, or successor in interest). For the avoidance of doubt, Losses recovered by the Indemnified Parties out of the Indemnity Escrow Fund shall not be attributed as a liability to any specific Indemnifying Party for purposes of this Section 8.3(c).

(d) Notwithstanding anything herein to the contrary, Losses recoverable pursuant to this Article VIII shall not include punitive, special, consequential, indirect or multiplied damages (unless actually awarded to a third party in connection with a Third Party Claim) or damages based on a multiplier of a financial metric.

(e) The Indemnified Parties shall not be entitled to recover any Losses pursuant to Section 8.2(a)(vii) relating to Taxes for a taxable period (or the portion thereof) beginning after the Closing Date arising from a breach or inaccuracy of a representation or warranty, other than a representation or warranty in Section 3.9(b), Section 3.9(f), Sections 3.9(g) or 3.9(h).

(f) The Indemnified Parties shall not be entitled to recover any Losses to the extent that such Losses were included in the calculation of the Final Closing Consideration pursuant to Section 2.4(e).

Section 8.4 Indemnification Claim Procedures.

(a) Subject to the limitations set forth in Sections 8.1 and 8.3, if an Indemnified Party wishes to make an indemnification claim under this Article VIII, such Indemnified Party shall deliver a written notice (an “Indemnification Claim Notice”) to the Holder Representative (i) stating that an Indemnified Party has paid, incurred, suffered or sustained, or reasonably anticipates that it may pay, incur, suffer or sustain Losses, and (ii) to the extent reasonably available, specifying in reasonable detail such Losses, the date each such Losses were paid, incurred, suffered or sustained, or the basis for such anticipated Losses and, if applicable, the nature of the misrepresentation, breach of warranty or covenant to which such item is related. The Indemnified Party may update an Indemnification Claim Notice from time to time to reflect any change in circumstances following the date thereof. A failure to give complete, accurate, or, subject to the survival periods set forth in Section 8.1, timely notice of an Indemnification Claim Notice will not affect the rights or obligations of any Indemnified Party hereunder, except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure or delay. If a claim under this Article VIII may be brought under different or multiple sections, clauses or sub-clauses of Section 8.2(a) (or with respect to different or multiple representations, warranties or covenants), then the applicable Indemnified Parties shall have the right to bring such claim under any or each such section, clause, subclauses, representation, warranty or covenant (each a “Subject Provision”) that it chooses and the Indemnified Parties will not be precluded from seeking indemnification under any Subject Provision by virtue of the Indemnified Parties not being entitled to seek indemnification under any other Subject Provision. Notwithstanding anything to the contrary in this Section 8.4, the rights and obligations with respect to any Tax Claim shall be governed exclusively by Section 5.19(b).

(b) If the Holder Representative on behalf of the Indemnifying Parties (or the Indemnifying Party in the event that indemnification is being sought hereunder directly from such Indemnifying Party) shall not object in writing within the thirty (30) day period after receipt of an Indemnification Claim Notice (an “Indemnification Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Parties (or the Holder Representative on behalf of the Indemnifying Parties (or the Indemnifying Party in the event that indemnification is being sought hereunder directly from such Indemnifying Party)) that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Indemnification Claim Notice. In such event, subject to the limitations set forth in Section 8.3, with respect to each Indemnifying Party, the Indemnified Party shall be entitled to prompt recovery of all Losses set forth in and arising out of such Indemnification Claim Notice in accordance with Section 8.4(e).

(c) In the event that the Indemnifying Parties (or the Holder Representative, as the case may be) shall deliver an Indemnification Claim Objection Notice in accordance with Section 8.4(b) (or in the event that indemnification is being sought hereunder directly from a Indemnifying Party (if permitted hereunder), if such Indemnifying Party shall object to any claim or claims made in any Indemnification Claim Notice to recover claims directly from such Indemnifying Party within thirty (30) days after delivery of such Indemnification Claim Notice), such objecting Indemnifying Party (or the Holder Representative, as the case may be) and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If such objecting Indemnifying Party (or the Holder Representative, as the case may be) and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. In such event, subject to the limitations set forth in Section 8.3, with respect to each Indemnifying Party, the Indemnified Party shall be entitled to prompt recovery of all Losses set forth in such memorandum in accordance with Section 8.4(e).

(d) If no such agreement can be reached after good faith negotiation and prior to thirty (30) days after delivery of an Indemnification Claim Objection Notice, either the Indemnified Party or the objecting Indemnifying Party (or the Holder Representative, as the case may be) may bring an action in accordance with Section 10.11, unless the amount of the Loss that is at issue is the subject of a pending litigation or dispute with a third party, in which event no action shall be commenced until such amount is ascertained or both parties agree to commence such action.

(e) Should any Indemnified Party become entitled to recovery of any Losses pursuant to this Section 8.4, subject to the limitations set forth in Section 8.3, such recovery shall be made as follows:

(i) First, by recovery from the then-remaining portion of the Indemnity Escrow Fund, in which case Parent and the Holder Representative shall as promptly as practicable deliver joint written instructions to the Escrow Agent to release to Parent shares of Parent Common Stock from the Indemnity Escrow Fund in accordance with this Section 8.4(e)(i); and

(ii) Second, with respect to a Loss indemnifiable pursuant to Section 8.2(a)(vi) only, should recovery pursuant to Section 8.4(e)(i) be insufficient to satisfy the full amount of such Losses, by recovery directly from the Indemnifying Parties, which shall be paid in cash or by delivery of shares of Parent Common

Stock (valued at the Per Share Price) at the sole discretion of the applicable Indemnifying Party. In the event the applicable Indemnifying Party elects to pay such Losses in cash, such Indemnifying Party shall, within ten (10) days following the date such Losses are determined to be payable to the Indemnified Parties in accordance with this Section 8.4, pay to such Indemnified Parties such Indemnifying Party’s Pro Rata Portion of such shortfall in cash (or the full amount of such shortfall applicable to such Indemnifying Party, in the case that indemnification is being sought directly from such Indemnifying Party).

(f) For all purposes under this Article VIII, shares of Parent Common Stock (including the Indemnity Escrow Shares) shall be valued at the Per Share Price.

Section 8.5 Distribution of Escrow Fund. On or prior to the date that is five (5) Business Days after the Expiration Date, Parent and the Holder Representative shall deliver to the Escrow Agent a joint written instruction to release from the Indemnity Escrow Fund, and deliver to the Securityholders, that number of shares of Indemnity Escrow Shares having an aggregate value (based on the Per Share Price) equal to (a) the aggregate value of the Indemnity Escrow Shares then-remaining in the Indemnity Escrow Fund, less (b) the aggregate number of shares of Indemnity Escrow Shares that Parent reasonably and in good faith determines is necessary to serve as security for pending claims specified in Indemnification Claim Notices delivered prior to the end of the Expiration Date that have not been resolved prior to the Expiration Date. Upon the resolution of each pending claim for which a portion of the Indemnity Escrow Fund was withheld and retained, and after any distributions from the Indemnity Escrow Fund to the Indemnified Parties in accordance with this Article VIII, Parent and the Holder Representative shall deliver to the Escrow Agent a joint written instruction to release from the Indemnity Escrow Fund, and deliver to the Securityholders, the applicable Indemnity Escrow Shares withheld and retained in respect of such claim. Upon any such release of Indemnity Escrow Shares, each Securityholder that has delivered its Exchange Documents shall receive, with respect to each share of Company Capital Stock that was held by such Securityholder and converted into the right to receive the Merger Consideration pursuant to Section 1.5(a), the applicable Per Share Portion of such released Indemnity Escrow Shares as set forth on the Spreadsheet delivered in connection with the Expiration Date. Notwithstanding anything herein to the contrary, the aggregate number of Indemnity Escrow Shares to be released to a Securityholder from the Indemnity Escrow Fund at any particular time shall be rounded up or down to the nearest whole number of shares and, to the extent there are any Indemnity Escrow Shares remaining upon the final release of the Indemnity Escrow Fund as a result of such rounding, such remaining shares shall be transferred to Parent and the Securityholders shall have no right or interest in or to such shares.

Section 8.6 Third Party Claims.

(a) In the event that an Indemnified Party becomes aware of written third-party claim against such Indemnified Party that constitutes a matter for which either (a) such Indemnified Party is entitled to indemnification, compensation, or reimbursement under Section 8.2(a), or (b) if determined adversely to an Indemnified Party, would provide a basis for a claim under any of the matters indemnifiable under Section 8.2(a) (each, a

“Third Party Claim”), the Indemnified Party shall have the right in its sole and absolute discretion to conduct (and, if necessary assume) the defense and prosecution of and to settle or resolve any such Third Party Claim, and the reasonable costs and expenses incurred by such Indemnified Party in connection with the investigation, defense, prosecution, and settlement of such Third Party Claim (including reasonable and documented attorneys’, consultants’, experts’ and other professionals’ fees and expenses and court or arbitration costs) shall be Losses for which the Indemnified Parties are entitled to indemnification, compensation and reimbursement in accordance with, to the extent provided in, and subject to the limitations of this Article VIII, regardless of the outcome of such Third Party Claim. The Holder Representative shall have the right to receive copies of all pleadings, material written notices, and material written communications with respect to any Third Party Claim to the extent that receipt of such documents does not affect any privilege of or relating to any Indemnified Party, subject to the execution by the Holder Representative of Parent’s (and, if required, such third party’s) standard non-disclosure agreement, and shall be entitled, at the expense of the Holder Representative (on behalf of the Securityholders), to participate in, but not to determine or conduct, any defense or prosecution of the Third Party Claim or settlement negotiations with respect to the Third Party Claim.

(b) An Indemnified Party shall not be entitled to be indemnified or held harmless under Section 8.2 with respect to a Third Party Claim if such Indemnified Party enters into a settlement or resolution of a Third Party Claim without the consent of the Holder Representative, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, the Holder Representative may withhold its consent to any such settlement or resolution in its sole discretion if such settlement or resolution with respect to a Third Party Claim does not include, as an unconditional term thereof, the release of the liabilities in respect such Third Party Claim of which the Indemnified Party is seeking indemnification.

(c) In the event that the Holder Representative has consented to (or shall have been deemed to have consented to) any such settlement or resolution: neither the Holder Representative nor the Securityholders shall have any power or authority to object under any provision of this Article VIII to the amount of any claim by or on behalf of any Indemnified Party against the Indemnity Escrow Fund or directly against such Securityholders for indemnity with respect to such settlement or resolution.

Article IX

HOLDER REPRESENTATIVE

Section 9.1 Holder Representative.

(a) By virtue of the approval of the Merger and this Agreement by the Securityholders, and by receiving the benefits thereof, including any consideration payable hereunder, and without any further action of any of the Securityholders or the Company, with effect as of the Closing, Shareholder Representative Services LLC is hereby appointed as the true, lawful and exclusive representative, agent, proxy, and attorney-in-fact (with full power of substitution) of the Securityholders for all purposes in connection with this

Agreement or any Related Agreement, including: (i) to give and receive notices and communications in respect of all Relevant Matters, including in respect of any claim for indemnification pursuant to this Agreement by any Indemnified Party hereunder against any Indemnifying Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case under or relating to this Agreement or the transactions contemplated hereby; (ii) to authorize or object to any claims hereunder, including those by any Indemnified Party; (iii) to agree to, negotiate, enter into settlements and compromises of, commence actions and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any Relevant Matter, including any claim for indemnification pursuant to this Agreement by any Indemnified Party hereunder against any Indemnifying Party or any dispute between any Indemnified Party and any such Indemnifying Party, in each case under or relating to this Agreement or the transactions contemplated hereby; (iv) to deliver joint written instructions to the Escrow Agent or otherwise agree to releases from the Adjustment Escrow Fund or the Indemnity Escrow Fund; (v) to make any and all determinations with respect to, and acting for the Securityholders with respect to any and all matters pertaining to, any potential post-closing adjustments pursuant to Section 2.4; (vi) to consent or agree to any amendment to this Agreement at any time; (vii) to grant any extension or waiver under or in connection with this Agreement; and (viii) to take all other actions that are either (A) necessary or appropriate in the judgment of the Holder Representative for the accomplishment of the foregoing or in connection with this Agreement, the Escrow Agreement, any other Related Agreement or any engagement agreement with the Holder Representative, or (B) specifically mandated, permitted, or contemplated by the terms of this Agreement, in each case of clauses (i) through (v), without having to seek or obtain the consent of any Person under any circumstance. The Person serving as the Holder Representative may be replaced from time to time by a vote of the Persons then holding a Pro Rata Portion greater than two-thirds (2/3) of the aggregate of all Pro Rata Portions. The Holder Representative may resign at any time in accordance with the terms of the Holder Representative’s engagement agreement.

(b) Upon the Closing, the Company will wire $250,000 (the “Expense Fund”) to the Holder Representative, which shall be used for the purposes of paying directly, or reimbursing the Holder Representative for, any third party expenses pursuant to this Agreement and the Related Agreements. The Securityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Holder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Holder Representative shall hold the funds in the Expense Fund separate from its corporate funds, shall not use these funds for its operating expenses or any other corporate purposes and shall not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Holder Representative’s responsibilities, the Holder Representative shall cause (at the Securityholders’ expense) the disbursement of any remaining balance of the Expense Fund to the Securityholders based on such Securityholder’s Pro Rata Portion thereof, except in the case of payments to employees or former employees of the Company for which employment tax withholding is required, which such amounts shall be delivered to Parent or the Surviving Corporation and paid through Parent’s or Surviving Corporation’s payroll processing service or system. For Tax purposes, the Expense Fund shall be treated as having been paid by Parent to the Securityholders and voluntarily set aside by the Indemnifying Parties at the time of Closing. The parties hereto agree that the Holder Representative is not acting as a withholding agent or in any similar capacity, and is not responsible for any tax reporting or withholding, in connection with the Expense Fund or the distribution thereof.

(c) The Holder Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Holder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Securityholders shall indemnify the Holder Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Holder Representative, the Holder Representative will reimburse the Securityholders for the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Holder Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Securityholders under this Agreement at such time as such amounts would otherwise be distributable to the Securityholders; provided, that while the Holder Representative may be paid from the aforementioned sources of funds, this does not relieve the Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Holder Representative be required to advance its own funds on behalf of the Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Holder Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Holder Representative or the termination of this Agreement.

Article X

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via email (with acknowledgment of receipt (including automatically generated delivery or read receipts)) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email):

(a) if to Parent, to:

IonQ, Inc.

c/o Sandi Enloe

3755 Monte Villa Pkwy

Bothell, WA 98021

Attention: Stacey Giamalis

Email: [***]

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention: Rob Kindler; Chelsea N. Darnell
Email: rkindler@paulweiss.com; cdarnell@paulweiss.com

(b) if to the Company prior to the Closing, to:

Capella Space Corp.
438 Shotwell Street
San Francisco, CA 94110
Attention: Frank Backes
Email: [***]

with a copy (which shall not constitute notice) to:

Freshfields US LLP
3 World Trade Center
175 Greenwich Street
New York, NY 10007
Attention: Damien R. Zoubek; Sanjay Murti
Email: Damien.Zoubek@freshfields.com; Sanjay.Murti@freshfields.com

(c) if to the Holder Representative, to:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: [***]

All such notices and other communications shall be deemed to have been duly given or sent (i) one (1) Business Day following the date mailed if sent by overnight commercial messenger or courier service or five (5) Business Days following the date mailed if sent by other mail service, or (ii) on the date on which they are actually received if delivered personally or by facsimile or email transmission, as the case may be, and addressed as aforesaid. Following the Closing, any notice to be given to any Indemnifying Party shall be given to the Holder Representative.

Section 10.2 Interpretation. When a reference is made in this Agreement to an Appendix, Exhibit or Schedule, such reference shall be to an Appendix, Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive. When used herein, the phrase “to the extent” shall be deemed to be followed by the words “but only to the extent.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. The phrases “provided to,” “delivered to,” “made available to” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a complete paper or electronic copy of the information or material referred to has been provided to the party to whom such information or material is to be provided or delivered. Any such information or material uploaded to the virtual data room maintained by Carta shall be deemed to have been made available to Parent if and only if it has been so uploaded at least one (1) Business Days prior to the Agreement Date (and Parent has continued to have access to such information and materials in such virtual dataroom through the Agreement Date). References to any Person include the successors and permitted assignees of that Person. References from or through any date mean, unless otherwise specified, from but not including or to but not including, respectively. References to one gender include all genders. When used herein, references to “$” or “dollar” shall be deemed to be references to dollars of the United States of America. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.3 Entire Agreement. This Agreement, Annex A hereto, the Exhibits and Schedules hereto, the Disclosure Schedule, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other person any rights or remedies hereunder; provided that Article VIII is intended to benefit the Indemnified Parties, each of whom is an express third party beneficiary thereof; provided, further, that the provisions of Article I, Article II and Article VIII concerning payment of the Merger Consideration (including the premium reflected in the Merger Consideration, which was specifically negotiated by the Company on behalf of the Securityholders) shall, from and after the Effective Time, be for the express benefit of, and enforceable by, each Securityholder as of the Effective Time (each of whom is an express third party beneficiary thereof). Notwithstanding the foregoing, prior to the Effective Time, the rights and remedies conferred on the Securityholders pursuant to Article I, Article II and Article VIII concerning payment of the Merger Consideration (including the premium reflected in the Merger Consideration, which was specifically negotiated by the Company on behalf of the Securityholders) may only be enforced by the Company acting as an agent on the behalf of the Securityholders in its sole and absolute discretion, and the Company may retain any amounts obtained in connection therewith. No consent of the Indemnified Parties or any other person given third party rights under this Agreement shall be required in relation to any permitted rescission, termination or variation of this Agreement.

Section 10.4 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign their rights and delegate their obligations hereunder to their Affiliates as long as such party remains ultimately liable for all of its obligations hereunder.

Section 10.5 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

Section 10.6 Extension; Waiver. Parent, on the one hand, and, prior to the Closing, the Company, and following the Closing, the Holder Representative, on the other hand, may, to the extent permitted under any applicable Law, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 10.6, the Securityholders agree that any extension or waiver signed by the Company or the Holder Representative shall be binding upon and effective against all Securityholders whether or not they have signed such extension or waiver; provided, however, that no such extension or waiver shall materially and adversely affect any Securityholder’s rights or increase any Securityholder’s obligations without such Securityholder’s prior written consent.

Section 10.7 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 10.8 Specific Performance and Other Remedies.

(a) The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto of any covenant, obligation or other agreement set forth in this Agreement, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

(b) Subject to Section 8.2(e), any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(c) The liability of any Person under Article VIII will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based in connection with a claim of a Bad Act. Notwithstanding anything to the contrary contained in this Agreement, none of the provisions set forth in this Agreement, including the provisions set forth in Article VIII, shall be deemed a waiver by any Indemnified Party of any right or remedy available at law or in equity in connection with a claim of a Bad Act, nor will any such provisions limit, or be deemed to limit (i) the amounts of recovery sought or awarded in connection with any such claim for Bad Act, (ii) the time period during which a claim for any such Bad Act may be brought, or (iii) the recourse which any such Indemnified Party may seek against in connection with a claim of a Bad Act.

Section 10.9 Governing Law. This Agreement, and all actions, claims, matters, proceedings or counterclaims (whether based on contract, tort, or otherwise) arising out of, relating to, or be in connection with this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement hereof or any Related Agreement (the “Relevant Matters”), shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision, rule, principle (whether of the State of Delaware or any other jurisdiction) that would result in the application of the laws of any other jurisdiction. Notwithstanding the foregoing, and for the avoidance of doubt, this Section 10.9 shall not apply to any Relevant Matter to the extent a Related Agreement selects a different governing Law, in which case, such governing Law provision in such Related Agreement shall control.

Section 10.10 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY RELEVANT MATTER.

Section 10.11 Jurisdiction; Service of Process. The parties hereto irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such suit, action or proceeding, of the United States District Court for the District of Delaware over any suit, action or proceeding arising out of or relating to this Agreement, the Related Agreements or the Transactions. To the fullest extent that they may effectively do so under applicable Law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such legal proceeding brought in any such court and any claim that any such legal proceeding brought in any such court has been brought in an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such legal proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 10.1 such service to become effective ten (10) days after such mailing.

Section 10.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

•
IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

IONQ, INC.

By: /s/ Niccolo de Masi
Name: Niccolo de Masi
Title: Chief Executive Officer

PROJECT CORNET ACQUISITION SUB, INC.

By: /s/ Niccolo de Masi
Name: Niccolo de Masi
Title: President

[Signature Page to Merger Agreement]

CAPELLA SPACE CORP.

By: /s/ Frank Backes
Name: Frank Backes
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Holder Representative

By: /s/ Corey Quinlan
Name: Corey Quinlan
Title: Director

[Signature Page to Merger Agreement]

ANNEX A

DEFINED TERMS

“Accounting Methodology” has the meaning given in Part A of Schedule A.

“Action” means any action, suit, claim, complaint, litigation, investigation, audit, proceeding, arbitration or other similar dispute.

“Adjustment Escrow Amount” means the Adjustment Escrow Shares multiplied by the Per Share Price.

“Affiliate” of any Person means another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act 2010, applicable laws passed pursuant to the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any similar Laws, including the laws of any other jurisdiction where the Company and its Affiliates operate concerning or relating to public sector or private sector bribery or corruption.

“Approving Stockholders” means the Persons listed on Section 1.1(a) of the Disclosure Schedule.

“Bad Act” means any Willful Breach of a covenant in this Agreement or actual and intentional common law fraud under the laws of the State of Delaware in respect of the representations and warranties expressly contained in this Agreement.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York, are authorized or obligated by law or executive order to close.

“Closing Cash” means, without duplication, as of the Measurement Time (but determined as-if the Closing occurred at the Measurement Time), (a) the aggregate amount of all cash and cash equivalents held by the Company and each Company Subsidiary, whether on hand or in deposit, checking, brokerage or other accounts of, or in any safety deposit box or other physical storage device provided by, a financial institution, in each case, to the extent constituting “cash and cash equivalents” determined in accordance with the Accounting Methodology, plus (b) to the extent not already reflected in cash and cash equivalents, the aggregate amount of all un-cleared deposits of the Company and each Company Subsidiary, minus (c) the aggregate amount of cash needed to fund checks, drafts, draws and any electronic disbursements written or ordered by the Company and its subsidiaries but not cleared minus (d) all Taxes and other costs and expenses imposed on Parent, the Company and the Company Subsidiaries associated with repatriation of any

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cash or cash equivalents of the Company or any Company Subsidiary into the United States from sources outside the United States.

“Closing Cash Share Amount” means the Closing Cash divided by the Per Share Price.

“Closing Indebtedness” means, without duplication, the aggregate amount of all outstanding Indebtedness (including principal and accrued and unpaid interest) of the Company and each Company Subsidiary as of the Measurement Time (but determined as-if the Closing occurred at the Measurement Time).

“Closing Indebtedness Share Amount” means the Closing Indebtedness divided by the Per Share Price.

“Closing Net Working Capital” means, as of the Measurement Time (but determined as-if the Closing occurred at the Measurement Time), an amount equal to (i) the sum of all current assets of the Company and its Subsidiaries, minus (ii) the sum of all current liabilities of the Company and its Subsidiaries; provided, however, that “Closing Net Working Capital” shall exclude all (a) cash and cash equivalents or other items referenced in Closing Cash, (b) income Tax assets and income Tax liabilities, (c) deferred Tax assets and deferred Tax liabilities, (d) Indebtedness and (e) Third Party Expenses.

“Code” means the Internal Revenue Code of 1986 of the United States, as amended.

“Company Capital Stock” means all series and classes of capital shares of the Company.

“Company Common Stock” means the shares of common stock, par value $0.0001, of the Company.

“Company Common Warrants” means all issued and outstanding warrants to purchase or otherwise acquire Company Common Stock.

“Company Data” means all data and information, including Personal Data, Processed by or for the Company or any Company Subsidiaries.

“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change of control, termination pay, deferred compensation, performance awards, equity or equity-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind (including any Employee Agreement), whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Company Subsidiaries for the benefit of any Employee (or any dependent thereof), or with respect to which the Company or any Company Subsidiary has or may have any Liability or obligation.

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“Company Equity Plan” means the 2016 Stock Incentive Plan of the Company, as amended and restated from time to time.

“Company Indemnified Parties” means the current officers and directors of the Company or any Company Subsidiary and each other Person who is or was a director or officer of the Company or any Company Subsidiary at or at any time prior to the Closing.

“Company Intellectual Property Rights” means any and all Intellectual Property Rights that are owned by or purported to be owned by, and material to the business of, the Company or any of the Company Subsidiaries.

“Company IP” means Company Intellectual Property Rights and Company Technology.

“Company Material Adverse Effect” means any Effect, individually or when taken together with all other Effects, that is or is would reasonably be expected to be material and adverse to the business, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, other than any Effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) general changes or developments in the industry in which the Company and the Company Subsidiaries operate, (iii) changes following the Agreement Date in any Laws, GAAP or other applicable accounting standards, (iv) any natural disaster, pandemic, epidemic, act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity or any other similar event; (v) any change in the credit rating of the Company (it being understood that the underlying factors contributing to any such change may be taken into account in determining whether there has been a Company Material Adverse Effect (except to the extent otherwise provided herein)); (vi) any failure in and of itself by the Company to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect (except to the extent otherwise provided herein)); (vii) any public announcement of this Agreement and the transactions contemplated hereby (provided that this exception shall not apply with respect to any representation or warranty set forth herein that specifically relates to the effects of the transactions contemplated hereby); (viii) the negotiation, execution or performance of this Agreement or the consummation or pendency of the Transactions, including the impact thereof on relationships or potential relationships, contractual or otherwise (provided that this exception shall not apply with respect to any representation or warranty set forth herein that specifically relates to the effects of the transactions contemplated hereby); (ix) any action taken by (1) the Company or any of the Company Subsidiaries that is required by this Agreement or at Parent’s written request or (2) Parent or any of its Affiliates; or (x) relating to the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates; provided that, in the case of the Effects referenced in clauses (i) through (iv), such Effects shall be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect only to the extent the Company and the Company Subsidiaries are disproportionately affected as compared to other persons operating in the

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industries or markets in which the Company and its Subsidiaries operate (in which case only the disproportionate effect shall be taken into account).

“Company Options” means all issued and outstanding options to purchase or otherwise acquire Company Common Stock (whether or not vested) granted pursuant to the Company Equity Plan.

“Company Preferred Stock” means all series and classes of preferred shares of the Company, taken together.

“Company Preferred Warrants” means all issued and outstanding warrants to purchase or otherwise acquire Company Preferred Stock.

“Company Product” means each product or service (including all websites, applications, and other online sources and services) owned, made, marketed, distributed, imported, licensed or sold by or on behalf of the Company or any Company Subsidiaries.

“Company Securities” means the Company Capital Stock and the Company Options.

“Company Subsidiary” means a Subsidiary of the Company.

“Company Technology” means any Technology authored, invented, created, conceived or otherwise developed by or for the Company or Company Subsidiaries, and any Technology that embodies Company Intellectual Property Rights, in each case that the Company or any Company Subsidiary owns or purports to own.

“Company Warrants” means the Company Common Warrants and the Company Preferred Warrants.

“Contaminant” means (a) any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “corruptant,” “worm,” “malware,” “spyware,” “ransomware,” or “trackware” (as such terms are commonly understood in the software industry) or any other code designed, intended to, or that does have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any material manner the operation of, or providing unauthorized access to, any computer, tablet computer, handheld device or other device, or any Company Product or IT Systems, or (ii) damaging or destroying any data or file without a user’s consent and (b) any bug, vulnerability, defect, or error.

“Continuing Employees” means the employees of the Company and the Company Subsidiaries at the Closing who continue to remain employed with the Company or the Company Subsidiaries.

“Contract” means any contract, mortgage, indenture, lease, license, covenant, plan, insurance policy or other agreement, instrument, arrangement, understanding or commitment, permit, concession, franchise, license or obligation, whether written or oral, in each case that is legally binding.

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“Copyleft License” means any license of Technology that provides that, as a condition to the use, modification, distribution or hosting of such licensed Technology, that such licensed Intellectual Property Rights, or any other Intellectual Property Rights that are incorporated into, derived from, based on, linked to, or used or distributed with such licensed Intellectual Property Rights, be licensed, distributed, or otherwise made available: (i) in a form other than binary or object code (e.g., in Source Code form); (ii) under terms that permit redistribution, reverse engineering, or creation of derivative works or other modification; or (iii) without a license fee. Copyleft License includes the following licenses: the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, and the Eclipse Public License.

“Employee” means any current or former employee, individual consultant, individual independent contractor or director of the Company or any of the Company Subsidiaries.

“Employee Agreement” means each management, employment, service, severance, separation, settlement, consulting, contractor, relocation, change of control, retention, bonus, repatriation, expatriation, loan, visa, work permit or other Contract (including any offer letter or any agreement providing for acceleration of vesting of Company Options or any other agreement providing for compensation or benefits) between the Company or the Company Subsidiary and any Employee.

“Environmental Law” means every applicable Law, regulation, code of practice and other similar control and advice (in each case, having force of Law) made or issued by national or local government or by any other regulatory body, and every applicable regulation and directive made by the legislative organs of the European Union, relating to the protection of the environment (including the prevention of pollution of land, water or air due to the release, escape or other emission of any substance including radioactive substances or the production, transport, storage, treatment, recycling or disposal of waste or the making of noise) and the exposure of any Person to Hazardous Materials.

“Environmental License” means any agreement, permission, permit, license, authorization, consent, exemption or other approval obtained by the Company or any of the Company Subsidiaries under any Environmental Laws.

“Equityholder and Indemnity Claim Matters” means any claim or right asserted or held by any current, former or purported Stockholder or other securityholder of the Company or any Company Subsidiary, or any other Person, asserting, alleging or seeking to assert rights with respect to, or in connection with, any actual or alleged Company Security based upon or related to the Merger or any other Transactions, including any claim by any holder or purported holder of Company Securities that he, she or it is entitled to consideration at the Closing in excess of the amount allocated to such holder on the Spreadsheets or any breaches of fiduciary duties by current or former directors, officers or Securityholders; provided that “Equityholder and Indemnity Claim Matters” shall not include any claim made by an actual Securityholder in respect of (i) any rights pursuant to

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this Agreement or other Related Agreements to which such Securityholder is (or will be) a party or a third party beneficiary, including any right to receive consideration under and pursuant to the terms of this Agreement or (ii) any rights to indemnification under (A) the Governing Documents, (B) any indemnification agreement to which such Securityholder and the Company are parties that is listed on Section 5.18(a) of the Disclosure Schedule (if any) or (C) any applicable policy of directors’ and officers’ or other insurance maintained by the Company.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or that, together with the Company, could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Agreement” means the Escrow Agreement in substantially the form attached hereto as Exhibit E.

“Exchange Documents” means, with respect to each Securityholder, (a) a duly executed and completed Letter of Transmittal, (b) an IRS Form W-9 or W-8, as the case may be, duly executed and completed by such Securityholder and other applicable tax forms reasonably requested by Parent or its Representatives and (c) an Investor Questionnaire.

“GAAP” means the United States generally accepted accounting principles consistently applied.

“Government Bid” means any bid, offer, proposal, or quote made by the Company or any of the Company Subsidiaries that, if awarded or accepted, would result in a Government Contract.

“Government Contract” shall mean any Contract (including any prime contract, subcontract, teaming agreement, grant, federal assistance award, cooperative agreement, subaward, basic ordering agreement, blanket purchase agreement, other transaction agreement, purchase order, task order, delivery order, or any other instrument, and including all amendments, modifications, and options thereunder) between the Company and (a) a Governmental Entity, (b) any prime contractor or other higher-tier contractor, or (c) any direct subcontractor.

“Governmental Entity” shall mean (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization, (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations), (d) government-owned or controlled entity (including state-owned or state-controlled businesses or

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quasi-government entities), or (e) public international organization (e.g., the World Bank or Red Cross).

“Governmental Official” means any (a) officer, agent or employee of a Governmental Entity, (b) person acting in an official capacity for or on behalf of a Governmental Entity, (c) a candidate for government or political office, or (d) member of a royal family.

“Hazardous Material” means any chemical, waste, emission, material or substance defined or regulated under any Environmental Law as hazardous, radioactive, explosive, flammable, toxic, a pollutant or contaminant, or otherwise a danger to health, reproduction or the environment, or for which liability or standards of conduct may be imposed under any Environmental Law, including asbestos and petroleum or any derivative or byproduct thereof, radon, urea-formaldehyde, per- and polyfluoroalkyl substances, polychlorinated biphenyls or toxic mold.

“Inbound License” means any Contract pursuant to which the Company or any Company Subsidiary has been granted any rights to access or use any Technology of another Person, or pursuant to which the Company or any Company Subsidiary is granted a license, covenant not to sue, or other rights with respect to any Person’s Intellectual Property Rights.

“Indebtedness” of any Person means, as of a specified date, without duplication: (i) all liabilities of such Person for borrowed money, whether current or funded, secured or unsecured, and all obligations evidenced by bonds, debentures, notes or similar instruments; (ii) all liabilities of such Person for the deferred purchase price of property or services, which are required to be classified and accounted for under GAAP as liabilities; (iii) all liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property or other asset, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases; (iv) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction securing obligations of a type described in clauses (i), (ii) or (iii) above to the extent of the obligation secured and such letter of credit, banker’s acceptance or similar credit transactions has been actually drawn upon; (v) all guarantees by such Person of any liabilities of a third party of obligations described in clauses (i), (ii), (iii) or (iv) above, to the extent of the obligation guaranteed; (vi) the Pre-Closing Income Tax Amount; and (vii) all interest, fees, change of control payments, prepayment premiums, cancellation charges, fees, or penalties and other, charges, fees, penalties, or expenses owed with respect to the indebtedness referred to in clauses (i) through (vii) above; provided that Indebtedness shall not include any amounts owing by the Company to any Company Subsidiary or by any Company Subsidiary to the Company or any other Company Subsidiary. For the avoidance of doubt, with respect to the Company, Indebtedness shall also include, to the extent owed and not paid, the WAB Termination Amount and any other amounts payable (whether at or after the Closing Date) and not paid under any WAB Agreement.

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“Indemnified Party” means any Person entitled to indemnification pursuant to Section 8.2.

“Indemnity Escrow Amount” means $40,000,000.

“Intellectual Property Rights” means all intellectual property and proprietary rights, including all statutory, common law and other rights in, to, or arising out of, Technology (whether recorded or not and regardless of form or method of recording), which exist under the Laws of any jurisdiction in the world, including all rights the following types: (i) rights associated with works of authorship (including rights in Software), including copyrights, rights of attribution and integrity and other moral rights; (ii) rights in or arising out of logos, trademark, trade dress, business name, domain name and trade name rights and similar rights; (iii) rights associated with confidential information, including trade secret rights; (iv) patent and industrial design property rights, and equivalent or similar rights in, or arising out of, inventions (whether or not patentable), invention disclosures, improvements, modifications, methods or processes; (v) rights in, arising out of, or associated with a person’s name, voice, signature, photograph, or likeness, including rights of personality, privacy, and publicity; (vi) rights in, or arising out of, or associated with databases; and (vii) rights in or relating to applications, registrations, renewals, extensions, combinations, divisions, re-examinations, and reissues of, and right to apply for applications or the applications for, any of the rights referred to in clauses (i) through (vii) above.

“Inventory” means all inventory, including raw and packing materials, works-in-progress, finished goods, supplies, parts and similar items related to, used or held for use by the Company or any Company Subsidiaries, their contract manufacturers, or a third party logistics providers with whom the Company or any Company Subsidiaries has a Contract providing for the holding of such Inventory, in connection with the conduct of their business, in each case, as determined in accordance with the Accounting Methodology.

“Investor Questionnaire” means Parent’s customary Investor Suitability Questionnaire.

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means computers, Software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third party software or systems) owned, licensed, leased or otherwise used by the Company or any Company Subsidiary.

“Knowledge” or “Known” means, with respect to the Company the actual knowledge of Frank Backes, Justin McNaughton, Jessica Hunter, Gordon Farquharson, Brandon Smith and Leslie Kershaw, after due inquiry of their direct reports.

“Law” means any applicable federal, state, local, international or other constitution, law, statute, ordinance, rule, directive, regulation, published administrative position, policy or principle of common law, or any Order, in any case issued, enacted, adopted,

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promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Letter of Transmittal” means a letter of transmittal in the form attached hereto as Exhibit F.

“Liability” means, with respect to any Person, any and all liabilities, obligations, claims, and deficiencies of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise) of such Person or any of the Company Subsidiaries or Affiliates, regardless of whether or not such liabilities, obligations, claims, and deficiencies are required to be reflected on a balance sheet in accordance with GAAP or other applicable generally accepted accounting principle.

“Lien” means any lien, pledge, mortgage, assessment, hypothecation, deed of trust, preemptive right, easement, right of way, servitude, transfer restriction, security interest or other encumbrance of any kind or character whatsoever other than (i) Liens for Taxes, assessments and other government charges not yet delinquent or which are being contested in good faith by appropriate proceedings and for which proper reserves have been established in accordance with GAAP, (ii) landlords’, mechanic’s, materialmen’s, and similar Liens for amounts not delinquent or which are being contested in good faith by appropriate proceedings and for which proper reserves have been established in accordance with GAAP, (iii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iv) workmen’s, repairmen’s, warehousemen’s, carriers’ or other similar Liens for amounts not delinquent, (v) such customary permitted imperfections or irregularities of title and other Liens that do not secure Indebtedness and would not, individually or in the aggregate, be reasonably expected to materially detract from the value of, or materially interfere with the use of, the affected property, (vi) zoning, planning, building and other similar limitations, restrictions and rights of any Governmental Entity to regulate property which are not violated in any material respects, (vii) Liens on the landlord’s interest in any Leased Real Property, (viii) any Lien to be released on or prior to the Closing, (ix) any Lien arising pursuant to, or as a result of the Transactions, (x) any non-monetary Lien properly recorded or filed in any land register or other public register, (xi) any Lien arising pursuant to or described in the Governing Documents or applicable securities Laws, and (xii) non-exclusive licenses, sublicenses or covenants with respect to Company IP granted by the Company or any Company Subsidiaries in the ordinary course of business.

“Losses” means all claims, losses, liabilities, damages, deficiencies, Taxes, interest, awards, judgments, settlements, penalties, costs, and expenses, including court and arbitration costs and reasonable attorneys’ and consultants’ fees and expenses incurred in connection with investigating, defending against, prosecuting or settling any of the foregoing.

“Measurement Time” means 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date.

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“Open Source Software” means any software that is licensed, provided or distributed under any open source license (including any Copyleft License), including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license.

“Optionholder” means any holder of any Company Options.

“Order” means any order, judgment, injunction, ruling, edict, or other decree, whether temporary, preliminary or permanent enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Outbound License” means any Contract pursuant to which any Person has been granted any rights to access or use any Company Products, or that contains any assignment or license of, or any covenant not to assert or enforce, any Company Intellectual Property Rights.

“Parent Capital Stock” means all series and classes of capital shares of Parent.

“Parent Common Stock” means Parent’s common stock, par value $0.0001 per share.

“Parent Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects, that is or is would reasonably be expected to be material and adverse to the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole, other than any Effect resulting from (i) changes in general economic, financial market, business or geopolitical conditions, (ii) general changes or developments in the industry in which Parent and its Subsidiaries operate, (iii) changes following the Agreement Date in any Laws, GAAP or other applicable accounting standards, (iv) any natural disaster, pandemic, epidemic, act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity or any other similar event; (v) any change in the market price, credit rating or trading volume of the Parent Common Stock or other securities of Parent (it being understood that the underlying factors contributing to any such change may be taken into account in determining whether there has been an Parent Material Adverse Effect (except to the extent otherwise provided herein)); (vi) any failure in and of itself by Parent to meet any projections, budgets or estimates of revenue or earnings (it being understood that the facts giving rise to such failure may be taken into account in determining whether there has been an Parent Material Adverse Effect (except to the extent otherwise provided herein)); (vii) any public announcement of this Agreement and the transactions contemplated hereby (provided that this exception shall not apply with respect to any representation or warranty set forth herein that specifically relates to the effects of the transactions contemplated hereby); (viii) the negotiation, execution or performance of this Agreement or the consummation or pendency of the Transactions, including the impact thereof on relationships or potential relationships, contractual or otherwise (provided that this exception shall not apply with respect to any representation or warranty set forth herein that specifically relates to the effects of the

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transactions contemplated hereby); (ix) any action taken by (1) Parent or any of its Subsidiaries that is required by this Agreement or at the Company’s written request or (2) the Company or any of its Affiliates; or (x) relating to the identity of, or any facts or circumstances relating to the Company or any of its Affiliates; provided that, in the case of such Effects referenced in clauses (i) through (iv), such Effects shall be taken into account in determining whether there has been or would reasonably be expected to be a Parent Material Adverse Effect only to the extent Parent and its Subsidiaries are disproportionately affected as compared to other persons operating in the industries or markets in which Parent and its Subsidiaries operate (in which case only the disproportionate effect shall be taken into account).

“Parent Warrants” means all issued and outstanding warrants to purchase or otherwise acquire Parent Common Stock.

“Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Per Share Price” shall mean $29.97.

“Per Share Portion” means, with respect to any amount payable hereunder as Merger Consideration and any share of Company Capital Stock, the portion of such amount payable in respect of such share of Company Capital Stock in a “Deemed Liquidation Event” (as defined in, and calculated in accordance with, the Certificate of Incorporation) as if such aggregate amount were to be payable to the holders of Company Capital Stock in such “Deemed Liquidation Event”, taking into account all prior payments of Merger Consideration hereunder, and assuming, for the purpose of such calculation, that the value of any share of Parent Common Stock issued as Merger Consideration is the Per Share Price.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint share company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Data” means any information that, alone or in combination with other information, is capable of identifying an individual natural person, or that is otherwise defined as “personal data”, “personal information”, “personally identifiable information”, or similar term under the Privacy and Data Processing Requirements.

“Pre-Closing Income Tax Amount” means the sum, on a jurisdiction by jurisdiction basis, of the aggregate liability (which shall not be less than zero for any jurisdiction, any entity or any Tax) for current unpaid income Taxes of the Company and the Company Subsidiaries attributable to any Pre-Closing Tax Period in respect of which (a) a Tax Return has not been filed prior to the Closing Date or (b) a Tax Return has been filed prior to the Closing Date but any income Tax shown as due thereon has not been fully paid as of the Closing Date, in each case determined (i) as though any taxable period that includes but does not end on the Closing Date closes as of the end of the Closing Date (regardless of

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whether such treatment is prescribed by applicable Law), (ii) treating any deferred revenue, advanced amounts or prepaid amounts received, arising or accrued in any such period as subject to Tax in such period, (iii) including in taxable income all adjustments pursuant to any change in accounting method made prior to the Closing, including pursuant to Section 481 of the Code (or any analogous or similar provision of state, local or non-U.S. Law), and (iv) taking into account the Transaction Tax Deductions and any applicable income Tax refunds or overpayments, in each case, to the extent such deductions, refunds or overpayments would actually reduce cash Taxes payable in respect of any Pre-Closing Tax Period in the applicable jurisdiction.

“Pre-Closing Tax Period” means any taxable period or portion thereof that ends on or prior to the Closing Date, including the portion of any Straddle Period that ends on the Closing Date.

“Pre-Closing Taxes” means (a) any Tax imposed on the Company or any Company Subsidiaries in respect of any Pre-Closing Tax Period (determined by treating any Taxes imposed with respect to any advance payments, deferred revenues or other prepaid amounts that are received or arise in any Pre-Closing Tax Period as attributable to the Pre-Closing Tax Period, regardless of when such amounts are actually recognized for income Tax purposes), (b) any Tax of any Securityholder, (c) the Securityholders’ allocable share of Transfer Taxes pursuant to Section 5.19(k), and (d) Taxes resulting from a breach or violation of any representation, warranty, covenant or other agreement by the Company relating to Taxes contained herein.

“Privacy and Data Processing Policy” means each external statement, published policy, representation, or notice of the Company or any of the Company Subsidiaries relating to the Processing of Company Data, privacy, data protection, or security that is applicable to the Company or any Company Subsidiary.

“Privacy and Data Processing Requirement” means any (i) Law related to data protection, privacy or security (including, as applicable, the California Consumer Privacy Act, the Data Protection Act 2018, the Privacy and Electronic Communications (EC Directive) Regulations 2003, and the Security of Network & Information Systems Regulations 2018, all as amended and/or replaced, and in force from time to time, as applicable), (ii) Privacy and Data Processing Policy, or (iii) other legally binding requirement of a self-regulatory organization, industry standard (including the Payment Card Industry Data Security Standard, as applicable) or Contract relating to the Processing of Company Data, privacy, data protection, or security, including, in each case, in connection with direct marketing or the initiation, transmission, monitoring, interception, recording, or receipt of communications.

“Pro Rata Portion” means, with respect to each Securityholder, an amount equal to the quotient obtained by dividing (a) the aggregate value of the shares of Parent Common Stock paid or issued to such Securityholder pursuant to Section 1.5(a), by (b) the aggregate value of all shares of Parent Common Stock paid or issued to all Securityholders pursuant to Section 1.5(a), as set forth on the applicable Spreadsheet provided by the Company pursuant to Section 5.9. For purposes of clarity, the sum of all “Pro Rata Portions” of the

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Securityholders shall at all times equal one-hundred percent (100%) and Securityholders may have a Pro Rata Portion equal to zero percent (0%). For purposes of this defined term, shares of Parent Common Stock shall be valued at the Per Share Price.

“Process” means, with respect to any data or set of data, any operation or set of operations performed thereon, whether or not by automated means, including adaptation, alignment, alteration, collection, combination, compilation, consultation, creation, destruction, disclosure, disposal, dissemination, erasure, interception, maintenance, making available, organization, recording, restriction, retention, and retrieval, storage, structuring, transmission, and use, and security measures with respect thereto.

“Registered IP” means all Intellectual Property Rights that are registered or filed with or by, or issued under the authority of, any Governmental Entity or Internet domain name registrar, including all patents, registered copyrights, and registered trademarks, business names, social media handles and domain names and all applications for any of the foregoing.

“Registration Rights Agreement” means the Registration Rights Agreement in substantially the form attached hereto as Exhibit G, which shall be entered into at the Closing.

“Related Agreements” means the Restrictive Covenant and Support Agreements, Escrow Agreement, Registration Rights Agreement, the Resignation Letters, the Financial Certificate, the Payoff Letters, the Investor Questionnaires, the Non-Disclosure Agreement and all other Contracts, certificates, and instruments executed or delivered by the Company or any Stockholder in connection with the Transactions.

“Representatives” means, with respect to a Person, such Person’s Subsidiaries and the directors, managers, Stockholders, officers, employees, advisors, counsel, accountants, agents or other representatives of such Person and its Subsidiaries.

“Securities Act” means the Securities Act of 1933 of the United States, as amended.

“Securityholders” means, collectively, the Stockholder, Optionholders and Warrantholders.

“Stockholder” means any holder of any Company Capital Stock.

“Software” means computer software, firmware, programs and databases, whether in object code, Source Code, or executable form, and documentation related thereto.

“Source Code” means computer programming code in human readable form that is not suitable for machine execution without the intervening steps of interpretation or compilation.

“Standard Form IP Contract” means each of the following standard forms of Contract used by the Company: (i) Invention Assignment Agreements; (ii) confidentiality

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or nondisclosure agreement; and (iii) non-exclusive licenses to Company Products to customers of the Company or any of the Company Subsidiaries.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, each corporation, limited liability company, partnership, association, joint venture or other business entity of which such Person owns or has owned, directly or indirectly, more than 50% of the shares or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body.

“Tax” means (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital shares, tax on capital, inheritance tax, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty, charge, duty, impost, levy or other tax, governmental fee or other like assessment or charge of any kind in the nature of a tax (including apprenticeship levy), together with any interest, penalty, default surcharge, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (U.S. or non-U.S.), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being or having been a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, or otherwise by operation of law.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, assessment, claim, disclaimer, registration, estimate, accounts, computations, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any amendment thereof or attachment thereto.

“Technology” means algorithms, APIs, diagrams, formulae, inventions (whether or not patentable), invention disclosures, programmer’s notes, improvements, modifications, know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, confidential information, proprietary information, protocols, schematics, specifications, product designs, roadmaps, marketing strategies, Software (in any form, including Source Code and executable or object code), subroutines, techniques, user interfaces, domain name registrations, URLs, web sites, social media accounts, social media identifiers, systems, tools, databases, data collections, concepts, data, coding, images, designs, documentation, books (including lab

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books), records, works of authorship (including written, audio and visual materials) and all other forms of technology.

“Third Party Expenses” means all costs, fees and expenses incurred, due, or payable by the Company or any Company Subsidiary (including those triggered by the Closing) in connection with the Merger and the other Transactions to the extent not paid as of the Closing (whether or not payable prior to, at or after the Closing), including (A) all legal, accounting, financial advisory, consulting, finders’ and all other fees and expenses of third parties incurred by or on behalf of or otherwise required to be paid by the Company or any Company Subsidiary in connection with the Merger and the other Transactions or the negotiation and effectuation thereof; (B) any “single-trigger” change of control or transaction bonus, severance, or similar payment obligations of the Company or any Company Subsidiary arising solely as a result of the Merger (together with the employer portion of any payroll or similar Taxes incurred in connection therewith); (C) fifty percent (50%) of all costs and expenses of the D&O Policy and (D) the Expense Fund. For the avoidance of doubt, no fees and expenses shall be double counted when calculating Third Party Expenses.

“Third Party Expenses Share Amount” means the Third Party Expenses divided by the Per Share Price.

“Transaction Tax Deductions” means to the extent deductible at a “more likely than not” or higher level of comfort in a Pre-Closing Tax Period, any Tax deductions arising in connection with (i) the Third Party Expenses, (ii) any debt repayment costs and the payment of, or reduction for, Indebtedness (including, for this purpose, any interest, premium, prepayment costs and accelerated deferred or capitalized financing costs, including any unamortized deferred financing fees in connection with the Indebtedness), (iii) any portion of the Closing Consideration paid through payroll, and (iv) any social security, employment, payroll or similar Taxes with respect to the amounts set forth in the forgoing; provided that the calculation of “Transaction Tax Deductions” shall be made assuming the Company has made an election under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Tax Deductions that are success-based fees as defined in Treasury Regulations Section 1.263(a)-5(f).

“Transfer Taxes” means any and all transfer, documentary, stamp, stamp duty, registration, recording and other similar Taxes (including any penalties, interest and additions thereto) incurred or imposed in respect of the Merger.

“United States” means the United States of America.

“Warrantholder” means any holder of Company Warrants.

“Willful Breach” means with respect to any covenant, any intentional or deliberate action or omission that constitutes a breach of such covenant and that the breaching party actually knows is or would constitute a breach of such covenant.

“Working Capital Adjustment Amount” means (a) if Closing Net Working Capital is greater than $37,500,000, the amount equal to Closing Net Working Capital minus

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$37,500,000, (b) if Closing Net Working Capital is less than $33,500,000, the amount equal to Closing Net Working Capital minus $33,500,000 (which, for the avoidance of doubt, shall be expressed as a negative number) or (c) if Closing Net Working Capital is equal to or greater than $33,500,000 and less than or equal to $37,500,000, zero; provided, however that the Working Capital Adjustment Amount calculated pursuant to clause (a) or (b) shall not be greater than $7,500,000 (which, for the avoidance of doubt, shall be expressed as a negative number in the case of clause (b)).

“Working Capital Adjustment Share Amount” means the Working Capital Adjustment Amount divided by the Per Share Portion.

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TABLE OF OTHER Defined Terms

Term Section

INDEX \e " " \z 1033" 280G Stockholder Approval Section 5.7

Active Government Bid Section 3.28(a)

Active Government Contract Section 3.28(a)

Adjustment Determination Date Section 2.4(d)(iv)

Adjustment Escrow Fund Section 2.2(a)

Adjustment Escrow Release Amount Section 2.4(e)(ii)

Adjustment Escrow Shares Section 2.2(a)

Adjustment Review Period Section 2.4(d)(i)

Adjustment Shortfall Section 2.4(e)(ii)

Adjustment Surplus Section 2.4(e)(iii)

Agreement Preamble

Agreement Date Preamble

Alternative Transaction Section 5.3(a)

Balance Sheet Date Section 3.6(a)

Board of Directors of the Company Recitals

Cancelled Shares Section 1.5(b)

Certificate of Incorporation Section 3.1

Certificate of Merger Section 1.3

Closing Section 1.6(a)

Closing Consideration Section 2.1

Closing Date Section 1.6(a)

Company Preamble

Company 401(k) Plan Section 5.6(e)

Company Authorizations Section 3.17

Company Board Recommendation Recitals

Company Returns Section 3.9

Conflict Section 3.4

Current Balance Sheet Section 3.6(a)

D&O Policy Section 5.18(c)

Deductible Section 8.3(a)

Deferred Closing Date Section 1.6(a)

DGCL Recitals

Disclosure Schedule Article III

Disputed Amounts Section 2.4(d)(iii)

Dissenting Shares Section 1.5(g)

Effective Time Section 1.3

End Date Section 7.1(b)

Enforceability Limitations Section 3.2

Escrow Agent Section 2.2(a)

Estimated Closing Consideration Section 2.4(a)

Existing Debt Facilities Section 5.10(a)

Expense Fund Section 9.1(b)

Expiration Date Section 8.1(a)

FAR Section 3.28(c)

Final Closing Consideration Section 2.4(e)(i)

Financials Section 3.6(a)

Fundamental Representations Section 8.1(a)

Governing Documents Section 3.1

Holder Representative Preamble

HSR Act Section 3.3

Indemnification Claim Notice Section 8.4(a)

Indemnification Claim Objection Notice Section 8.4(b)

Indemnified Parties Section 8.2(a)

Indemnifying Parties Section 8.2(a)

Indemnifying Party Section 8.2(a)

Indemnity Escrow Fund Section 2.2(b)

Indemnity Escrow Shares Section 2.2(b)

Independent Accountant Section 2.4(d)(iii)

Information Statement Section 5.2

Initial Closing Date Section 1.6(a)

Insurance Policies Section 3.19

Intended Tax Treatment Recitals

Interested Party Section 3.24

International Trade Laws Section 3.22

Invention Assignment Agreement Section 3.12(c)(i)

Junior Preferred Stock Section 3.5(a)

Key Employee Recitals

Lease Agreements Section 3.10(a)

Leased Real Property Section 3.10(a)

Material Contract Section 3.13(b)

Merger Recitals

Merger Consideration Section 1.5(a)

Merger Sub Preamble

NISPOM Section 3.27

Non-Disclosure Agreement Section 5.14

OCI Section 3.28(u)

Offer Documents Recitals

Outbound Investment Rules Section 3.23

Parachute Payment Waiver Section 5.7

Parent Preamble

Parent 401(k) Plan Section 5.6(e)

Parent Arrangements Section 5.7

Parent Closing Election Section 1.6(a)

Parent SEC Documents Section 4.8(a)

Payoff Amount Section 5.10(a)

Payoff Letter Section 5.10(a)

Post-Closing Statement Section 2.4(c)

Pre-Closing Period Section 5.1(a)

Pre-Closing Statement Section 2.4(a)

Pre-Closing Tax Return Section 5.19(a)

Preliminary Pre-Closing Statement Section 2.4(a)

Registered Company IP Section 3.12(a)(i)

Regulatory Approvals Section 6.1(a)(ii)

Relevant Matters Section 10.9

Representative Losses Section 9.1(c)

Required Audited Financial Statements Section 5.17(a)

Required Financial Statements Section 5.17(b)

Required Stockholder Vote Section 3.2

Resignation Letters Section 5.20

Resolution Period Section 2.4(d)(ii)

Restrictive Covenant and Support Agreements Recitals

Section 262 Section 1.5(g)

Section 280G Payments Section 5.7

Section 409A Section 3.9(p)(i)

Security Incident Section 3.12(r)

Senior Preferred Stock Section 3.5(a)

Spreadsheet Section 5.9

Standards Organizations 3.12(c)(iv)

Statement of Objections Section 2.4(d)(ii)

Subject Provision Section 8.4(a)

Surviving Corporation Section 1.1

Systems Section 3.12(p)

Tax Claim Section 5.19(b)

Tax Incentive Section 3.9(f)

Third Party Claim Section 8.6(a)

Top Customer Section 3.14(a)

Top Supplier Section 3.14(b)

Transactions Recitals

Unaudited Interim Financial Statements Section 5.17(b)

WAB Agreements Section 5.23

WAB Amendment Section 5.23

WAB IPSA Section 5.23

WAB Purchase Agreement Section 5.23

WAB Termination Amount Section 5.23

WAB Warrant Section 5.23

WARN Act Section 3.16(e)

Written Consent Recitals

Year-End Financials Section 3.6(a)